Prospectus Supplement filed under Rule 424(b)(3)

Registration Number 333-124977

Prospectus Supplement No. 3, dated December 8, 2006

(To Prospectus dated June 22, 2006)

3,275,151 Shares of Common Stock

Haynes International, Inc.

This prospectus supplement to the prospectus dated June 22, 2006 relates to the public offering, which is not being underwritten, of 3,275,151 shares of our common stock that are held by the selling stockholders identified in the prospectus.

This prospectus supplement should be read in conjunction with the prospectus dated June 22, 2006, as supplemented by prospectus supplement No. 1, dated August 22, 2006, and prospectus supplement No. 2, dated October 25, 2006, each of which is to be delivered with this prospectus supplement. The information in this prospectus supplement updates and supersedes certain information contained in the prospectus dated June 22, 2006, as so supplemented.

An investment in our common stock involves risk. See “Risk Factors” beginning on page 8 of the prospectus dated June 22, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of the prospectus or this prospectus supplement or the investment merits of our common stock.  Any representation to the contrary is a criminal offense.

1.                                       On October 22, 2006, we filed with the Securities and Exchange Commission a current report on Form 8-K, which contained the following information:

Item 1.01: Entry into Material Definitive Agreements.

On November 17, 2006, Haynes International, Inc. (the “Company”) entered into agreements with Titanium Metals Corporation (“TIMET”) pursuant to which the Company will provide hot rolling and related processing services to TIMET for a period of 20 years. As announced in the news release attached hereto as Exhibit 99.1 and incorporated herein by reference, the Company has agreed to process on its 4-High Steckel rolling mill (“4-High”) a maximum of 10 million pounds of titanium alloy annually for TIMET, and has granted TIMET the option to increase the maximum annual amount to 20 million pounds at any time during the 20-year term. TIMET paid the Company a $50 million up-front fee (the “Fee”) and will also pay the Company for its processing services during the term of the agreements at agreed-upon prices.

The Company also entered into Amendment No. 6 to Amended and Restated Loan and Security Agreement (the “Loan Agreement”) to facilitate the transaction with TIMET.

The following is a general description of the material terms of the agreements with TIMET and Amendment No. 6 to the Loan Agreement. Each of these descriptions is qualified in its entirety by the full text of the relevant agreement.

Conversion Services Agreement with TIMET (the “Conversion Agreement”)

General. The Company agreed to process on its 4-High a maximum of 10 million pounds of titanium alloy annually for TIMET for 20 years. The Company will be paid for its processing services at agreed-upon prices (subject to annual adjustments) during the term of the Conversion Agreement.

Option for Additional Conversion. TIMET has the option to have an additional 10 million pounds converted annually (for a total annual maximum of 20 million pounds), provided TIMET is willing to fund $12.0 million in capital expenditures for the Company. The Company must either borrow money from TIMET or find an alternate lending source within two months of TIMET’s exercise of the option. Such a capital expenditure loan from TIMET would be secured by a security interest in the 4-High and cross-defaulted with defaults under the Access Agreement.

Non-Compete Obligations. The Company agreed not to convert titanium for any third party, nor engage in the manufacturing of titanium, except for cold reduced seamless tubing. A successor, however, has an option to pay TIMET a $15.0 million fee to permit such successor to process up to 10 million pounds of titanium annually for itself, its affiliates or any third party.

Titanium Supply. TIMET agreed to supply titanium sheet and plate to the Company during the term of the Conversion Agreement.

Force Majeure. In the event of a force majeure that prevents the Company from performing, TIMET’s sole remedy will be to terminate the Conversion Agreement and be repaid 50% of the unearned Fee.

Change in Control Implications. Any successor to the Company in a change in control situation could terminate the Conversion Agreement by written notice to TIMET within 12 months following the change in control. Notwithstanding the termination, the successor would be required to continue to perform the Conversion Agreement for a period of ten years and would be required to pay a $25.0 million termination fee, plus the unearned portion of the Fee (with credit given for the ten years of required performance). These two amounts would be added together and the successor would repay the total amount in equal annual installments over the ten year performance period. The amount would be represented by a note, which is required to be secured by a security interest in the 4-High.

Events of Default and Remedies. The following matters trigger an event of default under the Conversion Agreement: (a) a change in control of the Company in which the successor does not assume the transaction documents; (b) a violation by the Company of the non-compete agreement; (c) the on-time delivery rate or the quality rate for processed product is less than 95% for two consecutive months or less than 85% for any one month. TIMET’s remedy for a default is to terminate the Conversion Agreement resulting in acceleration of the capital expenditure loan (if made), repayment of the unearned portion of the Fee, collection of $25.0 million in liquidated damages, and/or seeking specific performance in a court of law. If TIMET chooses not to terminate the Conversion Agreement due to a default under the delivery or quality rates, the then-current conversion prices will be reduced by 25% until the event of default is cured or TIMET elects to terminate the Conversion Agreement.

Termination. TIMET may terminate the Conversion Agreement upon written notice to the Company of an occurrence of an Event of Default that has not been remedied within the 30-day cure period or upon an Event of Default or Acceleration under the Access Agreement (described below). The Company may terminate the Conversion Agreement, upon written notice to TIMET, if at any time more than 50% of all undisputed outstanding invoices issued to TIMET have been unpaid for a period of 30 days or upon a change in control (described above).

Access and Security Agreement with TIMET (the “Access Agreement”)

Capacity Reservation. The Company agreed to reserve sufficient capacity on its 4-High to fulfill its obligations under the Conversion Agreement.

Up-front Fee. TIMET agreed to pay the Company an advance fee of $50.0 million. The Fee will become non-refundable ratably over the 20-year term of the Conversion Agreement, with one-twentieth becoming non-refundable at the end of each year of the term. The entire unearned portion of the Fee becomes non-refundable upon (a) TIMET’s bankruptcy, (b) the rejection of the Conversion Agreement by a bankruptcy court in a TIMET bankruptcy, or (c) the termination of the Conversion Agreement by TIMET for any reason other than an event of default.

Grant of Security Interest. The Company granted TIMET a security interest in the Operating Assets to secure TIMET’s right of access and the Company’s obligations to pay the amounts that may become due to TIMET under the Conversion Agreement, including the capital expenditure loan (if made), the unearned portion of the Fee and the liquidated damages.

Access. In the event of a Company bankruptcy, or if the Company’s obligations under its Loan Agreement are accelerated as a result of a default thereunder and the Company fails to cure such default and cause its obligations to no longer be accelerated, TIMET is entitled to use and operate the assets used to perform the conversion services, including but not limited to the 4-High (the “Operating Assets”). The Company can cure the event triggering the access right, but the event must be cured to TIMET’s reasonable satisfaction. TIMET is not be entitled to exercise its right of access if it elects to foreclose on its lien on the Operating Assets. TIMET is entitled to specific enforcement of its access right.

Defaults and Acceleration Events. The following events trigger default and acceleration provisions under the Access Agreement: (i) TIMET fails to have a valid, first-priority lien on the Operating Assets, (ii) the Company sells, disposes of or encumbers or grants a lien (other than Permitted Encumbrances as defined) in any of the Operating Assets, or (iii) the Company fails to pay amounts due under the agreements, including but not limited to the capital expenditure loan, the unearned portion of the Fee and the liquidated damages. TIMET’s remedies for such events include the acceleration of the maturity of all principal and unpaid interest on the capital expenditure loan (if made), the requirement of payment on the unearned portion of the Fee, the collection of liquidated damages, and the other amounts due from the Company or its successor.

Limits on Foreclosure of Security Interest. Upon the occurrence of a default or acceleration event, TIMET will be entitled to foreclose its lien, but only if it is not exercising its right of access.

Indemnification. The Company agreed to indemnify TIMET against claims made against it that arise from TIMET’s exercise of remedies under the Conversion Agreement or Access Agreement, breaches of representations, warranties or covenants of the Company in the agreements and environmental liabilities.

Amendment No. 6 to the Loan Agreement

On November 17, 2006, the Company entered into Amendment No. 6 of Loan Agreement, by and among the Company and its subsidiary Haynes Wire Company, as borrowers, the parties from time to time to the Loan Agreement (the “Lenders”) and Wachovia Capital Finance Corporation (Central), in its capacity as agent for the Lenders (the “Agent”). Amendment No. 6 amended the terms of the Loan Agreement: (a) to provide for the Agent’s release of its security interests in and liens upon certain specified assets, including the 4-High, certain equipment, and certain contract rights derived from the Conversion Agreement (collectively, the “Timet Collateral”); (b) to permit the grant of a security interest in and lien upon the Timet Collateral to TIMET; (c) to grant a non-exclusive license of the 4-High to TIMET in accordance with the Access Agreement; and (d) to amend the default provisions in the Loan Agreement to integrate the TIMET agreements as default triggers.

2.                                       On December 8, 2006, we filed with the Securities and Exchange Commission an annual report on Form 10-K, which contained the following information:

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒                                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2006

or

☐                                   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from          to

Commission file number 033-32617

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1185400
State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)
1020 West Park Avenue, Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (765) 456-6000

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act ☐ Yes   ☑ No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act ☑ Yes  ☐  No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☑ Yes   ☐ No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. (See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act). (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). ☐ Yes   ☑ No

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter. $146,015,952.

For purposes of calculating the aggregate market value of shares of our common stock held by non-affiliates as set forth on the cover page of this Annual Report on Form 10-K, we have assumed that all outstanding shares are held by non-affiliates, except for shares held by each of our executive officers, directors and 5% or greater stockholders. However, this assumption should not be deemed to constitute an admission that all executive officers, directors and 5% or greater stockholders are, in fact, affiliates of our company, or that there are not other persons who may be deemed to be affiliates of our company. Further information concerning shareholdings of our officers, directors and principal stockholders is included or incorporated by reference in Part II, Item 12 of this Annual Report on Form 10-K.

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. ☑ Yes  ☐ No

10,000,000 shares of Haynes International, Inc. common stock were outstanding as of December 4, 2006.

DOCUMENTS INCORPORATED BY REFERENCE

There are no documents incorporated by reference into this Form 10-K

This Annual Report on Form 10-K contains statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Report and may include, but are not limited to, statements regarding the intent, belief or current expectations of the Company or its management with respect to, but are not limited to (i) the Company’s strategic plans; (ii) trends in the demand for the Company’s products; (iii) trends in the industries that consume the Company’s products; (iv) the ability of the Company to develop new products; and (vi) the ability of the Company to make capital expenditures and finance operations. Readers are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward looking statements as a result of various factors, many of which are beyond the control of the Company.

The Company has based these forward-looking statements on its current expectations and projections about future events. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based upon those assumptions also could be incorrect. Risks and uncertainties, some of which are discussed in Item 1.A to this Report, may affect the accuracy of forward looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Part I

Item 1.                        Business

The Business

Haynes International, Inc. (“Haynes” or “the Company”) develops, manufactures, markets and distributes technologically advanced, high-performance alloys, which are used primarily in the aerospace, land based gas turbine, and chemical processing industries. The Company’s high-performance alloys are high temperature resistant alloys, or HTA products, and corrosion resistant alloys, or CRA products. The Company’s HTA products are used by manufacturers of equipment that is subjected to extremely high temperatures, such as jet engines for the aerospace industry, gas turbine engines for power generation, waste incineration equipment and industrial heating equipment. The Company’s CRA products are used in applications that require resistance to extreme corrosion, such as chemical processing, power plant emissions control and hazardous waste treatment. The Company produces its HTA and CRA high-performance alloys primarily in sheet, coil and plate forms, which in the aggregate represented approximately 64% of the Company’s net revenues in fiscal 2006, as well as seamless and welded tubulars, and bar, billet and wire forms.

High-performance alloys are characterized by highly engineered, often proprietary, metallurgical formulations made primarily of nickel, cobalt and other metals with complex physical properties. The complexity of the manufacturing process for high-performance alloys is reflected in the Company’s relatively high average selling price per pound, compared to the average selling price of other metals, such as carbon steel sheet, stainless steel sheet and aluminum. Demanding end-user specifications, a multi-stage manufacturing process and the technical sales, marketing and manufacturing expertise required to develop new applications combine to create significant barriers to entry in the high-performance alloy industry.

The address of Company’s internet website is www.haynesintl.com. Although the Company does not post its reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 on its website, the Company’s website does include a link to the website of the U.S. Securities and Exchange Commission, where such filings are available.

Recent Events

Agreement with Titanium Metals Corporation

On November 17, 2006, the Company and Titanium Metals Corporation (“TIMET”) announced that the companies entered into a long term agreement under which the Company will process titanium metal for TIMET into a variety of flat products, including plate and sheet, on the Company’s four-high Steckel rolling mill located at the Company’s facilities in Kokomo, Indiana. Under the agreement, TIMET agreed to pay an up-front fee of $50 million to the Company in exchange for the Company’s commitment to provide capacity to TIMET to process up to 10 million pounds of titanium per year on the Company’s four-high Steckel rolling mill for a period of 20 years, with an option to increase the annual volume to 20 million pounds per year, subject to TIMET’s agreement to provide financing necessary to fund capital expenditures necessary to achieve such increased process volumes. In addition to the up-front fee, TIMET will pay the Company for its processing services during the term of the agreement and will sell certain quantities of titanium metal to the Company. Pending completion of the Company’s evaluation of its capital structure (discussed below in “Recent Events—Evaluation of Capital Structure and Listing on NASDAQ”), the Company has used the after-tax proceeds, net of expenses, of the $50 million up-front fee paid by TIMET to reduce the outstanding balance of its revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central).

The Company’s four-high Steckel rolling mill is well suited for rolling of titanium flat products and is capable of rolling plate and sheet up to 72” wide. An integrated computer control system supports the four-high Steckel rolling mill and five re-heat furnaces.

The agreement with TIMET enables the Company to monetize a portion of its excess mill capacity, while providing TIMET with the benefit of the Company’s considerable expertise and experience in rolling flat products.

Further information regarding the Company’s agreement with TIMET can be found in Item 1.01 of the Company’s Form 8-K filed with the Securities and Exchange Commission on November 22, 2006, which is incorporated herein by reference.

Adoption of Rights Agreement

On August 13, 2006, the Company entered into a Rights Agreement with Wells Fargo Bank, N.A., as rights agent. In connection with the adoption of the Rights Agreement, the Board of Directors of the Company declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock, par value $.001 per share. The dividend was payable on August 25, 2006 to stockholders of record as of the close of business on such date. In addition, one preferred share purchase right will automatically attach to each share of common stock issued between August 25, 2006 and the date on which the rights become exercisable. Once exercisable, each preferred share purchase right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, for $135.00, subject to adjustment under certain conditions.

The preferred share purchase rights have certain anti-takeover effects. The preferred share purchase rights will cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of preferred share purchase rights being acquired. The preferred share purchase rights should not interfere with any merger or other business combination approved by the Board prior to any person or group becoming an Acquiring Person since the Board may redeem the preferred share purchase rights at $0.01 per Right at any time until the date on which a person or group has become an Acquiring Person.

The preferred share purchase rights will not be exercisable until: (a) 10 days after the public announcement that a person or group has (subject to certain exceptions) become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of the Company’s outstanding common stock (or with respect to any person or group beneficially owning 15% or more of the outstanding common stock at the time of adoption of the Rights Agreement or at any time thereafter and prior to the first public announcement of the adoption of the Rights Agreement, by acquiring beneficial ownership of any additional shares of common stock after the first public announcement of the adoption of the Rights Agreement if after giving effect to such acquisition such person or group owns 15% or more of the outstanding common stock); or (b) 10 business days (or a later date determined by the Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

The date when the preferred share purchase rights become exercisable is referred to as the “Distribution Date.” Until that date, the common stock certificates will also evidence the preferred share purchase rights, any transfer of shares of common stock will constitute a transfer of preferred share purchase rights, and new common stock certificates issued after the record date will contain a notation referencing the Rights Agreement. After the Distribution Date, the preferred share purchase rights will separate from the common stock and be evidenced by preferred share purchase rights certificates that the Company will mail to all eligible holders of common stock. Any preferred share purchase rights held by an Acquiring Person will be void and may not be exercised.

If a person or group becomes an Acquiring Person, all holders of preferred share purchase rights (except the Acquiring Person) may exercise the rights and purchase for the $135 purchase price shares of common stock with a market value of two times $135, based on the market price of the common stock prior to such acquisition. In the event the Company does not have a sufficient number of common shares available, the Company may under certain circumstances substitute preferred shares for the common shares into which the preferred share purchase rights would have otherwise been exercisable.

If the Company is acquired in a merger or similar transaction after an Acquiring Person becomes such, all holders of preferred share purchase rights (except the Acquiring Person) may exercise the rights and purchase shares of the acquiring company, for $135, with a market value of two times $135, based on the market price of the acquiring company’s stock prior to such merger.

Each share of Series A Junior Participating Preferred Stock, if issued:

•       will not be redeemable.

•       will entitle holders to quarterly dividend payments of $10, or an amount equal to 1,000 times the dividend paid on one share of common stock, whichever is greater.

•       will entitle holders upon liquidation either to receive $1,000 or an amount equal to 1,000 times the payment made on one share of common stock, whichever is greater.

•       will have 1,000 votes and vote together with the common stock, except as required by law.

•       if shares of common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to 1,000 times the payment made on one share of common stock.

Because of the nature of the dividend, liquidation and voting rights of the Series A Junior Participating Preferred Stock, the value of one one-thousandth interest in a Series A Junior Participating Preferred Stock should approximate the value of one share of common stock.

The Board may redeem the preferred share purchase rights, in whole but not in part, for $.01 per preferred share purchase right at any time before any person or group becomes an Acquiring Person. If the Board redeems any preferred share purchase rights, it must redeem all of the preferred share purchase rights. Once the preferred share purchase rights are redeemed, the only right of the holders of preferred share purchase rights will be to receive the redemption price of $.01 per preferred share purchase rights. The redemption price will be adjusted if in the event of a stock split or stock dividends of the common stock.

After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding common stock, the Board may extinguish the preferred share purchase rights by exchanging one share of common stock or an equivalent security for each preferred share purchase rights, other than preferred share purchase rights held by the Acquiring Person.

The preferred share purchase rights will expire at 5:00 P.M., Minneapolis, Minnesota time, on the earlier of (a) August 13, 2016 or (b) the thirtieth (30th) day following the date of the 2007 Annual Meeting of Stockholders of the Company if at such meeting the stockholders, by the affirmative vote of a majority of stockholders present, in person or by proxy, and entitled to vote on such matter, vote to terminate the Rights Agreement. The Board may amend the Rights Agreement at any time, including to shorten or lengthen any time period; provided, that, the Rights Agreement may not be amended in any manner which would negatively affect the holders of preferred share purchase rights at any time after a person or group becomes an Acquiring Person. The preferred share purchase rights may be redeemed or exchanged prior to the expiration date by the Board.

The preceding is a general description of the terms of the Rights Agreement. This description is qualified in its entirety by the full text of the Rights Agreement, which is filed as an Exhibit to this Form 10-K.

Conclusion of Evaluation of Strategic Alternatives and Unsolicited Indication of Interest

As announced by the Company on May 15, 2006, the Company concluded its review of strategic alternatives and determined to continue to pursue its long-term strategy to maximize stockholder value. Following this decision, in the fourth quarter of fiscal 2006, the Company received an unsolicited indication of interest from a third party for the sale of the Company. Based on this indication of interest, the Company permitted the third party to conduct due diligence with the intention that such process would lead to a firm offer. At the completion of the due diligence process, a non-binding bid was offered by the third party which was deemed by the Board to be inadequate and the process was ended. As a result of this due diligence process, the Company incurred approximately $0.8 million relating primarily to professional fees which were expensed as part of selling, general and administrative expenses in the fourth quarter of fiscal 2006.

Evaluation of Capital Structure and Listing on Nasdaq

On November 20, 2006, the Company announced that it intends to pursue a full listing of its common stock on the Nasdaq Stock Market. In addition, the Company also announced its intention to pursue other avenues of enhancing stockholder value, including a review of the Company’s existing capital structure.

Company History and Reorganization

Haynes began operations in 1912 as the Haynes Stellite Works, which was purchased by Union Carbide and Carbon Corporation in 1920. In 1972, the operations were sold to Cabot Corporation. In 1987, Haynes was incorporated as a stand-alone corporation in Delaware, and in 1989 Haynes was sold by Cabot Corporation to Morgan Lewis Githens & Ahn Inc., a private investment firm. The Blackstone Group, a private investment firm, purchased Haynes from Morgan Lewis Githens & Ahn Inc. in 1997. As a result of concurrent downcycles in its largest markets, rising raw material and energy costs, and its debt service obligations, Haynes encountered liquidity difficulties throughout fiscal 2003 and the first half of fiscal 2004 and could not generate sufficient cash to both satisfy its debt service obligations and fund operations. On March 29, 2004, Haynes and its U.S. subsidiaries and U.S. affiliates as of that date filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. The plan of reorganization was confirmed on August 16, 2004, and became effective when Haynes emerged from bankruptcy on August 31, 2004. Pursuant to the plan of reorganization, Haynes Holdings, Inc. (the former parent of Haynes) and Haynes International, Inc. were merged and Haynes International, Inc. was the surviving corporation of the merger. Additionally, all of the shares of the Company’s common stock which were outstanding prior to the merger were cancelled, and 10.0 million new shares of the Company’s common stock were issued to the former holders of the 11 5/8% senior notes due September 1, 2004 and the former holders of the shares of common stock of Haynes Holdings, Inc.

Core Competencies

The Company believes it has attained a reputation for quality and reliability in the high-performance alloy industry. The Company’s core competencies include the following:

Metallurgical expertise and proprietary knowledge.   The Company continues to develop, manufacture and test high-performance nickel- and cobalt-base alloys. Over the last six years, the Company’s technical programs have yielded six new proprietary alloys, three of which are currently commercially available and three of which are being prepared to be brought to market. There are five U.S. patents and numerous foreign patents associated with these six alloys, as well as three U.S. patents pending. In addition, the Company currently has three proprietary alloys in the laboratory stages of development.

Technical marketing support.   The Company’s engineering and technology group maintains a high level of manufacturing and customer metallurgical support. Through the combined efforts of this group and the Company’s direct sales organization, the Company works closely with its customers to identify, develop and support diverse applications for its alloys and to anticipate its customers’ future materials requirements.

Flexible manufacturing capabilities.   The Company’s four-high Steckel rolling mill, in conjunction with its sophisticated, multi-stage melting and refining operation, produces a broad array of sheet, coil and plate products made to exacting specifications. The Company also operates a three-high mill and a two-high mill that enable the Company to produce small batch orders that generally are not practical or economical for competitors to manufacture.

Business Strategy

The Company intends to capitalize on its core competencies to implement its business strategy, which includes the following principal elements:

Expand export sales and foreign service and sales center locations.   The Company believes there are significant opportunities to increase its sales in international markets. In fiscal 2006, approximately 39% of the Company’s net revenues came directly from customers outside the U.S., primarily in Western European markets where the Company has established service and sales centers. Although no specific data is available, a portion of the material that is sold to U.S. distributors and fabricators is resold and shipped overseas. In addition, the Company continues to pursue significant growth opportunities in other regions, particularly Central Europe and Asia. A Shanghai, China service center and Chennai, India sales center were opened in fiscal 2005 and sales to those countries represented approximately 7% of the Company’s net revenues in fiscal 2006.

Expand sales of value added products offered at service and sales centers.   The Company’s service and sales centers stock many of the Company’s products on site to provide timely and efficient customer service. In addition, precision processing, such as shearing, saw cutting, plasma cutting, waterjet cutting and laser cutting are available to provide customizing options and fulfill the specific requirements of individual customers for cut-to-size, unusual shapes and precise dimensions.

Develop new applications for existing alloys.   The Company actively seeks to develop new applications and new market segments for its existing products. The technical marketing staff and the sales force, in coordination with the engineering and technology group, work closely with end-users to identify applications for the Company’s existing products that address its customers’ specialized needs. The Company has identified and is pursuing new applications for its alloys, including applications for the automotive, medical, instrumentation and emerging fuel cell industries. Fuel cell technology, which shows promise for next-generation automotive propulsion or auxiliary power plants, is a developing area which lends itself to the Company’s technological strengths and marketing abilities. The commercialization of this market may take five to ten years.

Continue customer-driven new product development.   The Company emphasizes customer contact and an awareness of customer needs in its product development process. The Company believes that new opportunities in end-markets are best identified through close contact with customers. This approach allows the Company to focus its engineering and technology development efforts and enables the Company’s products to be readily specified for use in the production of customers’ products.

Increase productivity through strategic equipment investment.   The Company believes that current and future investment in plant and equipment will allow it to increase capacity, reduce unplanned equipment outages and produce higher quality products at reduced costs. The Company spent $10.7 million in fiscal 2006 and $11.6 million in fiscal 2005 on plant and equipment upgrades, which includes the acquisition of property, plant and equipment from Branford Wire in November of 2004 (described below in “Branford Acquisition”). The Company anticipates making further significant upgrades, spending a total of an additional $23.6 million over the course of fiscal 2007 and 2008. This continued significant investment is necessary due to an under-investment in prior years, as well as increases in product demand. The principal benefits of these investments are improved machine reliability, improved product quality, increased processing efficiency, reduced maintenance cost and improved working capital management. The improved reliability will help reduce the risk of unplanned outages, such as those that occurred in the fourth quarter of fiscal 2005.

Expand product capability through strategic acquisitions or partnerships.   The Company will continue to examine opportunities and investments which will enable it to offer customers an enhanced and more complete product line that complements the Company’s core flat products, cold finished flats and hot finished flats. This would include product line enhancement, such as provided by the Company’s acquisition of property, plant and equipment from Branford Wire in November of 2004 (described below in “Branford Acquisition”). The Branford Acquisition has enabled the Company to provide a broader product line to customers, expand the markets the Company can penetrate, increase production capacity in high performance alloy wire and reduce the Company’s cost structure for wire production. The Company will continue to look for opportunities which will enhance the portfolio of products provided to customers such as wire, tubing, fittings and bar.

In addition, the Company will also continue to evaluate strategic relationships with third parties in the industry in order to enhance the Company’s competitive position and relationships with customers. Such relationships could be similar to the recent 20-year conversion agreement entered into between the Company and TIMET, which allowed the Company to monetize a portion of its excess production capacity (described above in “Recent Events-Agreement with Titanium Metals Corporation). Other strategic relationships could include new or enhanced relationships with long-term distribution sources.

Branford Acquisition

On November 5, 2004, Haynes Wire Company, a wholly owned subsidiary of the Company, acquired certain assets of The Branford Wire and Manufacturing Company and certain of its affiliates for a purchase price of $8.3 million, which was paid in cash (the “Branford Acquisition”). As part of the transaction, Haynes Wire acquired a wire manufacturing plant in Mountain Home, North Carolina, manufacturing equipment, accounts receivable and inventory. Haynes Wire also entered into a non-compete agreement with the former president and owner of Branford, restricting his ability to compete with Haynes Wire’s operations for a period of seven years following the closing date.

Management believes this acquisition provides good opportunities for increasing wire sales through improvements in quality and manufacturing processes in the high performance alloy wires produced by the Company, and by offering the expanded wire product line through the Company’s service and sales centers worldwide. The Company’s expertise in producing high performance alloy wire products should enable it to expand its product offerings and increase its participation in the nickel- and cobalt-based alloy welding market. In order to maximize the assets acquired in this acquisition, the Company has begun to reduce production of lower margin stainless steel wire, while increasing production of higher margin high performance alloy wire.

Products

The alloy market consists of four primary segments: stainless steel, super stainless steel, nickel alloys and high-performance alloys. The Company competes exclusively, except for stainless steel wire, in the high-performance alloy segment, which includes HTA products and CRA products. The Company believes that the high-performance alloy segment represents less than 10% of the total alloy market. In fiscal 2004, 2005 and 2006, HTA products accounted for approximately 73%, 75% and 68% of the Company’s net revenues (excluding stainless steel wire), respectively; and sales of the Company’s CRA products accounted for approximately 27%, 25% and 32% of the Company’s net revenues (excluding stainless steel wire), respectively. These percentages are based on data which include revenue associated with sales by the Company to its foreign subsidiaries, but exclude revenue associated with sales by foreign subsidiaries to their customers. Management believes, however, that the effect of including revenue data associated with sales by its foreign subsidiaries would not materially change the percentages presented in this section.

High Temperature Resistant Alloys.   HTA products are used primarily in manufacturing components for the hot sections of gas turbine engines. Stringent safety and performance standards in the aerospace industry result in development lead times typically as long as eight to ten years in the introduction of new aerospace-related market applications for HTA products. However, once a particular new alloy is shown to possess the properties required for a specific application in the aerospace industry, it tends to remain in use for extended periods. HTA products are also used in gas turbine engines produced for use in applications such as naval and commercial vessels, electric power generators, power sources for offshore drilling platforms, gas pipeline booster stations and emergency standby power stations. The following table sets forth information with respect to the Company’s significant high temperature resistant alloys, applications and features:

Alloy and Year Introduced	End Markets and Applications(1)	Features
HAYNES HR-160 Alloy (1990)(2)	Waste incineration/CPI-boiler tube shields	Good resistance to sulfidation at high temperatures
HAYNES 242 Alloy (1990)(2)	Aero-seal rings	High strength, low expansion and good fabricability
HAYNES HR-120 Alloy (1990)(2)	LBGT-cooling shrouds	Good strength-to-cost ratio as compared to competing alloys
HAYNES 230 Alloy (1984)(2)	Aero/LBGT-ducting, combustors	Good combination of strength, stability, oxidation resistance and fabricability
HAYNES 214 Alloy (1981)(2)	Aero-honeycomb seals	Good combination of oxidation resistance and fabricating among nickel-based alloys
HAYNES 188 Alloy (1968)(2)	Aero-burner cans, after-burner components	High strength, oxidation resistant cobalt-base alloys
HAYNES 625 Alloy (1964)	Aero/CPI-ducting, tanks, vessels, weld overlays	Good fabricability and general corrosion resistance
HAYNES 263 Alloy (1960)	Aero/LBGT-components for gas turbine hot gas exhaust pan	Good ductility and high strength at temperatures up to 1600°F
HAYNES 718 Alloy (1955)	Aero-ducting, vanes, nozzles	Weldable high strength alloy with good fabricability
HASTELLOY X Alloy (1954)	Aero/LBGT-burner cans, transition ducts	Good high temperature strength at relatively low cost
HAYNES Ti 3A1-2.5 Alloy (1950)	Aero-aircraft hydraulic and fuel systems components	Light weight, high strength titanium-based alloy
HAYNES 25 Alloy (1950)(2)	Aero-gas turbine parts, bearings, and various industrial applications	Excellent strength, good oxidation, resistance to 1800°F

(1)             “Aero” refers to the aerospace industry; “LBGT” refers to the land based gas turbines industry; “CPI” refers to the chemical processing industry.

(2)             Represents a patented product or a product which the Company believes it has limited or no competition.

Corrosion Resistant Alloys.   CRA products are used in a variety of applications, such as chemical processing, power plant emissions control, hazardous waste treatment, sour gas production and pharmaceutical vessels. Historically, the chemical processing industry has represented the largest end-user segment for CRA products. Due to maintenance, safety and environmental considerations, the Company believes this industry continues to represent an area of potential long-term growth. Unlike aerospace applications within the HTA product market, the development of new market applications for CRA products generally does not require long lead times. The following table sets forth information with respect to certain of the Company’s significant corrosion resistant alloys, applications and features:

Alloy and Year Introduced	End Markets and Applications(1)	Features
HASTELLOY Alloy C-2000 (1995)(2)	CPI-tanks, mixers, piping	Versatile alloy with good resistance to uniform corrosion
HASTELLOY Alloy B-3 (1994)(2)	CPI-acetic acid plants	Better fabrication characteristics compared to other nickel-molybdenum alloys
HASTELLOY Alloy D-205 (1993)(2)	CPI-plate heat exchangers	Corrosion resistance to hot sulfuric acid
ULTIMET Alloy (1990)(2)	CPI-pumps, valves	Wear and corrosion resistant nickel-based alloy
HASTELLOY Alloy G-50 (1989)	Oil and gas-sour gas tubulars	Good resistance to down hole corrosive environments
HASTELLOY Alloy C-22 (1985)	CPI/FGD-tanks, mixers, piping	Resistance to localized corrosion and pitting
HASTELLOY Alloy G-30 (1985)(2)	CPI-tanks, mixers, piping	Lower cost alloy with good corrosion resistance in phosphoric acid
HASTELLOY Alloy B-2 (1974)	CPI-acetic acid	Resistance to hydrochloric acid and other reducing acids
HASTELLOY Alloy C-4 (1973)	CPI-tanks, mixers, piping	Good thermal stability
HASTELLOY Alloy C-276 (1968)	CPI/FGD/oil land gas-tanks, mixers, piping	Broad resistance to many environments

(1)             “CPI” refers to the chemical processing industry; “FGD” refers to the flue gas desulphurization industry.

(2)             Represents a patented product or a product to which the Company believes it has limited or no competition.

Patents and Trademarks

The Company currently maintains a total of approximately 20 U.S. patents and approximately 200 foreign counterpart patents and applications targeted at countries with significant or potential markets for the patented products and continues to develop, manufacture and test high-performance nickel- and cobalt-based alloys.  Over the last six years, the Company’s technical programs have yielded six new proprietary alloys, three of which are currently commercially available and three of which are being prepared to be brought to market. HAYNES 282 alloy, which management believes has very significant commercial potential, is the subject of a patent application filed in fiscal 2004, which, if granted, will provide protection until 2024.  Also, U.S. patent applications were filed in 2006 for a new “HYBRID Corrosion-resistant Alloy” and a new high-temperature resistant alloy strengthened by a novel technique.  Both of these new materials have significant, medium to long-term commercial potential and will be protected until 2026, if these patents are granted.  In addition, three additional new proprietary alloys are at the laboratory stages of development.  However, while the company believes its patents are important to its competitive position, significant barriers to entry continue to exist beyond the expiration of any patent period.  These barriers to entry and production include the unique equipment required to produce this material and the exacting process required to achieve the desired metallurgical properties. These processing requirements include such items as specific annealing temperature, processing speeds and reduction per rolling pass.  Management believes that the current alloy development program and these noted barriers to entry, reduce the impact of patent expirations on the Company.

Trademarks on the names of many of the Company’s alloys have also been applied for or granted in certain foreign countries. Patents or other proprietary rights are an essential element of the Company’s business. The Company’s strategy is to file patent applications in the U.S. and any other country that represents an important potential commercial market to the Company. In addition, the Company seeks to protect its technology which is important to the development of the Company’s business. The Company also relies upon trade secret rights to protect its technologies and its development of new applications and alloys. The Company protects its trade secrets in part through confidentiality and proprietary information agreements with its customers.

End Markets

Aerospace.   The Company has manufactured HTA products for the aerospace market since the late 1930s, and has developed numerous proprietary alloys for this market. Customers in the aerospace market tend to be the most demanding with respect to meeting specifications within very low tolerances and achieving new product performance standards. Stringent safety standards and continuous efforts to reduce equipment weight require close coordination between the Company and its customers in the selection and development of HTA products. As a result, sales to aerospace customers tend to be made through the Company’s direct sales force. Demand for the Company’s products in the aerospace industry is based on the new and replacement market for jet engines and the maintenance needs of operators of commercial and military aircraft. The hot sections of jet engines are subjected to substantial wear and tear and accordingly require periodic maintenance, replacement and overhaul. The Company views the maintenance, replacement and overhaul business as an area of continuing growth, and expects the number of engines in service to increase significantly in the next ten to twenty years.

Chemical Processing.   The chemical processing market represents a large base of customers with diverse CRA applications driven by demand for key end use industries such as automobiles, housing, health care, agriculture, and metals production. CRA products supplied by the Company have been used in the chemical processing industry since the early 1930s. Demand for the Company’s products in this industry is driven by the level of maintenance, repair and expansion requirements of existing chemical processing facilities, as well as the construction of new facilities. The Company believes the extensive worldwide network of Company-owned service and sales centers, as well as its network of independent distributors and sales agents who supplement the Company’s direct sales efforts in Europe and Asia, is a competitive advantage in marketing its CRA products in the chemical processing industry.

Land Based Gas Turbines.   Demand for the Company’s products in this market is driven by the construction of cogeneration facilities such as base load for electric utilities or as backup sources to fossil fuel-fired utilities during times of peak demand. Demand for the Company’s alloys in the land based gas turbine industry has also been driven by concerns regarding lowering emissions from generating facilities powered by fossil fuels. Land based gas turbine generating facilities have gained acceptance as clean, low-cost alternatives to fossil fuel-fired electric generating facilities. Land based gas turbines are also used in power barges with mobility and as temporary base-load-generating units for countries that have numerous islands and a large coastline. Further demand is generated in mechanical drive units used for oil and gas production and pipeline transportation, as well as microturbines that are used as back up sources of power generation for hospitals and shopping malls. Management believes this will continue to be an area of growth for the Company as long as global demand for power generation capacity remains strong. In addition, with the opening of sales centers in China and India in fiscal 2005, the Company is well positioned to take advantage of the growth in those areas in demand for power generation.

Prior to the enactment of the Clean Air Act, land based gas turbines were used primarily to satisfy peak power requirements. The Company believes that land based gas turbines are the clean, low-cost alternative to fossil fuel-fired electric generating facilities. In the early 1990’s when Phase I of the Clean Air Act was being implemented, selection of land based gas turbines to satisfy electric utilities’ demand firmly established this power source. The Company believes that the mandated Phase II of the Clean Air Act and certain advantages of land based gas turbines compared to coal-fired generating plants will further contribute to demand for its products over the next three to five years.

Other Markets.   Other industries to which the Company sells its HTA products and CRA products include flue gas desulphurization (or FGD), oil and gas, waste incineration, industrial heat treating, automotive and instrumentation. The FGD industry has been driven by both legislated and self-imposed standards for lowering emissions from fossil fuel-fired electric generating facilities. With the completion of the Company’s currently active capital projects over the next 18 months, the Company anticipates participating in the growth in the FGD industry due to the increased production capacity and the improved cost structure which will result from the completion of the capital projects. The Company also sells its products for use in the oil and gas industry, primarily in connection with sour gas production. In addition, incineration of municipal, biological, industrial and hazardous waste products typically produces very corrosive conditions that demand high-performance alloys. Markets capable of providing growth are being driven by increasing performance, reliability and service life requirements for products used in these markets which could provide further applications for the Company’s products. As part of the Branford Acquisition, the Company also began selling stainless steel wire, but the Company’s strategy is to reduce production of lower margin stainless steel wire and increase production of higher margin high performance alloy wire.

Sales and Marketing and Distribution

Providing technical assistance to customers is an important part of the Company’s marketing strategy. The Company provides performance analyses of its products and those of its competitors to its customers. These analyses enable the Company to evaluate the performance of its products and to make recommendations as to the use of Company products in appropriate applications, enabling the Company’s products to be included as part of the technical specifications used in the production of customers’ products. The Company’s market development professionals are assisted by the engineering and technology staff in directing the sales force to new opportunities. The Company believes its combination of direct sales, technical marketing, engineering and customer support provides an advantage over other manufacturers in the high-performance alloy industry. This activity allows the Company to obtain direct insight into customers’ needs and allows the Company to develop high-performance alloys that provide solutions to customers’ problems.

The Company sells its products primarily through its direct sales organization, which operates from fourteen locations in the U.S., Europe and Asia. All of the Company’s service and sales centers are operated either directly by the Company or though its wholly-owned subsidiaries. Approximately 82% of the Company’s net revenues in fiscal 2006 was generated by the Company’s direct sales organization. The remaining 18% of the Company’s fiscal 2006 net revenues was generated by a network of independent distributors and sales agents who supplement the Company’s direct sales in the U.S., Europe and Asia, some of whom have been associated with the Company for over 30 years. The Company is currently in the process of evaluating the efficiency of some of its overseas distribution channels, including the appropriate number of distributors, the types of products sold through third party distributors and the distribution partners. On a prospective basis, the Company expects its direct sales force to continue to generate approximately 82% of its total sales. This percentage may increase, however, as the Company opens new service and sales centers.

Although there is a concentrated effort to expand foreign sales, the effort to grow domestic business also continues. The majority of revenue and profits continue to be provided by sales to U.S. customers and the Company continues to pursue opportunities to expand this market. The Company’s domestic expansion effort includes, but is not limited to, continued expansion of ancillary product forms (such as wire through the Branford Acquisition), the continued development of new high-performance alloys, the utilization of external conversion resources to expand and improve the quality of mill-produced product, the addition of equipment in U.S. service and sales centers to improve the Company’s ability to provide a product closer to the form required by the customer and the continued effort through the technical expertise of the Company to find solutions to customer challenges.

The following table sets forth the approximate percentage of the Company’s fiscal 2006 net revenues generated through each of the Company’s distribution channels.

	Domestic	Foreign	Total
Company mill direct/service and sales centers	50%	32%	82%
Independent distributors/sales agents	11%	7%	18%
Total	61%	39%	100%

The Company’s top twenty customers accounted for approximately 34% and 38% of the Company’s net revenues in  fiscal 2005 and 2006, respectively. No customer or group of affiliated customers of the Company accounted for more than 10% of the Company’s net revenues in fiscal 2004, 2005 or 2006.

The Company’s foreign and export sales were approximately $90.2 million, $128.5 million, and $169.3 million for fiscal 2004, 2005 and 2006, respectively. Additional information concerning foreign operations and export sales is set forth in Note 16 to the consolidated financial statements included elsewhere in this Form 10-K.

Manufacturing Process

High-performance alloys require a lengthier, more complex production process and are more difficult to manufacture than lower-performance alloys, such as stainless steel alloys. The alloying elements in high-performance alloys must be highly refined during melting, and the manufacturing process must be tightly controlled to produce precise chemical properties. The resulting material is more difficult to process because, by design, it is more resistant to deformation. Consequently, high-performance alloys require that a greater force be applied when hot or cold working and are less susceptible to reduction or thinning when rolling or forging. This results in more cycles of rolling, annealing and pickling compared to a lower-performance alloy to achieve proper dimensions. Certain alloys may undergo as many as 40 distinct stages of melting, remelting, annealing, forging, rolling and pickling before they achieve the specifications required by a customer. The Company manufactures its high-performance alloy in various forms, including sheet, plate, billet/ingot, tubular, wire and other forms.

The manufacturing process begins with raw materials being combined, melted and refined in a precise manner to produce the chemical composition specified for each high-performance alloy. For most high-performance alloys, this molten material is cast into electrodes and additionally refined through electroslag remelting. The resulting ingots are then forged or rolled to an intermediate shape and size depending upon the intended final product form. Intermediate shapes destined for flat products are then sent through a series of hot and cold rolling, annealing and pickling operations before being cut to final size.

The argon oxygen decarburization gas controls in the Company’s primary melt facility remove carbon and other undesirable elements, thereby allowing more tightly-controlled chemistries, which in turn produce more consistent properties in the high-performance alloys. The argon oxygen decarburization gas control system also allows for statistical process control monitoring in real time to improve product quality.

The Company has a four-high Steckel rolling mill for use in hot rolling material. The four-high mill was installed in 1982 at a cost of approximately $60.0 million and is one of only two such mills in the high-performance alloy industry. The mill is capable of generating approximately 12.0 million pounds of separating force and rolling a plate up to 72 inches wide. The mill includes integrated computer controls (with automatic gauge control and programmed rolling schedules), two coiling Steckel furnaces and five heating furnaces. Computer-controlled rolling schedules for each of the hundreds of combinations of product shapes and sizes the Company produces allow the mill to roll numerous widths and gauges to exact specifications without stoppages or changeovers.

The Company also operates a three-high rolling mill and a two-high rolling mill, each of which is capable of custom processing much smaller quantities of material than the four-high mill. These mills provide the Company with significant flexibility in running smaller batches of varied products in response to customer requirements. The Company believes the flexibility provided by the three-high and two-high mills provides the Company an advantage over its major competitors in obtaining smaller specialty orders.

The current and future investment in plant and equipment will allow the Company to increase capacity, reduce unplanned equipment outages, produce higher quality products at reduced costs and improved working capital management. The Company spent $11.6 million in fiscal 2005 and $10.7 million in fiscal 2006 on plant and equipment upgrades. The Company anticipates making further significant upgrades, spending a total of an additional $23.6 million over the course of fiscal 2007 and 2008. This continued significant investment is a result of under-investment in prior years, as well as increases in customer demand. The principal benefits of these investments are expected to be improved machine reliability, improved product quality, increased processing efficiency and reduced maintenance costs. The improved reliability will help reduce the risk of unplanned outages similar to those that occurred in the fourth quarter of fiscal 2005. Planned outages are scheduled periodically throughout fiscal 2007 and 2008 to complete these upgrades and it is anticipated that these outages for the upgrades will not materially impact product shipments or revenue.

Backlog

As of September 30, 2006, the Company’s backlog orders were approximately $206.9 million, compared to approximately $188.4 million as of September 30, 2005, and approximately $93.5 million as of September 30, 2004. The backlog as of September 30, 2006 increased by $18.5 million, or 9.8%, as compared to the same date in the prior year. Order entry increased by $28.8 million, or 7.1%, in fiscal 2006, as compared to fiscal 2005. Substantially all orders in the backlog at September 30, 2006 are expected to be shipped within the twelve months beginning October 1, 2006. Due to the cyclical nature of order entry experienced by the Company, it is possible that order entry may not continue at historical or current levels. The historical and current backlog amounts shown in the following table are also indicative of relative demand over the past few years.

Consolidated Backlog at Fiscal Quarter End

	2004	2005	2006
	(in millions)
1st quarter	$54.7	$110.9	$203.5
2nd quarter	$69.6	$134.8	$207.4
3rd quarter	$82.6	$159.2	$200.8
4th quarter	$93.5	$188.4	$206.9

Raw Materials

Due to the increase in the cost of raw materials during fiscal 2006, raw material rose as a percentage of cost of sales to 58% from 50% in the prior year. Nickel, a major component of many of the Company’s products, accounts for approximately 51% of our raw material costs, or approximately 30% of our total cost of sales. Each pound of high-performance alloy contains, on average, 48% nickel. Other raw materials include cobalt, chromium, molybdenum and tungsten. Melt materials consist of virgin raw material, purchased scrap and internally produced scrap.

The following table sets forth the average price per pound for nickel for 30-day cash buyers, as reported by the London Metals Exchange for the fiscal years indicated.

	Year Ended September 30,
	2004	2005	2006
Average nickel price	$6.02	$6.45	$13.67

Since most of the Company’s products are produced pursuant to specific orders, the Company purchases materials against known production schedules. The materials are purchased from several different suppliers through various arrangements including annual contracts and spot purchases, and involve a variety of pricing mechanisms. Because the Company maintains a policy of pricing its products at the time of order placement, the Company attempts to establish selling prices with reference to known costs of materials, thereby reducing the risk associated with changes in the cost of raw materials. However, to the extent that the price of nickel rises rapidly, there may be a negative effect on our gross profit margins. The Company is considering forward purchase opportunities with certain suppliers.

Research and Technical Support

The Company’s technology facilities are located at the Kokomo headquarters and consist of 19,000 square feet of offices and laboratories, as well as an additional 90,000 square feet of paved storage area. The Company has seven fully equipped technology testing laboratories, including a mechanical test lab, a metallographic lab, an electron microscopy lab, a corrosion lab, a high temperature lab and a welding lab. These facilities also contain a reduced scale, fully equipped melt shop and process lab. As of September 30, 2006, the technology, engineering and technological testing staff consisted of 27 persons, 17 of whom have engineering or science degrees, including 6 with doctoral degrees, with the majority of degrees in the field of metallurgical engineering.

Research and technical support costs primarily relate to efforts to develop new proprietary alloys and in the development of new applications for already existing alloys. The Company spent approximately $2.5 million, $2.6 million and $2.7 million for research and technical support activities for fiscal 2004, 2005 and 2006, respectively.

During fiscal 2006, research and development projects were focused on new alloy development, new product form development and new alloy concept validation, all relating to products for the aerospace, land based gas turbine, chemical processing and oil and gas industries. In addition, significant projects were conducted to generate technical data in support of major market application opportunities in areas such as solid oxide fuel cells, biotechnology (including waste incineration of toxic properties and manufacturing of pharmaceuticals), chemical processing and power generation.

Competition

The high-performance alloy market is a highly competitive market in which eight to ten producers participate in various product forms. The Company’s primary competitors include Special Metals Corporation, which is now a part of Precision Cast Parts, Allegheny Technologies, Inc. and Krupp VDM GmbH, a subsidiary of Thyssen Krupp Stainless. The Company faces strong competition from domestic and foreign manufacturers of both high-performance alloys (similar to those the Company produces) and other competing metals. The Company may face additional competition in the future to the extent new materials are developed, such as plastics or ceramics that may be substituted for the Company’s products. The Company also believes that it will face increased competition from non-U.S. entities in the next five to ten years, especially from competitors located in Eastern Europe and Asia. Additionally, in recent years the Company has benefited from a weak U.S. dollar, which makes the goods of foreign competitors more expensive to import into the U.S. In the event that the U.S. dollar strengthens, the Company may face increased competition in the U.S. from foreign competitors.

Employees

As of September 30, 2006, the Company employed approximately 1,072 full-time employees worldwide. All eligible hourly employees at the Kokomo plant and the Lebanon, Indiana service and sales center (approximately 516 in the aggregate) are covered by a collective bargaining agreement. As part of negotiations with the United Steelworkers of America related to our emergence from bankruptcy, the collective bargaining agreement was extended until June 2007. The Company will renegotiate the collective bargaining agreement in fiscal 2007 prior to the expiration of the agreement currently in place. Management believes that current relations with the union are satisfactory. There can be no assurance, however, that the renegotiation of the collective bargaining agreement will not lead to a labor stoppage, which could have a negative effect on earnings. For example, there was a brief labor stoppage in connection with renegotiation of the collective bargaining agreement in fiscal 2002, although there was no such stoppage in connection with the renegotiation in fiscal 2004 as part of the Company’s emergence from bankruptcy. None of the employees of the Company’s Arcadia, Louisiana, Mountain Home, North Carolina, European or Asian operations are represented by a labor union. Management considers its employee relations in each of those facilities to be satisfactory.

Environmental Matters

The Company’s facilities and operations are subject to certain foreign, federal, state and local laws and regulations relating to the protection of human health and the environment, including those governing the discharge of pollutants into the environment and the storage, handling, use, treatment and disposal of hazardous substances and wastes. Violations of these laws and regulations can result in the imposition of substantial penalties and can require facilities improvements. In addition, the Company may be required in the future to comply with additional regulations pertaining to the emission of hazardous air pollutants under the Clean Air Act. However, since these regulations have not been proposed or promulgated, the Company cannot predict the cost, if any, associated with compliance with such regulations. Expenses related to environmental compliance were approximately $1.5 million for fiscal 2006 and are expected to be approximately $1.5 million for fiscal 2007. Although there can be no assurance, based upon current information available to the Company, the Company does not expect that costs of environmental contingencies, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

The Company’s facilities are subject to periodic inspection by various regulatory authorities, who from time to time have issued findings of violations of governing laws, regulations and permits. In the past five years, the Company has paid administrative fines, none of which has had a material effect on the Company’s financial condition, for alleged violations relating to environmental matters, including the handling and storage of hazardous wastes, requirements relating to its Title V Air Permit, requirements relating to the handling of polychlorinated biphenyls and violations of record keeping and notification requirements relating to industrial waste water discharge. Capital expenditures of approximately $140,000 were made for pollution control improvements during fiscal 2006, with additional expenditures of approximately $150,000 for similar improvements planned for 2007.

The Company has received permits from the Indiana Department of Environmental Management, or IDEM, and the U.S. Environmental Protection Agency, or EPA, to close and to provide post-closure monitoring and care for certain areas at the Kokomo facility previously used for the storage and disposal of wastes, some of which are classified as hazardous under applicable regulations. Construction was completed in May 1994 and closure certification was received in fiscal 1999 for one area at the Kokomo facility and post-closure care is ongoing there. The Company also has an application pending for approval of closure and post-closure care for another area at its Kokomo facility. The Company has also received permits from the North Carolina Department of Environment and Natural Resources, or NCDENR, and the EPA to close and provide post-closure monitoring and care for the lagoon at its Mountain Home, North Carolina facility. The lagoon area has been closed and is currently undergoing post-closure monitoring. The Company is required to monitor groundwater and to continue post-closure maintenance of the former disposal areas at each of these sites. The Company is aware of elevated levels of certain contaminants in the groundwater associated with the closed areas in Kokomo and Mountain Home. If it is determined that the disposal areas or other solid waste management units at the Mountain Home facility or in other areas of the Kokomo facility have impacted the groundwater additional corrective action by the Company could be required. The Company is unable to estimate the costs of such action, if any. There can be no assurance, however, that the costs of future corrective action would not have a material effect on the Company’s financial condition, results of operations or liquidity. Additionally, it is possible that the Company could be required to undertake other corrective action commitments for any other solid waste management unit existing or determined to exist at its facilities.

As a condition of the post-closure permits, the Company must provide and maintain assurances to IDEM and EPA of the Company’s capability to satisfy closure and post-closure groundwater monitoring requirements, including possible future corrective action as necessary. The Company provides these required assurances through a statutory financial assurance test as provided by Indiana law. Additionally, the Company is also required to provide assurances to the North Carolina Department of Environment and Natural Resources and the EPA of the Company’s ability to satisfy closure and post-closure monitoring requirements, including possible future corrective actions, due to a closed lagoon at the plant that the Company acquired in the Branford Acquisition. These assurances are provided through a letter of credit.

The Company may also incur liability for alleged environmental damages associated with the off-site transportation and disposal of hazardous substances. The Company’s operations generate hazardous substances, and, while a large percentage of these substances are reclaimed or recycled, the Company also accumulates hazardous substances at each of its facilities for subsequent transportation and disposal off-site by third parties. Generators of hazardous substances which are transported to disposal sites where environmental problems are alleged to exist are subject to claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, and state counterparts. CERCLA imposes strict, joint and several liabilities for investigatory and cleanup costs upon hazardous substance generators, site owners and operators and other potentially responsible parties. The Company may have generated hazardous substances disposed of at other sites potentially subject to CERCLA or equivalent state law remedial action. Thus, there can be no assurance that the Company will not be named as a potentially responsible party at sites in the future or that the costs associated with those sites would not have a material adverse effect on the Company’s financial condition, results of operations of liquidity.

Item 1A.                Risk Factors

Risks Related to Our Business, Strategy and Growth

Our revenues may fluctuate widely based upon changes in demand for our customers’ products.

Demand for our products is dependent upon and derived from the level of demand for the machinery, parts and equipment produced by our customers, which are principally manufacturers and fabricators of machinery, parts and equipment for highly specialized applications. Historically, certain of the markets in which we compete have experienced unpredictable, wide demand fluctuations. Because of the comparatively high level of fixed costs associated with our manufacturing processes, significant declines in those markets have had a disproportionately adverse impact on our operating results. For example, due in part to these factors, we encountered liquidity difficulties throughout fiscal 2003 and the first half of fiscal 2004, and could not generate sufficient cash to both satisfy our debt obligations and fund our operations. These liquidity difficulties contributed to our decision to file for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code on March 29, 2004.

Since we became an independent company in 1987, we have, in several instances, experienced substantial year-to-year declines in net revenues, primarily as a result of decreases in demand in the industries to which our products are sold. In 1992, 1999, 2002 and 2003, our net revenues, when compared to the immediately preceding year, declined by approximately 24.9%, 15.4%, 10.3% and 21.2%, respectively. We may experience similar fluctuations in our net revenues in the future. Additionally, demand is likely to continue to be subject to substantial year-to-year fluctuations as a consequence of industry cyclicality, as well as other factors, and such fluctuations may have a material adverse effect on our financial condition or results of operation.

Rapid increases in the price of nickel may materially adversely affect our operating results.

To the extent that the price of nickel or other raw material cost rises rapidly, there may be a negative effect on our gross profit margins. Nickel, a major component of many of our products, accounts for approximately 51% of our raw material costs, or approximately 30% of our total costs of sales. We enter into several different types of sales contracts with our customers, some of which allow us to pass on increases in nickel prices to our customers. In other cases, we price our products at the time of order, which allows us to establish prices with reference to known costs of materials, but which does not allow us to offset an unexpected rise in the price of nickel. We may not be able to successfully offset rapid increases in the price of nickel or other raw materials in the future. In the event that raw material price increases occur that we are unable to pass on to our customers, our cash flows or results of operation would be materially adversely affected.

Increases in energy costs and raw material costs may have a negative impact on our performance and financial condition.

Since fiscal 2003, we have experienced rising raw material and energy costs. Nickel, cobalt and molybdenum, the primary raw materials used to manufacture our products, all have experienced significant fluctuations in price. Continued growth in China has contributed to increased demand for many of the raw materials used in our manufacturing processes, which has led to increased prices for these raw materials. The Company uses natural gas in the manufacturing process to reheat material for purposes of annealing and forming. Continuing increases in raw material and energy costs could have a material adverse effect on our cash flows or results of operation.

Our operations are dependent on production levels at our Kokomo facility.

Our principal assets are located at our primary integrated production facility in Kokomo, Indiana and at our production facilities in Arcadia, Louisiana and in Mountain Home, North Carolina. The Arcadia and Mountain Home plants rely to a significant extent upon feedstock produced at the Kokomo facility. Any production failures, shutdowns or other significant problems at the Kokomo facility could have a material adverse effect on our financial condition and results of operations. We believe that we maintain adequate property damage insurance to provide for reconstruction of damaged equipment, as well as business interruption insurance to mitigate losses resulting from any production shutdown caused by an insured loss; however, there can be no assurance that such insurance will be adequate to cover such losses. In addition, the lack of capital investment in equipment upgrades and modernization during the period prior to the Company’s petition for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code, when the Company was burdened with excess debt, may result in unplanned equipment outages at the Kokomo facility, which will have a negative effect on our financial results.

Significant capital expenditures are needed to upgrade our Kokomo facility.

In fiscal 2003 and the first half of fiscal 2004, we experienced liquidity shortages which resulted in a lack of funds for capital improvements at the Kokomo facility. Although we believe that our facilities are generally in good operating condition, in fiscal 2005 and 2006 we made significant upgrades to our equipment. We anticipate continuing these upgrades spending a total of $23.6 million during fiscal 2007 and 2008, as compared to the $5.4 million we spent in fiscal 2004, $11.6 million spent in fiscal 2005 and the $10.7 million spent in fiscal 2006. An inability to make these upgrades could have a material adverse impact on the efficiency with which we are able to manufacture our products and could adversely affect our competitive standing within the industry. Additionally, as we proceed with our capital upgrade program, we will experience some planned equipment downtime, which could affect our financial results in future periods.

The development of new applications and new products is important for our business.

Our proprietary alloys and metallurgical manufacturing expertise provide us with a competitive advantage over other superalloy producers. Our ability to maintain this competitive advantage depends on our ability to continue to offer products that have equal or better performance characteristics than competing products at competitive prices. Our future growth will depend, in part, on our ability to address the increasingly demanding needs of our customers by enhancing the properties of our existing alloys, by timely developing new applications for our existing products, and by timely developing and introducing new products. There can be no assurance that we will be successful in these efforts or that we will not experience difficulties that could delay or prevent the successful development, introduction and sale of these products, or that our new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance.

The potential costs of environmental compliance could significantly increase our operating expenses and reduce our operating income.

Our facilities and operations are subject to certain foreign, federal, state and local laws and regulations relating to the protection of human health and the environment, including those governing the discharge of pollutants into the environment and the storage, handling, use, treatment and disposal of hazardous substances and wastes. Violations of these laws and regulations can result in the imposition of substantial penalties and can require modernization of facilities operations and pollution control devices at substantial cost. In addition, we may be required in the future to comply with certain regulations pertaining to the emission of hazardous air pollutants under the Clean Air Act. However, since these regulations have not been proposed or promulgated in all cases, we cannot predict the cost, if any, associated with compliance with such regulations. Pursuant to certain environmental laws, if a release of hazardous substances occurs on or from our properties or any associated off-site disposal location, we may be held liable, and there can be no assurance that the amount of such liability will not be material. In addition, our facilities are subject to periodic inspection by various regulatory authorities, who from time to time have issued findings of violations of governing laws, regulations and permits. For example, in the past five years, we have paid administrative fines, for alleged violations relating to the handling and storage of hazardous wastes, requirements relating to its Title V Air Permit, requirements relating to the handling of polychlorinated biphenyls and violations of record keeping and notification requirements relating to industrial waste water discharge. Although none of these violations have had a material effect on the Company’s financial condition, alone or in the aggregate, future violations may result in material fines, require additional capital expenditures, or both.

The Company may also incur liability for alleged environmental damages associated with the off-site transportation and disposal of hazardous substances. The Company’s operations generate hazardous substances, and, while a large percentage of these substances are reclaimed or recycled, the Company also accumulates hazardous substances at each of its facilities for subsequent transportation and disposal off-site by third parties. Generators of hazardous substances which are transported to disposal sites where environmental problems are alleged to exist are subject to claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, and state counterparts. CERCLA imposes strict, joint and several liabilities for investigatory and cleanup costs upon hazardous substance generators, site owners and operators and other potentially responsible parties. The Company may have generated hazardous substances disposed of at other sites potentially subject to CERCLA or equivalent state law remedial action. Thus, there can be no assurance that the Company will not be named as a potentially responsible party at sites in the future or that the costs associated with those sites would not have a material adverse effect on the Company’s financial condition, results of operation or liquidity.

The Company has received permits from the Indiana Department of Environmental Management, or IDEM, and the U.S. Environmental Protection Agency, or EPA, to close and to provide post-closure monitoring and care for certain areas at the Kokomo facility that were used for the storage and disposal of wastes, some of which are classified as hazardous under applicable regulations. Construction was completed in May 1994 and closure certification was received in fiscal 1999 for one area at the Kokomo facility and post-closure care is ongoing there. The Company also has an application pending for approval of closure and post-closure care for another area at its Kokomo facility. The Company has also received permits from the North Carolina Department of Environment and Natural Resources, or NCDENR, and the EPA to close and provide post-closure monitoring and care for the lagoon at its Mountain Home, North Carolina facility. The lagoon area has been closed and is currently undergoing post-closure monitoring. The Company is required to monitor groundwater and to continue post-closure maintenance of the former disposal areas at each of these sites. The Company is aware of elevated levels of certain contaminants in the groundwater associated with the closed areas in Kokomo and Mountain Home. If it is determined that the disposal areas or other solid waste management units at the Mountain Home facility or in other areas of the Kokomo facility have impacted the groundwater, additional corrective action by the Company could be required. The Company is unable to estimate the costs of such action, if any. There can be no assurance, however, that the costs of future corrective action would not have a material effect on the Company’s financial condition, results of operations or liquidity. Additionally, it is possible that the Company could be required to undertake other corrective action commitments for any other solid waste management unit existing and determined to exist at its facilities.

Although a collective bargaining agreement is in place for certain employees, union or labor disputes could still disrupt the manufacturing process.

All eligible hourly employees at the Kokomo plant and the Lebanon, Indiana service and sales center (approximately 516 in the aggregate as of September 30, 2006) are covered by a collective bargaining agreement. As part of negotiations with the United Steelworkers of America related to our emergence from bankruptcy, the collective bargaining agreement was extended until June 2007. Even though a collective bargaining agreement is in place, it is still possible that union or labor disputes could disrupt our manufacturing process. The Company will renegotiate the collective bargaining agreement in fiscal 2007 prior to the expiration of the agreement currently in place. Management believes that current relations with the union are satisfactory. There can be no assurance, however, that the renegotiation of the collective bargaining agreement will not lead to a labor stoppage and negative effect on earnings. For example, there was a brief labor stoppage in connection with renegotiation of the collective bargaining agreement in fiscal 2002, although there was no such stoppage in connection with the renegotiation in fiscal 2004 as part of the Company’s emergence from bankruptcy.

Our historical financial information is not comparable to our current financial information.

As a result of our emergence from bankruptcy, we are operating our business with a new capital structure, and are subject to fresh start reporting requirements prescribed by generally accepted accounting principles. As required by fresh start reporting, assets and liabilities as of August 31, 2004 were recorded at fair value, with the enterprise value being determined in connection our emergence from bankruptcy. Accordingly, our financial information after August 31, 2004 is not comparable to the financial information in our historical consolidated financial statements prior to September 1, 2004 included elsewhere in this Form 10-K.

U.S. and world economic and political conditions, including acts or threats of terrorism and/or war, could adversely affect our business.

National and international political developments, instability and uncertainties could result in continued economic weakness in the United States and in international markets. These uncertainties include ongoing military activity in Afghanistan and Iraq, threatened hostilities with other countries, political unrest and instability around the world, and continuing threats of terrorist attacks. Any actual armed hostilities, and any future terrorist attacks in the United States or abroad, could also have an adverse impact on the U.S. economy, global financial markets and our business. The effects may include, among other things, a decrease in demand in the aerospace industry due to reduced air travel, as well as reduced demand in the other industries we serve. Depending upon the severity, scope and duration of these effects, the impact on our financial position, results of operations, and cash flows could be material.

Risks Related to Our Industry

Profitability in the high-performance alloy industry is highly sensitive to changes in sales volumes.

The high-performance alloy industry is characterized by high capital investment and high fixed costs. Profitability is, therefore, very sensitive to changes in volume, and relatively small changes in volume can result in significant variations in earnings. The cost of raw materials is the primary variable cost in the manufacture of high-performance alloys and represents approximately 58% of our total cost of sales. Other manufacturing costs, such as labor, energy, maintenance and supplies, often thought of as variable, have a significant fixed element.

Risks Related to Shares of Our Common Stock

There is no active trading market for the shares of our common stock, nor is it known whether or when an active trading market for our common stock will develop.

Although we intend to apply for a full listing of our common stock on the Nasdaq Stock Market when eligible, there can be no assurance that we will be successful or that any trading market (other than the “pink sheets”) will exist for shares of our common stock. The Company currently does not meet all of the listing requirements for a full listing on the Nasdaq Stock Market and will not be eligible for listing until such requirements are met, which could result in a delay of such listing. Further, there can be no assurance as to the degree of price volatility in any active trading market for any shares of our common stock, and no assurance can be given as to the market prices that will prevail. Although we are aware that trading in our common stock has occurred from time to time on an unsolicited basis on the “pink sheets,” we believe it may be difficult to dispose of or to obtain accurate quotations as to the market value of shares of our common stock.

The sale of a large block of our stock could adversely affect our stock price, and the price of shares of our common stock may be volatile.

Under the terms of our plan of reorganization, we issued 10.0 million shares of our common stock. All of the outstanding shares of our common stock are, or will be pursuant to an effective registration statement, freely tradable without restriction or further registration under the federal securities laws. Sales of a substantial number of shares of our common stock into the public market through a registration statement or in reliance upon Rule 144 could adversely affect our stock price.

The market price of shares of our common stock could also be subject to significant fluctuations in response to a number of factors, including but not limited to the following:

•       fluctuations in the market price of nickel

•       market conditions in the end markets into which our customers sell their products, principally aerospace, power generation and chemical processing

•       announcements of technological innovations or new products and services by us or our competitors

•       the operating and stock price performance of other companies that investors may deem comparable to us

•       announcements by us of joint development efforts or corporate partnerships in the high temperature resistant alloy and corrosion resistant alloy markets

•       market conditions in the technology, manufacturing and other growth sectors

•       rumors relating to us or our competitors

You may not receive a return on investment through dividend payments nor upon the sale of your shares of our common stock.

The terms of our revolving credit facility limit our ability to pay cash dividends, and we do not anticipate paying cash dividends or making any other distributions on shares of our common stock in the foreseeable future. Instead, we intend to retain future earnings for use in the operation and expansion of our business. Therefore, you will not receive a return on your investment in shares of our common stock through the payment of cash dividends. You also may not realize a return on your investment upon selling your shares of our common stock.

Provisions of our certificate of incorporation, by-laws and Rights Agreement could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions in our certificate of incorporation and by-laws, as well as Delaware statutes may have the effect of delaying, deferring or preventing a change in control. These provisions, including those providing for the possible issuance of shares of our preferred stock and regulating the nomination of directors, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire a substantial number of shares of our common stock or to launch other takeover attempts that a stockholder might consider to be in his or her best interest. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

On August 13, 2006, we entered into a Rights Agreement with Wells Fargo Bank, N.A. (described elsewhere in this Form 10-K), pursuant to which we declared a dividend of a preferred share purchase right for each outstanding share of our common stock. The preferred share purchase rights have certain anti-takeover effects. The preferred share purchase rights will cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by our board, except pursuant to an offer conditioned on a substantial number of preferred share purchase rights being acquired. The preferred share purchase rights should not interfere with any merger or other business combination approved by our board prior to any person or group acquiring more than 15% of our outstanding common stock, because the board may redeem the preferred share purchase rights at $0.01 per right at any time until the date on which a person or group has acquired more than 15% of our outstanding common stock.

Item 1B.               Unresolved Staff Comments

None.

Item 2.                        Properties

The owned and leased facilities of the Company and its subsidiaries, and the products and services provided at each facility, are as follows:

Owned Facilities

Arcadia, Louisiana—manufactures and sells welded and seamless tubular goods

Kokomo, Indiana—manufactures and sells all product forms, other than tubular goods

Openshaw, England(1)—stocks and sells all product forms

Mountain Home, North Carolina—manufactures and sells stainless and nickel alloy wire

Lenzburg, Switzerland(1)—stocks and sells all product forms

Leased Facilities

La Mirada, California—stocks and sells all product forms(1)

Houston, Texas—stocks and sells all product forms(1)

Lebanon, Indiana—stocks and sells all product forms(1)

Milan, Italy—sells all product forms(2)

Paris, France—stocks and sells all product forms(1)

Shanghai, China—stocks and sells all product forms(1)

Windsor, Connecticut—stocks and sells all product forms(1)

Singapore—sells all product forms(2)

Chennai, India—sells all product forms(2)

Zurich, Switzerland—office space

(1)                Service and sales centers

(2)                Sales centers

The Kokomo plant, the primary production facility, is located on approximately 180 acres of industrial property and includes over 1.0 million square feet of building space. There are three sites consisting of (1) a headquarters and research laboratory; (2) primary and secondary melting, annealing furnaces, forge press and several smaller hot mills; and (3) the four-high Steckel rolling mill and sheet product cold working equipment, including two cold strip mills. All alloys and product forms (other than tubular goods and drawn wire) are produced in Kokomo.

The Arcadia plant is located on approximately 42 acres of land, and includes 135,000 square feet of buildings on a single site. Arcadia uses feedstock produced in Kokomo to fabricate welded and seamless superalloy pipe and tubing and purchases extruded tube hollows to produce seamless titanium tubing. Manufacturing processes at Arcadia require cold pilger mills, weld mills, draw benches, annealing furnaces and pickling facilities.

The Mountain Home plant is located on approximately 29 acres of land, and includes approximately 100,000 square feet of building space. The Mountain Home facility is primarily used to manufacture finished specialty stainless and nickel as well as a limited amount of cobalt alloy wire products. A limited amount of warehousing is also done at this facility.

The owned facilities located in the U.S. are subject to a mortgage which secures the Company’s obligations under the Company’s revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central). See Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 9 to the consolidated financial statements included elsewhere in this Form 10-K for more information regarding the revolving credit facility.

In fiscal 2004 the Company closed the manufacturing portion of the Openshaw plant, located in Manchester, England, and now sources the required bar product for customers from external vendors. This closure did not have a material effect on the overall revenue of the U.K. operation, the overall operation of the Company or the Company’s financial position. In April 2005, the Company sold eight acres of the Openshaw site for a profit of $2.1 million. It is anticipated that the Company will continue to own and operate the balance of the land, totaling 7 acres and the buildings, which have over 200,000 square feet of space.

All owned and leased service and sales centers not described in detail above are single site locations and are less than 100,000 square feet. The service centers contain equipment capable of precision processing to cut and shape products to customers’ precise specifications. We believe our facilities are suitable for our current business needs.

Item 3.                        Legal Proceedings

The Company is regularly involved in routine litigation, both as a plaintiff and as a defendant, relating to its business and operations, and in federal and/or state EEOC administrative actions. In addition, the Company is subject to extensive federal, state and local laws and regulations. While the Company’s policies and practices are designed to ensure compliance with all laws and regulations, future developments and increasingly stringent regulations could require the Company to make additional unforeseen expenditures for these matters.

The Company previously reported that it was a defendant in 52 lawsuits filed in the state of California alleging that the Company’s welding-related products harmed the users of such products through the inhalation of welding fumes containing manganese. The suits were instituted against the Company starting in fiscal year 2005. On July 3, 2006, the state court in California issued orders dismissing the Company as a plaintiff in 42 of the lawsuits pending in the state of California. The other ten cases originally filed in California have been removed to federal court in the U.S. District Court in Cleveland, in what is called a multidistrict litigation, or MDL. On July 30, 2006, the MDL court dismissed the Company as a defendant in these actions.

The Company is presently involved in two actions involving welding rod-related injuries. One new lawsuit was filed in California state court in May 2006, again alleging that the Company’s welding-related products harmed the users of such products through the inhalation of welding fumes containing manganese. A second case with similar allegations is also pending in the state of Texas. The estimated claims for damages in these cases, alone or in the aggregate, do not exceed 1% of the Company’s current assets as of September 30, 2006.

The Company believes that any and all claims arising out of conduct or activities that occurred prior to March 29, 2004 are subject to dismissal. On March 29, 2004, the Company and certain of its subsidiaries and affiliates filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”). On August 16, 2004, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C. 1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming the First Amended Joint Plan

of Reorganization of Haynes International, Inc. and its Affiliated Debtors and Debtors-in-Possession as Further Modified (the “Confirmation Order”). The Confirmation Order and related plan of reorganization, among other things, provide for the release and discharge of prepetition claims and causes of action. The Confirmation Order further provides for an injunction against the commencement of any actions with respect to claims held prior to the Effective Date of the plan of reorganization. The Effective Date occurred on August 31, 2004. The Company intends to pursue the dismissal of any lawsuits premised upon claims or causes of action discharged in the Confirmation Order and related plan of reorganization. It is possible, however, that the Company will be named in additional suits in welding-rod litigation cases, in which case, the aggregate claims for damages cannot be estimated and, if the Company is found liable, may have a material adverse effect on the Company’s financial condition unless such claims are also subject to insurance coverage and/or subject to dismissal, as discussed above.

The Company is also routinely involved in litigation and/or administrative actions relating to environmental matters. Please see “Our Business—Environmental Matters” in Item 1 for further information.

Although the level of future expenditures for legal matters cannot be determined with any degree of certainty, based on the facts presently known, management does not believe that such expenditures will have a material effect on the Company’s financial position, results of operations or liquidity.

Item 4.                        Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of our stockholders during the fourth quarter of fiscal 2006.

Part II

Item 5.                        Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases     of Equity Securities.

Following the Company’s emergence from bankruptcy in August 2004, trading in the Company’s common stock has occurred from time to time on an unsolicited basis on the pink sheets under the trading symbol “HYNI.PK”. The following table sets forth the range of high and low closing bid prices by fiscal quarter for the common stock as reported through Pink Sheets LLC. Prior to the Company’s emergence from bankruptcy, the Company’s common stock was held by its parent company and was not traded. Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal quarter ended:	High	Low
September 30, 2006	$39.00	$35.60
June 30, 2006	$39.00	$31.00
March 31, 2006	$31.00	$24.00
December 31, 2005	$25.00	$21.00
September 30, 2005	$25.05	$18.00
June 30, 2005	$19.50	$16.50
March 31, 2005	$20.50	$15.00
December 31, 2004	$14.50	$9.90

As of November 30, 2006, there were approximately 14 record holders of the Company’s common stock.

In the past four fiscal years, the Company has not declared cash dividends on shares of its common stock. The terms of the Company’s revolving credit facility limit its ability to pay cash dividends, and the Company does not have any current plans to pay cash dividends or make any other distributions on shares of the Company’s common stock in the foreseeable future. Instead, the Company intends to retain any earnings for use in the operation and expansion of its business.

The Company did not sell any unregistered securities or repurchase any of its equity securities during fiscal 2006.

On August 13, 2006, the Company entered into a Rights Agreement with Wells Fargo Bank, N.A., as rights agent. In connection therewith, the Board declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock, par value $.001 per share. The dividend was payable on August 25, 2006 to stockholders of record as of the close of business on such date. In addition, one right will automatically attach to each share of common stock issued between such record date and the distribution date. The rights will initially trade with, and will be inseparable from, the Common Stock. The rights are evidenced only by certificates that represent shares of Common Stock. Each right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, for $135.00, subject to adjustment under certain conditions, if and when the rights become exercisable. The Company received no proceeds from the issuance of the rights. Please see “Recent Event—Adoption of Rights Agreement” in Item 1 of this Form 10-K for additional information.

The following table provides information as of September 30, 2006 regarding shares of the Company’s common stock issuable pursuant to its stock option plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)(2)	980,000	(3)	$14.49	20,000	(3)

(1)                For a description of the Company’s equity compensation plans, see Note 14 to the Consolidated Financial Statements in Item 8 and “Executive Compensation—Stock-Based Plans” in Item 11.

(2)                These stock options were issued pursuant to the Haynes International, Inc. Stock Option Plan, as amended, which was approved by the bankruptcy court in connection with the Company’s emergence from bankruptcy on August 31, 2004.

(3)                Each stock option is exercisable for one share of common stock and one preferred share purchase right pursuant to the terms and conditions of the Rights Plan.

Item 6.                        Selected Financial Data

On March 29, 2004, the Company and its U.S. subsidiaries and U.S. affiliates on that date filed for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was filed on May 25, 2004, amended on June 29, 2004, confirmed by order of the bankruptcy court on August 16, 2004, and became effective on August 31, 2004. The historical consolidated financial statements of predecessor Haynes International, Inc. included elsewhere in this Form 10-K have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business, and, for periods subsequent to March 29, 2004, in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As of August 31, 2004, the effective date of the plan of reorganization, successor Haynes International, Inc. began operating its business under a new capital structure and adopted fresh start reporting for its consolidated financial statements. Because of the emergence from bankruptcy and adoption of fresh start reporting, the historical consolidated financial information for predecessor Haynes International, Inc. is not comparable to financial information of successor Haynes International, Inc. for periods after August 31, 2004.

Set forth below are selected financial data of predecessor Haynes International, Inc. and successor Haynes International, Inc. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this Form 10-K. The selected historical consolidated financial data as of and for the years ended September 30, 2006 and 2005 and for the period September 1, 2004 through September 30, 2004 are derived from the consolidated financial statements of successor Haynes International, Inc. The selected historical consolidated financial data for the period October 1, 2003 through August 31, 2004, and as of and for the years ended September 30, 2003 and 2002 are derived from the consolidated financial statements of predecessor Haynes International, Inc.

Amounts below are in thousands, except backlog, which is in millions, share and per share information and average nickel price.

	Predecessor				Successor
	Year Ended September 30,			Eleven Months Ended August 31,	One Month Ended September 30,	Year Ended September 30,	Year Ended September 30,
	2002(1)	2003(1)		2004	2004(2)	2005(2)	2006(2)
Statement of Operations Data:
Net revenues	$225,942	$178,129		$209,103	$24,391	$324,989	$434,405
Cost of sales	175,572	150,478		171,652	26,136 (3)	288,669 (3)	325,573 (3)
Selling, general and administrative expense	24,628	24,411	(4)	24,038	2,658	32,963	40,296
Research and technical expense	3,697	2,747		2,286	226	2,621	2,659
Restructuring and other charges(6)	—	—		4,027	429	628	—
Operating income (loss)	22,045	493		7,100	(5,058)	108	65,877
Interest expense, net	20,441	19,661		13,929	348	6,353	8,024
Reorganization items(7)	—	—		(177,653)	—	—	—
Net income (loss)	927	(72,255	)(8)	170,734	(3,646)	(4,134)	35,540
Net income (loss) per share:
Basic	$9,270	$(722,550)		$1,707,340	$(0.36)	$(0.41)	$3.55
Diluted	$9,270	$(722,550)		$1,707,340	$(0.36)	$(0.41)	$3.46
Weighted average shares outstanding:
Basic	100	100		100	10,000,000	10,000,000	10,000,000
Diluted	100	100		100	10,000,000	10,000,000	10,270,642

	Predecessor		Successor
	September 30,		September 30,
	2002(1)	2003(1)	2004(2)	2005(2)	2006(2)
Balance Sheet Data:
Working capital (deficit)	$49,424	$(99,901)	$61,826	$59,494	$101,864
Property, plant and equipment, net	42,721	40,229	80,035	85,125	88,921
Total assets	230,513	180,115	360,758	387,122	445,860
Total debt	189,685	201,007	85,993	106,383	120,043
Accrued pension and postretirement benefits	121,717	127,767	120,019	122,976	126,488	(5)
Stockholders’ equity (deficiency)	(101,973)	(172,858)	115,576	111,869	151,548

	2002	2003	2004	2005	2006
Consolidated Backlog at Fiscal Quarter End:
1st quarter	$88.0	$49.0	$54.7	$110.9	$203.5
2nd quarter	77.2	53.6	69.6	134.8	207.4
3rd quarter	63.9	54.5	82.6	159.2	200.8
4th quarter	52.5	50.6	93.5	188.4	206.9

	Year Ended September 30,
	2002	2003	2004	2005	2006
Average nickel price per pound(9)	$3.12	$3.76	$6.02	$6.45	$13.67

(1)                Restated. Effective October 1, 2003, the Company changed its inventory costing method from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. In accordance with generally accepted accounting principles, the change has been applied by restating the 2002 and 2003 consolidated financial data.

(2)                As of August 31, 2004, the effective date of the plan of reorganization, the Company adopted fresh start reporting for its consolidated financial statements. Because of the emergence from bankruptcy and adoption of fresh start reporting, the historical financial information for periods after August 31, 2004 is not comparable to periods before September 1, 2004.

(3)                As part of fresh start reporting, inventory was increased by approximately $30,497 to reflect its fair value at August 31, 2004. The fair value adjustment was recognized ratably in cost of sales as inventory was sold and was fully recognized by the end of the second quarter of fiscal 2005. Cost of sales for the one month ended September 30, 2004 and the years ended September 30, 2005 and 2006 include non-cash charges of $5,083, $25,414 and $0, respectively, for this fair value adjustment. Also, as part of fresh start reporting, machinery and equipment, buildings, and patents were increased by $49,436 to reflect fair value at August 31, 2004. These values will be recognized in costs of sales over periods ranging from 2 to 14 years. Cost of sales for the one month ended September 30, 2004 and the years ended September 30, 2005 and 2006 include $403, $4,788 and $4,802, respectively, for this fair value adjustment.

(4)                In fiscal 2003, $676 of terminated acquisition costs were accounted for as selling, general and administrative expense related to a failed attempt to acquire Special Metals Corporation (Inco Alloys International).

(5)                During March 2006, the Company communicated to employees and plan participants a negative plan amendment that caps the Company’s liability related to total retiree health care costs at $5,000 annually effective January 1, 2007. An updated actuarial valuation was performed at March 31, 2006, which reduces the accumulated postretirement benefit liability due to this plan amendment by $46,300, that will be amortized as a reduction to expense over an eight year period. This amortization period began in April 2006 thus reducing the amount of expense recognized for the second half of fiscal 2006 and the respective future periods.

(6)                Consists primarily of professional fees and credit facility fees related to the restructuring and refinancing activities.

(7)                During fiscal 2004, the Company recognized approximately $177,653 in reorganization items of which approximately $7,298 were expenses relating to professional fees, amendment fees, travel expenses, directors’ fees, write offs of bond discount and debt issuance costs, and other expenses, and approximately $184,951 was income relating to the gain on cancellation of 11 5/8% senior notes due September 1, 2004 and fresh start reporting adjustments as a result of the reorganization. Please see Note 8 to the consolidated financial statements included in Item 8 of this Form 10-K for more information.

(8)                Reflects a valuation allowance of approximately $60,307 recorded at September 30, 2003 on the Company’s U.S. net deferred tax assets as a result of the Company’s determination that, as of that date, it was more likely than not that certain future tax benefits would not be realized. Please see Note 6 to the consolidated financial statements included in Item 8 of this Form 10-K for more information.

(9)                Average price for a 30 day cash buyer as reported by the London Metals Exchange.

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operation

Please refer to page 1 of this Form 10-K for a cautionary statement regarding forward-looking information.

Reorganization and Presentation of Financial Results

On March 29, 2004, the Company and its U.S. subsidiaries and U.S. affiliates as of that date filed voluntary petitions for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. The Company emerged from bankruptcy on August 31, 2004 pursuant to a plan of reorganization. Among other things, the plan of reorganization provided that all of the shares of the Company’s common stock, which had been held by Haynes Holdings, Inc., were cancelled and 10.0 million new shares of the Company’s common stock, par value $0.001 per share, were issued in connection with the Company’s emergence from bankruptcy.

The Company’s historical results for the period from October 1, 2003 through August 31, 2004 (the “predecessor Company”) are being presented in this Item 7 along with the Company’s financial results from September 1, 2004 through September 30, 2004, and full years of fiscal 2005 and fiscal 2006 (the “successor Company”). As of August 31, 2004, the effective date of the plan of reorganization, the successor Company began operating under a new capital structure and adopted fresh start reporting for its financial statements. Because of the emergence from bankruptcy and adoption of fresh start reporting, the predecessor Company’s historical financial information is not comparable to the successor Company’s financial information for periods after August 31, 2004.

The Company is providing the following supplemental comparative financial information on a pro forma and combined basis for the predecessor Company and the successor Company for the fiscal year ended 2004. This pro forma and combined financial information is presented on a consolidated basis as if the plan of reorganization were effective at the beginning of fiscal 2004. The usefulness of this information may be limited due to the aforementioned factors, including the application of fresh start reporting. Unless otherwise indicated, references in this Item 7 to results for the full year of fiscal 2004 reflect pro forma or combined results of the predecessor and successor Company and are unaudited.

The following unaudited pro forma consolidated statement of operations for the year ended September 30, 2004, is derived from the application of pro forma adjustments to the historical statement of operations of the predecessor Company for the period October 1, 2003 to August 31, 2004 as if the effective date of the plan of reorganization were October 1, 2003. The pro forma combined statement of operations for the year ended September 30, 2004 includes the historical results of operations of the successor Company for the period September 1, 2004 to September 30, 2004 combined with the pro forma results of operations of the predecessor Company for the period October 1, 2003 to August 31, 2004. The pro forma statement of operations should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere in this Form 10-K.

The pro forma adjustments are described in the notes to the pro forma statement of operations and are based on available information and assumptions that management believes are reasonable. The pro forma statement of operations is not necessarily indicative of the future results of operations of the successor Company or results of operations of the successor Company that would have actually occurred had the plan of reorganization been consummated as of October 1, 2003.

Pro Forma Financial Information

	Predecessor	Successor			Successor
(in thousands, except share and per share data)	Period October 1, 2003 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Pro Forma Adjustments(1)		Pro Forma Combined Year Ended September 30, 2004
Net revenues	$209,103	$24,391	—		$233,494
Cost of sales	171,652	26,136	$4,433	(2)	202,221
Selling, general and administrative expense	24,038	2,658	1,356	(3)	28,052
Research and technical expense	2,286	226	—		2,512
Restructuring and other charges	4,027	429	—		4,456
Operating income (loss)	7,100	(5,058)	(5,789)		(3,747)
Interest expense	13,964	354	(9,363	)(4)	4,955
Interest income	(35)	(6)	—		(41)
Income (loss) before reorganization items and income taxes	(6,829)	(5,406)	3,574		(8,661)
Reorganization items	177,653	—	(177,653	)(5)	—
Income (loss) before income taxes	170,824	(5,406)	(174,079)		(8,661)
Provision for (benefit from) income taxes	90	(1,760)	(1,621	)(6)	(3,291)
Net income (loss)	$170,734	$(3,646)	$(172,458)		$(5,370)
Net income (loss) per share:
Basic	$1,707,340	$(0.36)			$(0.54)
Diluted	$1,707,340	$(0.36)			$(0.54)
Weighted average shares outstanding:
Basic	100	10,000,000			10,000,000
Diluted	100	10,000,000			10,000,000

(1)                The pro forma adjustments do not include the non-recurring charge to expense of the flow through fair value adjustment to inventory of $25,415. The effect of this adjustment flowed through cost of sales as additional expense as inventory was sold during the first five months of fiscal 2005.

(2)                To reflect the net change in historical cost of sales of the predecessor company resulting from the application of fresh start reporting. The change is due to an increase in historical depreciation expense of $239 per month for a period of eleven months and the addition of patent amortization expense of $164 per month for a period of eleven months. Each of these adjustments was calculated using the new basis of accounting resulting from the adoption of fresh start reporting.

(3)                To reflect compensation expense for the stock options granted by the successor company of approximately $123 per month for a period of eleven months.

(4)                To eliminate interest expense on the $140,000 11 5/8% senior notes due September 1, 2004 of $9,363.

(5)                To eliminate reorganization items.

(6)                To reflect the net change between the historical income tax benefit and the expected income tax benefit on the pro forma operations in order to achieve our expected effective tax rate of 38%.

Overview of Business

The global alloy market consists of four primary segments: stainless steel, super stainless steel, nickel and high-performance. Except for its stainless-steel wire products, the Company competes exclusively in the high-performance alloy segment, which includes high temperature resistant alloy, or HTA, and corrosion resistant alloy, or CRA, products. HTA and CRA products accounted for 75% and 25%, respectively, of the Company’s net revenues in fiscal 2005, and 68% and 32%, respectively, of the Company’s net revenues in fiscal 2006 (in each case excluding stainless steel wire). Based on available industry data, the Company believes that it is one of three principal producers of high-performance alloys in flat product form, which includes sheet, coil and plate forms. The Company also produces its alloys in round and tubular forms. Flat products accounted for 72% of shipment pounds and 69% of net revenues in fiscal 2005, and 69% of shipment pounds and 67% of net revenues in fiscal 2006. On a historical basis, flat products have accounted for a majority of the Company’s net revenues, and are anticipated to continue to do so on a prospective basis.

The Company sells its products primarily through its direct sales organization, which includes eight service and sales centers in the U.S., Europe and Asia. During fiscal 2005, the Company opened a service and sales center in China and a sales office in India. All of the Company’s service and sales centers are operated by the Company. The Company’s direct sales organization generated approximately 81% and 82% of the Company’s net revenues in fiscal 2005 and fiscal 2006, respectively. The remaining 19% and 18% of the Company’s net revenues in fiscal 2005 and fiscal 2006, respectively, were generated by a network of independent distributors and sales agents who supplement the Company’s direct sales efforts in all markets, some of whom have been associated with the Company for over 30 years. The Company is currently in the process of evaluating the efficiency of some of its overseas distribution channels, including the approximate number of distributors, the types of products sold through third party distributors and the distribution partners. On a prospective basis, the Company expects its direct sales force to continue to generate approximately 82% of its of total sales. This percentage may increase, however, as the Company opens new service and sales centers.

Sales to customers outside the U.S. represented approximately 39% of the Company’s net revenues in both fiscal 2005 and fiscal 2006. It is anticipated that sales to customers outside of the U.S. will continue to grow with the addition of foreign service and sales centers. Although no segment data is available, a portion of the material that is sold to U.S. distributors and fabricators is resold and shipped overseas.

The high-performance alloy industry is characterized by high capital investment and high fixed costs. Profitability is, therefore, very sensitive to changes in volume, and relatively small changes in volume can result in significant variations in earnings. The cost of raw materials is the primary variable cost in the manufacture of high-performance alloys and represents approximately 58% of the Company’s total cost of sales. Other manufacturing costs, such as labor, energy, maintenance and supplies, often thought of as variable, have a significant fixed element within a certain relevant range of production.

Lead times from order to shipment can be a competitive factor, as well as an indication of the strength of the demand for high temperature resistant alloys. The Company’s current average lead times from order to shipment for mill-produced products, depending on product form, are approximately 10 to 30 weeks. An order from a service and sales center can be filled in less than one week, depending upon the availability of materials in stock.

Overview of Markets

The following table includes a breakdown of net revenues, shipments and average selling prices to the markets served by the Company for the periods shown.

	2002		2003		2004(1)		2005		2006
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Net Revenues
(dollars in millions)
Aerospace	$92.8	41.1%	$80.3	45.1%	$98.1	42.0%	$126.1		38.8%	$165.8		38.2%
Chemical processing	45.8	20.3	44.6	25.0	61.4	26.3	76.2		23.5	129.4		29.8
Land based gas turbines	52.6	23.3	26.7	15.0	41.1	17.6	67.1		20.6	77.9		17.9
Other markets	32.1	14.1	25.5	14.3	31.1	13.3	53.2		16.4	56.4		13.0
Total product	223.3	98.8	177.1	99.4	231.7	99.2	322.6		99.3	429.5		98.9
Other revenue(2)	2.6	1.2	1.0	0.6	1.8	0.8	2.4		0.7	4.9		1.1
Net revenues	$225.9	100.0%	$178.1	100.0%	$233.5	100.0%	$325.0		100.0%	$434.4		100.0%
U.S.	$142.4	63.0%	$103.6	58.2%	$143.6	61.5%	$196.5		60.5%	$265.1		61.0%
Foreign	$83.5	37.0%	$74.5	41.8%	$89.9	38.5%	$128.5		39.5%	$169.3		39.0%
Shipments by Market (millions of pounds)
Aerospace	5.4	32.9%	4.7	37.6%	5.5	36.7%	6.1		29.2%	7.1		32.9%
Chemical processing	3.8	23.2	3.9	31.2	4.2	28.0	3.8		18.2	5.0		23.1
Land based gas turbines	5.0	30.5	2.3	18.4	3.5	23.3	4.7		22.5	4.8		22.2
Other markets	2.2	13.4	1.6	12.8	1.8	12.0	6.3		30.1	4.7		21.8
Total Shipments	16.4	100.0%	12.5	100.0%	15.0	100.0%	20.9		100.0%	21.6		100.0%
Average Selling Price Per Pound
Aerospace	$17.19		$17.09		$17.84		$20.63			$23.28
Chemical processing	12.05		11.44		14.62		19.84			25.97
Land based gas turbines	10.52		11.61		11.74		14.25			16.27
Other markets	14.59		15.94		17.28		8.50	(3)		11.87	(3)
All markets	13.62		14.17		15.45		15.42	(4)		19.84	(4)

(1)                This information was derived from and should be read in conjunction with the ‘Pro Forma Financial Information” and footnotes thereto included in this Item 7 of this Form 10-K.

(2)                Other revenue consists of toll conversion, royalty income, and scrap sales.

(3)                During fiscal 2005 and 2006, the “Other Markets” category includes $15.8 million and $15.1 million in revenue, respectively, and 4.8 million pounds and 3.2 million pounds, respectively, of stainless steel wire as a result of the Branford Acquisition in November 2004.

(4)                Average selling price per pound excludes “Other Revenue”. If “Other Revenue” were included, the total average selling price per pound for all markets would be $15.53 for fiscal 2005 and $20.07 for fiscal 2006.

Aerospace.   Demand for the Company’s products in the aerospace industry is largely driven by orders for new jet engines, as well as requirements for spare parts and replacement parts for jet engines. The Company experienced strong growth in the late 1990’s through fiscal 2001 due to the aerospace demand cycle. As a result of increased new aircraft production during this cycle and maintenance requirements, the Company’s net revenues from sales to the aerospace supply chain peaked in fiscal 2001. The Company’s sales to the aerospace market declined throughout fiscal 2002 and fiscal 2003, but started to improve with the turn-around of the aerospace cycle in late fiscal 2003. The improvement continued through fiscal 2006. Excluding any catastrophic economic or political events, based on forecasted engine and airframe build schedules, the aerospace market should remain strong through fiscal 2007 with the possibility of continued strength through 2010. The Company views the maintenance, repair and overhaul (or MRO) business as an area of future growth, and expects the number of engines in service to increase significantly in the next ten to twenty years.

Net revenues to the aerospace market in fiscal 2006 increased by 31.5% from fiscal 2005 as commercial aircraft production by the major manufacturers continued to increase from the prior year, resulting in improvements in aircraft orders and aircraft maintenance requirements. Due to these improved market conditions there was a 16.6% increase in the number of pounds shipped in this market and a 12.8% increase in the average selling price per pound, which also reflects generally improved product pricing as a result of changes in product mix and higher raw material costs.

Chemical Processing.   Growth in the chemical processing industry tends to track overall economic activity. Demand for the Company’s products in this industry is driven by the level of maintenance, repair and expansion requirements of existing chemical processing facilities, as well as the construction of new facilities. The Company believes that the basic elements that drive the use of the Company’s products in the chemical processing industry are still present, but the focus for new plant construction will be in Asia, while maintenance and debottlenecking projects to avoid capital expansion will be the trend in Europe and North America. Concerns regarding the reliability of chemical processing facilities, their potential impact on the environment and the safety of their personnel, as well as the need for higher chemical throughput, should support future demand for more sophisticated alloys, such as the Company’s specialty and proprietary CRA products. The Company’s key proprietary CRA products, including HASTELLOY C-2000, which the Company believes provides better overall corrosion resistance and versatility than any other readily available CRA product, and HASTELLOY C-22, are expected to contribute to the Company’s improving activity in this market.

Net revenues from the chemical processing industry in fiscal 2003 represented the Company’s lowest levels in the previous five fiscal years. Net revenues from this market have increased steadily since fiscal 2003. In fiscal 2006, the Company’s net revenues in the chemical processing industry increased by 69.7% from those in fiscal 2005. In fiscal 2006, the number of pounds shipped to customers in the chemical processing industry increased 29.7% as compared to fiscal 2005, primarily as a result of improved market conditions. Average selling price per pound in this industry increased 30.9% compared to fiscal 2005, due primarily to an improved product mix which included a higher percentage of proprietary alloys and the effect of higher raw material costs.

Land Based Gas Turbines.   The Company has leveraged its metallurgical expertise to develop land based gas turbine applications for alloys it had historically sold to the aerospace industry. Land based gas turbines are favored in electric generating facilities due to low capital cost at installation, low cycle installation time, flexibility in use of alternative fuels, and fewer SO2 emissions than traditional fossil fuel-fired facilities. In addition to power generation, land based gas turbines are required as mechanical drivers primarily for production and transportation of oil and gas, as well as emerging applications in commercial marine propulsion and micro turbines for standby or emergency power systems. The Company believes these factors have historically been primarily responsible for creating demand for its products in the land based gas turbine industry.

Management believes growth in this market will continue as long as global demand for increase in power generation capacity remains strong. With the opening of sales centers in China and India in fiscal 2005, the Company is well positioned to take advantage of the growth in those areas of demand for power generation.

Prior to the enactment of the Clean Air Act, land based gas turbines were used primarily to satisfy peak power requirements. The Company believes that land based gas turbines are the clean, low-cost alternative to fossil fuel-fired electric generating facilities. In the early 1990’s when Phase I of the Clean Air Act was being implemented, selection of land based gas turbines to satisfy electric utilities’ demand firmly established this power source. The Company believes that the mandated Phase II of the Clean Air

Act and certain advantages of land based gas turbines compared to coal-fired generating plants will further contribute to demand for its products over the next three to five years.

Beginning in fiscal 2002, there was a decline in the land based gas turbine industry as a result of both the general economic slowdown and the energy crisis precipitated by the Enron bankruptcy. In that year, land based gas turbine projects which were in progress were completed; however, projects not yet started were put on hold and new projects were not initiated. Since that time, there has been a significant improvement in the industry. Specifically, starting in the last half of fiscal 2003, projects put on hold were restarted and new projects were initiated, which contributed to the significantly improved performance in this industry beginning in fiscal 2004.  In fiscal 2006, shipments of the Company’s products to the land based gas turbine industry increased from those in fiscal 2005 due to a continued increase in demand for maintenance and repair parts for gas turbines. Net revenues from products sold to the land based gas turbine industry increased 16.2% in fiscal 2006 as compared to fiscal 2005, due to a 1.8% increase in the number of pounds shipped and a 14.2% increase in average selling price per pound which reflects generally improved product pricing as a result of market demand, increasing levels of maintenance and repair business and higher raw material costs.

Other Markets and Other Revenues.   In addition to the industries described above, the Company also targets a variety of other markets. Representative industries served in fiscal 2006 include flue gas desulphurization (or FGD), oil and gas, waste incineration, industrial heat-treating, automotive, and medical and instrumentation. The Clean Air Act and comparable legislation in Europe and Asia, which create regulatory imperatives requiring the reduction of sulfur emissions, are the primary factor in determining the demand for high-performance alloys in the FGD industry. The Company’s participation in the oil and gas industry consists primarily of providing tubular goods for sour gas production. The automotive and industrial heat-treating markets are highly cyclical and very competitive. Opportunities continue to exist, however, in the automotive market due to new safety-related technology, higher operating temperatures, engine control systems, and emission control systems. Also, increasing requirements for improved materials performance in industrial heating are expected to increase demand for the Company’s products.

Waste incineration presents opportunities for the use of the Company’s alloys to reduce the use of landfill space and to respond to government concerns over land disposal of waste, pollution, chemical weapon stockpiles, and chemical and nuclear waste handling. Markets capable of providing growth are being driven by increasing performance, reliability and service life requirements for products used in these markets, which could provide further applications of the Company’s products.

In connection with the Branford Acquisition in the first quarter of fiscal 2005, Haynes acquired a facility that manufactured both stainless steel wire and high performance alloy wire. The Company continues to produce stainless steel wire at the Branford facility. The high performance alloy wire produced is reflected within the appropriate category where the wire is sold. For example, high performance alloy wire produced for use in the chemical processing market is reflected in that category. The stainless steel wire is reflected in the “Other Markets” category and reduced the average selling price per pound within that category on a comparative basis.  The Company’s strategy is to reduce production of stainless steel wire and increase production of high performance alloy wire due to higher margins obtained from high performance alloy wire. During fiscal 2006, this category included $15.1 million of net revenue, which represented 3.2 million pounds of stainless steel wire product, as a result of the Branford Acquisition, as compared to $15.8 million of net revenue and 4.7 million pounds of stainless steel wire product in fiscal 2005.

In fiscal 2006, net revenues from products sold in the “Other Markets” category increased by 5.9% when compared to fiscal 2005, primarily as a result of improving market demand and passing through higher raw material and energy costs.

In fiscal 2006, net revenues from the Company’s products in the “Other Revenues” category increased by 104.2% when compared to those in fiscal 2005 primarily due to toll conversion income and scrap sales.

Impact of Fresh Start Reporting on Cost of Sales

Upon implementation of the plan of reorganization, fresh start reporting was adopted by the Company in accordance with SOP-90-7. Under fresh start reporting, the reorganization value is allocated to the Company’s net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Standards No. 141, Business Combinations (“SFAS No. 141”).

The Company’s operating income was reduced by the recognition of the fair market value adjustments to the Company’s assets required by the adoption of fresh start reporting. Cost of sales included $5.5 million, $30.2 million and $4.8 million of these costs in the one month period ended September 30, 2004 and the years ended September 30, 2005 and 2006, respectively. See Notes 1 and 2 to the consolidated financial statements included in Item 8 in this Form 10-K for more information.

The fair market value adjustments to the historical basis of assets are being recognized as follows (dollars in thousands):

	Fair Value Adjustment	Recognition Period		Expense Recognized from September 1 to September 30, 2004(3)	Expense Recognized from October 1, 2004 to September 30, 2005(3)	Expense Recognized from October 1, 2005 to September 30, 2006(3)
Goodwill	$43,055	N/A	(1)	$—	$—	$—
Inventory	30,497	6 months	(2)	5,083	25,414	—
Machinery and equipment	41,628	14 years		245	2,974	3,124
Buildings	(859)	12 years		(6)	(72)	(72)
Land	41	N/A		—	—	—
Trademarks	3,800	N/A	(1)	—	—	—
Patents	8,667	2 to 14 years		164	1,886	1,750
				$5,486	$30,202	$4,802

(1)                Under applicable accounting rules, goodwill and trademarks are not amortized but are assessed to determine impairment at least annually.

(2)                Estimated length of time for one complete inventory turn.

(3)                Non-cash expenses for inventory, machinery and equipment, buildings and patents are reflected in cost of goods sold.

Results of Operations

The following table is presented for comparative purposes. Amounts are in thousands, except share and per share information.

	Predecessor	Successor
	Eleven Months Ended August 31,	One Month Ended September 30,	Pro Forma Combined Year Ended September 30,	Year Ended September 30,	Year Ended September 30,
	2004	2004(1)	2004(3)	2005(1)	2006(1)
Statement of Operations Data:
Net revenues	$209,103	$24,391	$233,494	$324,989	$434,405
Cost of sales	171,652	26,136 (2)	202,221	288,669 (2)	325,573
Selling, general and administrative expense	24,038	2,658	28,052	32,963	40,296
Research and technical expense	2,286	226	2,512	2,621	2,659
Restructuring and other charges(4)	4,027	429	4,456	628	—
Operating income (loss)	7,100	(5,058)	(3,747)	108	65,877
Interest expense, net	13,929	348	4,914	6,353	8,024
Reorganization items(5)	(177,653)	—	—	—	—
Provision (benefit) for income taxes	90	(1,760)	(3,291)	(2,111)	22,313
Net income (loss)	170,734	(3,646)	(5,370)	(4,134)	35,540
Net income (loss) per share:
Basic	$1,707,340	$(0.36)	$(0.54)	$(0.41)	$3.55
Diluted	$1,707,340	$(0.36)	$(0.54)	$(0.41)	$3.46
Weighted average shares outstanding:
Basic	100	10,000,000	10,000,000	10,000,000	10,000,000
Diluted	100	10,000,000	10,000,000	10,000,000	10,270,642

The following table sets forth, for the periods indicated, consolidated statements of operations data as a percentage of net revenues:

	Predecessor	Successor
	Eleven Months Ended August 31,	One Month Ended September 30,	Pro Forma Combined Year Ended September 30,	Year Ended September 30	Year Ended September 30
Statement of Operations Data:	2004	2004(1)	2004(3)	2005(1)	2006(1)
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	82.1	107.2 (3)	86.6	88.8	74.9
Selling, general and administrative expense	11.5	10.9	12.0	10.1	9.3
Research and technical expense	1.1	0.9	1.1	0.8	0.6
Restructuring and other charges	1.9	1.7	1.9	0.2	—
Operating income (loss)	3.4	(20.7)	(1.6)	0.1	15.2
Interest expense, net	6.7	1.5	2.1	2.0	1.8
Reorganization items	(85.0)	—	—	—	—
Provision (benefit) for income taxes	—	(7.2)	(1.4)	(0.6)	5.1
Net income (loss)	81.7%	(15.0)%	(2.3)%	(1.3)%	8.3%

(1)                As of August 31, 2004, the effective date of the plan of reorganization, the Company adopted fresh start reporting for its financial statements. Because of the emergence from bankruptcy and adoption of fresh start reporting, the historical financial information for periods after August 31, 2004 is not comparable to periods before September 1, 2004.

(2)                As part of fresh start accounting, inventory was increased by approximately $30,497 to reflect its fair value at August 31, 2004. The fair value adjustment was recognized ratably in cost of sales as inventory was sold and was fully recognized by the end of the second quarter of fiscal 2005. Cost of sales for the one-month period ended September 30, 2004 and the year ended September 30, 2005 include non-cash charges of $5,083 and $25,414, respectively, for this fair value adjustment.

(3)                This information was derived from and should be read in conjunction with the “Pro Forma Financial Information” and footnotes thereto included in Item 7 of this Form 10-K.

(4)                Consists primarily of professional fees and credit facility fees related to the restructuring and refinancing activities.

(5)                During fiscal 2004, the Company recognized approximately $177,653 in reorganization items of which approximately $7,298 were expenses relating to professional fees, amendment fees, travel expenses, directors’ fees, write offs of bond discount and debt issuance costs, and other expenses, and approximately $184,951 was income relating to the gain on cancellation of 11 5/8% senior notes due September 1, 2004 and fresh start reporting adjustments as a result of the reorganization. Please see Note 8 to the consolidated financial statements included in Item 8 of this Form 10-K for more information.

Year Ended September 30, 2006 Compared to Year Ended September 30, 2005

Net Revenues.   Net revenues increased by $109.4 million, or 33.7%, to $434.4 million in fiscal 2006 from $325.0 million in fiscal 2005. Volume increased by 3.4% to 21.6 million pounds in fiscal 2006 from 20.9 million pounds in fiscal 2005. Volume of high-performance alloys increased by 12.9% to 18.4 million pounds in fiscal 2006 as compared to 16.3 million pounds in fiscal 2005. Volume of stainless steel wire decreased by 31.9% to 3.2 million pounds in fiscal 2006 as compared to 4.7 million pounds in fiscal 2005 as a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high performance alloy wire due to higher margins obtained from high performance alloy wire. The average selling price per pound increased by 29.2% to $20.07 per pound in fiscal 2006 from $15.53 per pound in fiscal 2005 due primarily to improved market demand and passing through higher raw material prices. The Company’s consolidated backlog increased by $18.5 million, or 9.8%, to $206.9 million at September 30, 2006 from $188.4 million at September 30, 2005. Order entry increased by $28.8 million, or 7.1%, for fiscal 2006, as compared to fiscal 2005. Management expects the demand for high-performance alloys to be positively driven by the continuation of favorable trends in the aerospace markets, chemical processing facility construction and maintenance and the energy construction business. These favorable market trends reflect the anticipated growth in the emergent economies of Asia.

Sales to the aerospace industry increased by 31.5% to $165.8 million in fiscal 2006 from $126.1 million in fiscal 2005, due to a 12.8% increase in the average selling price per pound combined with a 16.6% increase in volume. The increase in the average selling price per pound is due to improved market demand, a product mix that includes a higher percentage of specialty alloy products and forms with a higher value and average selling price when compared to the product mix sold in fiscal 2005, and the effect of passing through higher raw material and energy costs. In addition, as a result of the Company’s recent capital improvements, the Company has been able to increase production of these higher valued alloys, allowing it to take advantage of the increased demand and step up marketing efforts related to these alloys. Management believes sales have also increased as a result of a shift in demand by major aerospace fabricators away from large, mill-direct orders toward smaller, more frequent orders from value-added service centers, such as the Company can provide.

Sales to the chemical processing industry increased by 69.7% to $129.4 million in fiscal 2006 from $76.2 million in fiscal 2005, due to a 30.9% increase in the average selling price per pound combined with a 29.7% increase in volume. The increase in the average selling price per pound is due to improved market demand, a change in product mix to higher valued specialty alloys and forms, and the effect of passing through higher raw material and energy costs. Management believes that construction of new chemical processing facilities in China has contributed to volume improvement in this market segment. Management believes that product mix has improved as a result of the generally improved economy which has increased the willingness of the Company’s customers to invest in products that are more expensive initially, but that are longer-lived and require less maintenance and replacement expense in the future. In addition, as a result of the Company’s recent capital improvements, the Company has been able to increase production of these higher-valued alloys, allowing it to take advantage of the increased demand and step up marketing efforts related to these alloys.

Sales to the land based gas turbine industry increased by 16.2% to $77.9 million for fiscal 2006 from $67.1 million in fiscal 2005, due to an increase of 16.3% in the average selling price per pound. The volume for the land based gas turbine market on a year-to-year basis is essentially flat, increasing by 1.8%. However, starting with the third quarter of fiscal 2005 volume has increased every quarter, with volume in the fourth quarter of fiscal 2006 reaching almost 1.5 million pounds.  Both total volume and ingot volume for this market can fluctuate due, at least in part, to ingot sales, which are influenced based on original equipment manufacturing (or OEM) projects. The overall volume in this market between fiscal 2005 and fiscal 2006 reflects ingot pounds which increased by approximately 34% and an equivalent decrease in the aggregate sheet and plate volumes. This change in product mix from year-to-year is representative of increased OEM business. The average selling price increased for all forms within this market on a year-to-year basis. However, the ingot product form comprised a larger percentage of the total mix in fiscal 2006 versus fiscal 2005 and, because ingots sell at a lower average selling price than the other forms, the effect is to mute the increase in average selling price. The other forms average selling price for this market increased almost 24%

between periods. Management believes sales have increased due to higher demand from power generation, oil and gas production, and alternative power systems applications.

Sales to other markets increased by 5.9% to $56.4 million in fiscal 2006 from $53.2 million in fiscal 2005, due to a 39.6% increase in average selling price per pound, which was partially offset by a 24.2% decrease in volume. The selling price increase is related to improving market demand and passing through higher raw material and energy costs compared to fiscal 2005. The primary reason for the overall reduction in volume was a decrease in the volume of stainless steel wire in fiscal 2006 compared to fiscal 2005 as a result of our strategy to reduce production of stainless steel wire.

Other Revenue.   Other revenue increased by 106.6% to $4.9 million in fiscal 2006 from $2.4 million for fiscal 2005. The increase is due to higher activity in toll conversion revenue, scrap sales and miscellaneous sales.

Cost of Sales.   Cost of sales as a percentage of net revenues decreased to 74.9% in fiscal 2006 from 88.8% in fiscal 2005. This decrease can be attributed to a combination of the following factors: (i) a $25.4 million decrease of non-cash amortization of fresh start fair value adjustment to $4.8 million in fiscal year 2006 from $30.2 million fiscal year 2005, (ii) improved product pricing,(iii) overall improvement in volume, resulting in the increased absorption of fixed manufacturing costs, and (iv) reductions in manufacturing cost gained from the capital improvements program. These positive factors were partially offset by higher raw material and energy costs. The Company’s energy costs increased by $5.1 million in fiscal 2006 compared to fiscal 2005, primarily due to rising natural gas prices and higher usage. Higher raw material costs as represented by the significant increase year-to-year in the cost of nickel, which makes up approximately 51% of the Company’s raw material costs. As reported by the London Metals Exchange, the average price per pound for 30-day cash buyers for nickel at September 30, 2006 was $13.67 compared to $6.45 at September 30, 2005.

Selling, General and Administrative Expense.   Selling, general and administrative expense increased by $7.3 million to approximately $40.3 million in fiscal 2006 from $33.0 million in fiscal 2005. In fiscal 2005, gross selling, general and administrative expense was reduced by a one-time gain of $2.1 million recognized from the sale of land and building at the Openshaw, England facility. The remaining $5.2 million increase in selling, general and administrative expenses was due to a combination of the following factors: (i) increased cost of $3.0 million from growth in foreign operations and higher overall business activity, (ii) an increase of $1.5 million from higher employee compensation cost for stock options, (iii) an increase of $1.0 million for payments made under the management incentive plan, and (iv) an increase of $1.1 million related to the Company’s evaluation of strategic alternatives. These increases were partially offset by a decrease from fiscal 2005 of $0.6 million of consulting costs related to compliance with the provisions of the Sarbanes-Oxley Act of 2002 and a decrease of $0.8 million for the preparation and filing of the Company’s Registration Statement on Form S-1. Selling, general and administrative expense as a percentage of net revenues decreased to 9.3% in fiscal 2006 compared to 10.1% for fiscal 2005 due primarily to the increased level of net revenues.

Research and Technical Expense.   Research and technical expense remained relatively flat at $2.7 million, or 0.6% of net revenues, in fiscal 2006 compared to $2.6 million, or 0.8% of net revenues, in fiscal 2005.

Restructuring and Other Charges.   During fiscal 2005, the Company incurred $0.6 million of professional fees in connection with the completion of the U.S. operations’ filing for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. There was no corresponding expense for fiscal 2006.

Operating Income.   As a result of the above factors, operating income in fiscal 2006 was $65.9 million compared to $0.1 million in fiscal 2005.

Interest Expense.   Interest expense increased by $1.7 million to $8.1 million in fiscal 2006 from $6.4 million for fiscal 2005. The increase is due to higher aggregate borrowings on the Company’s revolving credit facility and higher interest rates partially offset by interest capitalized on long-term capital projects.

Income Taxes.   Income taxes increased to an expense of $22.3 million in fiscal 2006 from a benefit of $2.1 million in fiscal 2005. The effective tax rate for fiscal 2006 was 38.6% compared to a tax benefit of 33.8% in fiscal 2005. The increase in effective tax rate is primarily attributable to more taxable income in the U.S. at a higher tax rate as compared to foreign taxable income at the lower tax rate.

Net Income.   As a result of the above factors, net income increased by $39.6 million to $35.5 million in fiscal 2006 compared to net loss of $(4.1) million in fiscal 2005.

Year ended September 30, 2005 Compared to Year Ended September 30, 2004 Pro Forma

The following discussion provides a comparison of the results of operations for the year ended September 30, 2005 and that of the year ended September 30, 2004 on a pro forma basis. The discussion is provided for comparative purposes only, but the value of such comparison may be limited. The information in this section should be read in conjunction with the consolidated financial statements and related notes contained in Item 8 of this Form 10-K and the pro forma financial information presented in this Item 7.

Net Revenues.   Net revenues increased by approximately $91.5 million or 39.2% to approximately $325.0 million in fiscal 2005 from approximately $233.5 million in fiscal 2004 on a pro forma basis. Volume increased 39.3% to approximately 20.9 million pounds in fiscal 2005 from approximately 15.0 million pounds in fiscal 2004 on a pro forma basis. The average selling price per pound decreased 0.2% to $15.42 per pound in fiscal 2005 from $15.45 per pound in fiscal 2004 on a pro forma basis. Raw material increases resulted in increases to average selling price, but were more than fully offset by the inclusion of stainless steel wire. As discussed in the section entitled “Overview of Markets,” the reduction in average selling price is due to the inclusion of stainless steel wire of $15.8 million in net revenue and 4.8 million pounds that is not included in the comparable period in fiscal 2004 on a pro forma basis. High-performance alloy volume increased 1.2 million pounds or 8.0%. The Company’s consolidated backlog increased by approximately $94.9 million or 101.5% to approximately $188.4 million at September 30, 2005 from approximately $93.5 million at September 30, 2004. Order entry increased by $128.8 million or 46.8% for fiscal 2005, as compared to fiscal 2004 on a pro forma basis.

Sales to the aerospace industry increased by 28.5% to approximately $126.1 million in fiscal 2005 from approximately $98.1 million on a pro forma basis for the same period a year earlier. The improvement can be attributed to an increase in the average selling price per pound, which is due to a generally improved market pricing structure, reflecting the higher raw material costs and improved market demand. Additionally, a greater proportion of the volume sold was higher-priced specialty alloys and titanium tubulars as compared to the lower-priced nickel-base alloy product forms sold in the same period a year earlier.

Sales to the chemical processing industry increased by 24.1% to approximately $76.2 million in fiscal 2005 from approximately $61.4 million on a pro forma basis for the same period a year earlier due to the combined effects of a 35.7% increase in the average selling price per pound, which was partly offset by a 9.5% decrease in volume. The volume decrease is attributable to an emphasis by the Company on more specialty higher-margin product, versus large-project lower-margin commodity grades. The significant increase in the average selling price is due to improved market prices as a result of generally higher raw material costs, and to improving demand in the marketplace for high-end specialty products and improved product mix.

Sales to the land based gas turbine industry increased by 63.3% to approximately $67.1 million in fiscal 2005 from approximately $41.1 million on a pro forma basis for the same period a year earlier, due to an increase in volume of 34.3% and a 21.4% increase in the average selling price per pound. The increase in volume was mainly due to improved global sales of proprietary alloy round products and specialty alloy flat products to domestic fabricators to support the growing demand of the gas turbine manufacturers. The increase in the average selling price is attributed to improved market prices as a result of generally higher raw material costs and improving market demand.

Sales to other markets increased by 71.1% to approximately $53.2 million in fiscal 2005 from approximately $31.1 million on a pro forma basis for the same period a year earlier. The volume and revenue in this category increased during this time period as compared to the same period a year earlier due to the inclusion of the stainless steel wire business and higher selling prices due to increased raw material costs. For fiscal 2005, the “Other Markets” category includes $15.8 million in net revenue and 4.7 million pounds of stainless steel wire as a result of the Branford Acquisition, which were not included in the same period of the prior year.

Cost of Sales.   Cost of sales as a percent of net revenues increased to 88.8% in fiscal 2005 from 86.6% in fiscal 2004 on a pro forma basis. The increasing percentage of cost of sales as compared to net revenue can be attributed primarily to the non-cash amortization of fresh start fair value adjustments. Improved product pricing and greatly improved volume (which improved absorption of fixed manufacturing costs) were partially offset by unplanned equipment downtime and higher raw material and energy costs between comparable periods. Specifically, the fourth quarter of fiscal 2005 was impacted by unplanned equipment outages costing approximately $3.0 million, which increased cost of sales by approximately 1% for the fiscal year.

Selling, General and Administrative Expense.   Selling, general and administrative expense increased by approximately $4.9 million to approximately $33.0 million for fiscal 2005 from approximately $28.1 million for fiscal 2004 on a pro forma basis. The increase in selling, general and administrative expense was due to higher non-recurring professional fees of $1.4 million for preparation and filing of a registration statement on Form S-1; $1.2 million related to professional and consulting fees for readiness compliance with the Sarbanes-Oxley Act of 2002; $1.1 million in higher sales commission expense due to increased sales levels; $1.1 million in selling, general and administrative expense related to the Branford Acquisition and $2.2 million in higher costs associated with a higher level of business activity, increased head count required for restoration to proper service levels previously eliminated in market downturns and growth in foreign entities. These increases were partially offset by the gain on sale of land and buildings at the Openshaw, England facility of $2.1 million. Selling, general and administrative expenses as a percentage of net revenues decreased to 10.1% in fiscal 2005 compared to 12.0% in fiscal 2004 on a pro forma basis.

Research and Technical Expense.   Research and technical expense remained relatively flat at $2.6 million or 0.8% of net revenues in fiscal 2005 compared to 1.1% of net revenues in fiscal 2004 on a pro forma basis.

Restructuring and Other Charges.   During fiscal 2005, the Company incurred approximately $0.6 million of professional fees in connection with the completion of the U.S. operations’ filing for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. Corresponding expense for fiscal 2004 on a pro forma basis was $4.5 million.

Operating Income (Loss).   As a result of the above factors, the operating income for fiscal 2005 was approximately $0.1 million compared to an operating loss of approximately $(3.7) million for fiscal 2004 on a pro forma basis.

Interest Expense.   Interest expense increased by approximately $1.4 million to approximately $6.4 million for fiscal 2005 from approximately $5.0 million for fiscal 2004 on a pro forma basis. The

$5.0 million of interest expense in fiscal 2004 on a pro forma basis consisted of $1.4 million in non-recurring fees and expenses related to the revolving credit facility put in place upon the Company’s emergence from bankruptcy and $3.6 million in interest expense related to the Company’s outstanding balances under its Credit Agreement. The Company’s interest expense increase for fiscal 2005 was due to a higher outstanding balance on the Company’s revolving credit facility primarily resulting from high sales growth and increasing raw material cost. Interest expense of approximately $16.3 million in prior years does not exist in fiscal 2005 as the 11 5/8% senior notes were discharged in connection with the Company’s emergence from bankruptcy. This discussion does not reflect the elimination of interest on the notes when comparing fiscal 2004 on a pro forma basis to fiscal 2005.

Income Taxes.   The income tax benefit decreased by approximately $1.2 million to approximately $2.1 million for fiscal 2005 from approximately $3.3 million for fiscal 2004 on a pro forma basis. The effective tax rate was 33.8% for fiscal 2005 compared to 38.0% for fiscal 2004 on a pro forma basis. This decrease is primarily attributable to foreign rate differentials and non deductible restructuring and S-1 filing cost.

Net Loss.   As a result of the above factors, the net loss was approximately $(4.1) million for fiscal 2005 compared to the net loss of approximately $(5.4) million for fiscal 2004 on a pro forma basis.

Eleven Months Ended August 31, 2004 and One Month Ended September 30, 2004

Other items impacting the predecessor eleven months ended August 31, 2004 or the successor one month period ended September 30, 2004 are discussed below.

Reorganization Items.   During the eleven months ended August 31, 2004, the Company incurred approximately $177.7 million in reorganization items, of which $7.3 million was expense relating to professional fees, contract amendment fees, travel expenses, directors’ fees, and write offs of bond discount and debt issuance costs, and $185.0 million was income relating to the gain on cancellation of the 11 5/8% senior notes due September 1, 2004, fresh start accounting adjustments, and fair value adjustments required as a result of the filing of a petition for reorganization relief pursuant to the Chapter 11 of the U.S. Bankruptcy Code and related emergence from bankruptcy.

Interest Expense.   The Company recorded $14.0 million of interest expense during the eleven months ended August 31, 2004. Pursuant to SOP 90-7, $6.9 million of interest expense on the 11 5/8% senior notes due September 1, 2004 was not recorded because payment was not expected to occur.

Income Taxes.   The income tax expense for the eleven months ended August 31, 2004, was minimal due to the tax treatment for the various items related to the Company’s emergence from bankruptcy and the application of fresh start reporting. The Company recorded income tax expense based upon the U.S. statutory rate adjusted for forgiveness of debt income, fresh start accounting adjustments, non-deductible restructuring costs, foreign tax rate differentials, and state income taxes.

Liquidity and Capital Resources

Comparative Cash Flow Analysis

The following analysis provides a comparison of cash flow for the years ended September 30, 2006 and 2005 and the year ended September 30, 2004 (on a combined basis for Haynes—predecessor and Haynes—successor).

During fiscal 2006 and fiscal 2005, the Company’s primary sources of cash were borrowings under its revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central) (described below) and cash from operations. Historically issuing debt securities was a source of cash. At

September 30, 2006, the Company had cash and cash equivalents of approximately $6.2 million compared to cash and cash equivalents of approximately $2.9 million at September 30, 2005.

Net cash provided in operating activities was $0.3 million in fiscal 2006, as compared to cash used of $4.8 million in fiscal 2005. At September 30, 2006, inventory balances were approximately $30.1 million higher than fiscal 2005 year end balances, as a result of the continued increase in the costs of the raw materials (nickel, molybdenum and cobalt), and a higher level of inventory required to be maintained to support the increased level of sales. The increased level of sales also resulted in increased accounts receivable of $18.1 million at September 30, 2006 compared to September 30, 2005. Net cash used in investing activities was $10.6 million in 2006, primarily as a result of the Company’s continuing capital expenditure program. Net cash used in operating and investing activities in fiscal 2006 was funded by cash from financing activities, primarily borrowings of $12.4 million on the Company’s revolving credit facility.

Net cash used in operating activities was $4.8 million in fiscal 2005, as compared to $23.9 million in fiscal 2004. At September 30, 2005, inventory balances, including the effects of the Branford Acquisition, were approximately $14.2 million higher than fiscal 2004 year end balances, as a result of the Company’s $42.5 million net cash investment in inventory during the period, which was offset by $25.4 million of non-cash fresh start accounting adjustments to inventory required by SOP 90-7 upon the Company’s emergence from bankruptcy recognized as expense during the period. The amount of the Company’s net cash investment in inventory was affected by rising costs of the raw materials nickel, molybdenum and cobalt, and a higher level of inventory required to be maintained to support the increased level of sales. The increase in cash used in operating activities was partially offset by an increase in accounts payable of approximately $10.4 million due to the increasing cost of raw materials and the rising level of sales activity. Net cash used in investing activities in fiscal 2005 was $14.7 million, which includes capital expenditures of $9.0 million and $8.3 million for the Branford Acquisition (which includes $2.6 million for property, plant and equipment), partially offset by proceeds from sales of property of $2.3 million. In fiscal 2005, net cash used in operating and investing activities was funded by cash from financing activities, primarily borrowings of $22.0 million on the Company’s revolving credit facility.

Net cash used in operating activities in fiscal 2004 was approximately $23.9 million, as compared to net cash used in operating activities of approximately $8.0 million in fiscal 2003. The increase in net cash used in operating activities in fiscal 2004 was the result of increased sales activity which resulted in increased accounts receivable balances and increased investments in inventory to support the higher sales levels. Accounts receivable increased from $35.3 million at September 30, 2003 to $54.4 million at September 30, 2004, and inventories increased from $85.8 million at September 30, 2003 to $130.8 million at September 30, 2004. Approximately $25.4 million of the inventory increase is attributable to the non-cash fresh start accounting adjustments required by SOP 90-7 upon emergence from bankruptcy. Higher inventory requirements at higher raw material costs, particularly the cost of nickel, were responsible for the remainder of the increase in inventory balances. The increase in accounts receivable and inventories was partially offset by an increase in accounts payable from $23.2 million at September 30, 2003 to $34.2 million at September 30, 2004 due primarily to rising costs of raw materials and a higher level of inventory due to increasing levels of business.

Future Sources and Uses of Liquidity

The Company’s sources of cash in fiscal 2007 are expected to consist primarily of cash generated from operations and cash on hand, borrowings under both its revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central) and the U.K. revolving credit facility (described below), and the after-tax proceeds, net of expenses, of the $50.0 million up-front payment received from TIMET in the first quarter of fiscal 2007. The Wachovia revolving credit facility and the U.K. revolving credit facility combine to provide borrowings in a maximum amount of $145.0 million, subject to a borrowing base formula and certain reserves. At September 30, 2006, the Company had access to a total of approximately $29.5 million ($21.3 million U.S. and $8.2 million U.K.) under both revolving credit facilities (subject to borrowing base and certain reserves) and cash of approximately $6.2 million. The Company believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months, although there can be no assurance that this will be the case.

The Wachovia revolving credit facility provides for revolving loans in a maximum amount of $130.0 million. Borrowings under the revolving credit facility bear interest at either Wachovia Bank, National Association’s “prime rate,” plus up to 1.5% per annum, or the adjusted Eurodollar rate used by the lender, plus up to 3.0% per annum, at the Company’s option. As of September 30, 2006, the revolving credit facility had an outstanding balance of $112.8 million and bore interest at a weighted average interest rate of 7.32%. In addition, the Company must pay monthly in arrears a commitment fee of 0.375% per annum on the unused amount of the Wachovia revolving credit facility total commitment. For letters of credit, the Company must pay 2.5% per annum on the daily outstanding balance of all issued letters of credit, plus customary fees for issuance, amendments, and processing. The Company is subject to certain covenants as to EBITDA and fixed charge coverage ratios and other customary covenants, including covenants restricting the incurrence of indebtedness, the granting of liens, the sale of assets and the declaration of dividends and other distributions on the Company’s capital stock. As of September 30, 2006, the most recent required measurement date under the agreement documentation, the Company was in compliance with these covenants. The revolving credit facility matures on April 12, 2009. Borrowings under the revolving credit facility are collateralized by a pledge of substantially all of the U.S. assets of the Company, with the exception of the four-high Steckel rolling mill and related assets, which are pledged to TIMET.

Haynes U.K. has entered into an agreement with a U.K.-based lender providing for a $15.0 million revolving credit facility maturing on April 2, 2007. The Company is expecting to renew this facility or replace the facility with one of similar availability. Haynes U.K. is required to pay interest on loans made under the revolving credit facility in an amount equal to LIBOR (as calculated in accordance with the terms of the revolving credit facility), plus 3% per annum. As of September 30, 2006, the revolving credit facility had an outstanding balance of $4.0 million and bore interest at a weighted average interest rate of 8.34%. Availability under the revolving credit facility is limited by the receivables available for sale to the lender, the net of stock and inventory and certain reserves established by the lender in accordance with the terms of the revolving credit facility. Haynes U.K. must meet certain financial covenants relating to tangible net worth and cash flow. As of September 30, 2006, the most recent measurement date required under the revolving credit facility, Haynes U.K. was in compliance with these covenants. The revolving credit facility is secured by a pledge of substantially all of the assets of Haynes U.K.

The Company’s primary uses of cash over the next twelve months will consist of expenditures related to: (i) increasing levels of working capital due to increased levels of operations and rising raw material cost; (ii) capital spending to improve reliability and performance of the equipment; (iii) reduction of debt; (iv) pension plan funding, (v) income tax payments, including obligations associated with the TIMET conversion agreement; and (vi) interest payments on outstanding indebtedness. Planned fiscal 2007 capital spending is targeted at $10.0 million. The main projects for fiscal 2007 include the completion of the projects already started related to the electroslag remelt equipment, rolling mills and the upgrade of the annealing equipment at the Kokomo, Indiana facility. Management expects to spend $23.6 million, in the aggregate, on capital expenditures in fiscal 2007 and 2008, as compared to the $11.6 million and $10.6 million spent in fiscal 2005 and 2006, respectively. Management believes that the completion of these capital projects and the related improvement in the reliability and performance of the equipment will have a positive effect on the Company’s profitability and working capital management. Planned downtime is scheduled for fiscal 2007 and 2008 to implement these capital improvements. The Company is also evaluating the desirability of possible additional capital expansion projects to capitalize on current market opportunities. Additionally, acceleration of future capital spending beyond what is currently planned may occur in order to accelerate the realization of the benefits such as improved working capital management, reduced manufacturing cost and increased capacity. Consideration will also be given to potential acquisitions similar to the Branford Acquisition which complement our product line, reduce production costs and increase capacity.

Contractual Obligations

The following table sets forth the Company’s contractual obligations for the periods indicated, as of September 30, 2006:

(Table in thousands)

	Payments Due by Period
Contractual Obligations(1)	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 years
	(in thousands)
Debt obligations (including interest)(2)	$141,253	$9,082	$132,171	$—	$—
Operating lease obligations	9,201	3,201	4,890	1,110	—
Raw material contracts	173,094	94,018	79,076	—	—
Mill supplies contracts	473	473	—	—	—
Capital projects	12,986	10,000	2,986	—	—
Pension plan(3)	3,134	3,134	—	—	—
Other postretirement benefits(4)	50,000	5,000	10,000	10,000	$25,000
Non-compete obligations(5)	550	110	220	220	—
Total	$390,691	$125,018	$229,343	$11,330	$25,000

(1)          Taxes are not included in the table. Payments for taxes for 2007 are expected to be approximately $30.0 million (excluding taxes to be paid related to the TIMET conversion services agreement).

(2)          Interest is calculated annually using the principal balance and current interest rates as of September 30, 2006.

(3)          The Company has a current funding obligation to contribute $2,011 to the domestic pension plan and all benefit payments under the domestic pension plan will come from the plan and not the Company. The Company expects its U.K. subsidiary to contribute $1,123 in fiscal 2007 to the U.K. Pension Plan arising from an obligation in the U.K. debt agreement.

(4)          Represents expected postretirement benefits only.

(5)          Pursuant to an escrow agreement, as of April 11, 2005, the Company established an escrow account to satisfy its obligation to make payments under a non-compete agreement entered into as part of the Branford Acquisition. This amount is reported as restricted cash.

At September 30, 2006, the Company also had $0.3 million outstanding under letters of credit. The letters of credit are outstanding primarily in connection with post closure environmental assurance and building lease obligations.

Inflation

Historically, the Company has had the ability to pass on to customers both increases in consumable costs and material costs because of the value-added contribution the material makes to the final product.  However, there is no guarantee that the Company will continue to be able to achieve this in the future.

Critical Accounting Policies and Estimates

Overview

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to bad debts, inventories, income taxes, assets, impairments and retirement benefits. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product mix and, in some cases, actuarial techniques, and various other factors that are believed to be reasonable under the circumstances. The results of this process form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company constantly reevaluates these significant factors and makes adjustments where facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions.

The Company’s accounting policies are more fully described in Note 2 to the consolidated financial statements included in Item 8 of this Form 10-K. The Company has identified certain critical accounting policies, which are described below. The following listing of policies is not intended to be a comprehensive list of all of the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Revenue Recognition

Revenue is recognized when title passes to the customer which is generally at the time of shipment (F.O.B. shipping point or at a foreign port for certain export customers). Allowances for sales returns are recorded as a component of net revenues in the periods in which the related sales are recognized. Management determines this allowance based on historical experience and we have not had any history of returns that have exceeded our recorded allowances.

Pension and Postretirement Benefits

The Company has defined benefit pension and postretirement plans covering most of its current and former employees. Significant elements in determining the assets or liabilities and related income or expense for these plans are the expected return on plan assets (if any), the discount rate used to value future payment streams, expected trends in health care costs, and other actuarial assumptions. Annually, the Company evaluates the significant assumptions to be used to value its pension and postretirement plan assets and liabilities based on current market conditions and expectations of future costs. If actual results are less favorable than those projected by management, additional expense may be required in future periods. There were no changes to the terms of these benefits in connection with the Company’s emergence from bankruptcy.

The Company believes the expected rate of return on plan assets of 8.5% is a reasonable assumption based on its asset allocation of 65% equity, 32% fixed income and 3% real estate/other. The Company’s assumption for expected rate of return for plan assets for equity, fixed income, and real estate/other are 10.25%, 5.5% and 8.5%, respectively. This position is supported through a review of investment criteria, and consideration of historical returns over a several year period.

Salaried employees hired after December 31, 2005 are not covered by the pension plan; however, they are eligible for an enhanced matching program of the defined contribution plan (401(k)).

Impairment of Long-lived Assets, Goodwill and Other Intangible Assets

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. The Company reviews goodwill for impairment annually or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. Recoverability of goodwill is measured by a comparison of the carrying value to the fair value of a reporting unit in which the goodwill resides. If the carrying amount of a reporting unit exceeds its fair value, an impairment charge is recognized to the extent that the implied fair value of the reporting unit’s goodwill exceeds its carrying value. The implied fair value of goodwill is the residual fair value, if any, after allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and all of the liabilities of the reporting unit. The fair value of reporting units is generally determined using a discounted cash flow approach. Assumptions and estimates with respect to estimated future cash flows used in the evaluation of long-lived assets and goodwill impairment are subject to a high degree of judgment and complexity. The Company reviewed goodwill and trademarks for impairment as of August 31, 2006, and concluded no impairment adjustment was necessary. No events or circumstances have occurred that would indicate the carrying value of goodwill or trademarks may be impaired since its testing date.

Share-Based Compensation

The Company had previously adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. In connection with the plan of reorganization, the Haynes—successor has adopted a stock option plan for certain key management employees and non-employee directors pursuant to the terms set forth in the First Amended Joint Plan of Reorganization. The stock option plan authorizes the granting of non-qualified stock options to certain key employees and non-employee directors of the Company to purchase up to 1,000,000 shares of the Company’s common stock.

In December 2004, SFAS No. 123(R), Share-Based Payment, a replacement of SFAS No. 123, Accounting for Stock-Based Compensation, and a rescission of APB Opinion No. 25, Accounting for Stock Issued to Employees, was issued. This statement requires compensation costs related to share-based payment transactions to be recognized in the financial statements. The amount of compensation cost is measured based upon the grant date fair value. The fair value of the option grants is estimated on the date of grant using the Black-Scholes option pricing model with assumptions on dividend yield, risk-free interest rate, expected volatilities, and expected lives of the options. The Company implemented SFAS No. 123(R) on October 1, 2005 for all unvested options using the modified prospective method of adoption.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”), which requires deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The determination of whether or not a valuation allowance is needed is based upon an evaluation of both positive and negative evidence and the expected reversal date of temporary differences to be deducted on future income tax returns. In its evaluation of the need for a valuation allowance, the Company assesses prudent and feasible tax planning strategies and expected reversal dates. The ultimate amount of deferred tax assets realized could be different from those recorded, as influenced by potential changes in enacted tax laws and the availability of future taxable income.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 seeks to reduce the diversity in practice associated with certain aspects of measuring and recognition in accounting for income taxes. In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact, if any, that FIN 48 will have on our financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurement (SFAS 157). SFAS 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date.”   The statement is effective for fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. The Company is required to adopt SFAS 157 beginning on October 1, 2008. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). SFAS 158 requires companies to recognize the funded status of defined benefit pension and other postretirement plans as a net asset or liability in its financial statements. In addition, disclosure requirements related to such plans are affected by SFAS 158. The Company will begin recognition of the funded status of its defined benefit pension and postretirement plans and include the required disclosures under the provisions of SFAS 158 at the end of fiscal year 2007. The adoption of SFAS 158 is not expected to impact the Company’s debt covenants or cash position. If implemented on September 30, 2006, the estimated impact on the Company’s financial position would be a reduction in pension and postretirement benefits liability of $5.2 million, an increase in stockholders’ equity accumulated other comprehensive income of $3.2 million, and a reduction of deferred tax asset of $2.0 million. Additionally, the Company does not expect the adoption of SFAS 158 to significantly affect the results of operations.

In June 2006, the EITF reached consensus on EITF 06-3, Disclosure Requirements for Taxes Assessed by a Government Authority on Revenue-Producing Transactions. EITF 06-3 requires disclosure of a company’s accounting policy with respect to presentation of taxes collected on a revenue producing transaction between a seller and a customer. For taxes that are reported on a gross basis (included in revenues and costs), EITF 06-3 also requires disclosure of the amount of taxes included in the financial statements. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company does not expect the adoption of EITF 06-3 to have a material impact on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for the first fiscal year ending after November 15, 2006, which will be our fiscal year ending September 30, 2007. The adoption of this statement is not expected to have a material impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140 (SFAS 155), that allows a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 155 will have an impact on the Company’s overall results of operations or financial position.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (SFAS 156), that applies to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 156 will have an impact on the Company’s overall results of operations or financial position.

Item 7A.                Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices. The Company is exposed to various market risks, including changes in interest rates, foreign currency exchange rates and the price of nickel, which is a commodity.

Changes in interest rates affect the Company’s interest expense on variable rate debt. All of the Company’s outstanding debt was variable rate debt at September 30, 2005 and 2006. A hypothetical 10% increase in the interest rate on variable rate debt would have resulted in additional interest expense of approximately $645,000 for the fiscal year ended September 30, 2005 and $826,000 for the fiscal year ended September 30, 2006. The Company has not entered into any derivative instruments to hedge the effects of changes in interest rates.

The foreign currency exchange risk exists primarily because the three foreign subsidiaries maintain receivables and payables denominated in currencies other than their functional currency or the U.S. dollar. The foreign subsidiaries manage their own foreign currency exchange risk. The U.S. operations transact their foreign sales in U.S. dollars, thereby avoiding fluctuations in foreign exchange rates. Any exposure aggregating more than $500,000 requires approval from the Company’s Vice President of Finance. The Company is not currently party to any currency contracts.

Fluctuations in the price of nickel, our most significant raw material, subject the Company to commodity price risk. The Company manages its exposure to this market risk through internally established policies and procedures, including negotiating raw material escalators within product sales agreements, and continually monitoring and revising customer quote amounts to reflect the fluctuations in market prices for nickel. The Company does not use derivative instruments to manage this market risk. The Company monitors its underlying market risk exposure from a rapid increase in nickel prices on an ongoing basis and believes that it can modify or adapt its strategies as necessary. The Company is considering forward purchase opportunities with certain suppliers.

Item 8.                        Financial Statements and Supplementary Data

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Haynes International, Inc. (Haynes—successor) as of September 30, 2006 and 2005 and for the years ended September 30, 2006 and September 30, 2005 and for the period September 1, 2004 to September 30, 2004 and Haynes International, Inc. (Haynes—predecessor) for the period October 1, 2003 to August 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Haynes International, Inc.

We have audited the accompanying consolidated balance sheets of Haynes International, Inc. and subsidiaries (“Haynes—successor”) as of September 30, 2005 and 2006, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the period September 1, 2004 (inception) to September 30, 2004 and for the years ended September 30, 2005 and 2006. We have also audited the Haynes International, Inc. and subsidiaries (“Haynes—predecessor”) consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for the period October 1, 2003 to August 31, 2004. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on August 16, 2004, the bankruptcy court entered an order confirming the plan of reorganization of Haynes—predecessor which became effective after the close of business on August 31, 2004. Accordingly, the accompanying consolidated balance sheets as of September 30, 2005 and 2006 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Haynes—successor for the period September 1, 2004 (inception) to September 30, 2004 and for the years ended September 30, 2005 and 2006, have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, as a new entity with assets, liabilities and capital structure having carrying values not comparable with prior periods.

In our opinion, the consolidated financial statements referred to above of Haynes—successor present fairly, in all material respects, the financial position of Haynes—successor as of September 30, 2005 and 2006, and the results of their operations and their cash flows for the period September 1, 2004 (inception) to September 30, 2004 and for the years ended September 30, 2005 and 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the consolidated financial statements referred to above for Haynes—predecessor present fairly, in all material respects, the results of their operations and their cash flows for the period October 1, 2003 to August 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective October 1, 2005, Haynes—successor changed its method of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of September 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 7, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
December 7, 2006

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2005	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,886	$6,182
Restricted cash—current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,514 and $1,751, respectively	58,730	77,962
Inventories, net	147,860	179,712
Deferred income taxes	7,298	10,759
Total current assets	216,884	274,725
Property, plant and equipment, net	85,125	88,921
Deferred income taxes—long term portion	27,665	27,368
Prepayments and deferred charges, net	2,457	2,719
Restricted cash—long term portion	550	440
Goodwill	43,055	42,265
Other intangible assets	11,386	9,422
Total assets	$387,122	$445,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,495	$45,487
Income taxes payable	399	2,294
Accrued pension and postretirement benefits	5,527	8,134
Revolving credit facilities	104,468	116,836
Current maturities of long term obligations	1,501	110
Total current liabilities	157,390	172,861
Long-term obligations (less current portion)	414	3,097
Accrued pension and postretirement benefits	117,449	118,354
Total liabilities	275,253	294,312
Stockholders’ equity:
Common stock, $0.001 par value (20,000,000 shares authorized, 10,000,000 shares issued and outstanding)	10	10
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	120,972	122,937
Accumulated earnings (deficit)	(7,780)	27,760
Accumulated other comprehensive income (loss)	(512)	841
Deferred stock compensation	(821)	—
Total stockholders’ equity	111,869	151,548
Total liabilities and stockholders’ equity	$387,122	$445,860

The accompanying notes are an integral part of these consolidated financial statements.

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Predecessor	Successor
	Period October 1, 2003 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Net revenues	$209,103	$24,391	$324,989	$434,405
Cost of sales	171,652	26,136	288,669	325,573
Selling, general and administrative	24,038	2,658	32,963	40,296
Research and technical	2,286	226	2,621	2,659
Restructuring and other charges	4,027	429	628	—
Operating income (loss)	7,100	(5,058)	108	65,877
Interest expense (contractual interest of $20,876 for the period October 1, 2003 to August 31, 2004)	13,964	354	6,385	8,121
Interest income	(35)	(6)	(32)	(97)
Income (loss) before reorganization items and income taxes	(6,829)	(5,406)	(6,245)	57,853
Reorganization items	177,653	—	—	—
Income (loss) before income taxes	170,824	(5,406)	(6,245)	57,853
Provision for (benefit from) income taxes	90	(1,760)	(2,111)	22,313
Net income (loss)	$170,734	$(3,646)	$(4,134)	$35,540
Net income (loss) per share:
Basic	$1,707,340	$(0.36)	$(0.41)	$3.55
Diluted	$1,707,340	$(0.36)	$(0.41)	$3.46
Weighted average shares outstanding:
Basic	100	10,000,000	10,000,000	10,000,000
Diluted	100	10,000,000	10,000,000	10,270,642

The accompanying notes are an integral part of these consolidated financial statements.

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Predecessor	Successor
	Period October 1, 2003 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Net income (loss)	$170,734	$(3,646)	$(4,134)	$35,540
Other comprehensive income (loss), net of tax:
Minimum pension adjustment	—	—	—	(217)
Foreign currency translation adjustment	2,124	363	(875)	1,570
Other comprehensive income (loss)	2,124	363	(875)	1,353
Comprehensive income (loss)	$172,858	$(3,283)	$(5,009)	$36,893

The accompanying notes are an integral part of these consolidated financial statements.

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Deferred Stock	Accumulated Other Comprehensive	Total Stockholders’ Equity
	Shares	Par	Capital	Deficit)	Compensation	Income (Loss)	(Deficiency)
Predecessor
Balance October 1, 2003	100	$—	$51,381	$(222,232)	$—	$(2,007)	$(172,858)
Net income				170,734			170,734
Other comprehensive income						2,124	2,124
Plan of reorganization and fresh-start:
Elimination of accumulated deficit	—	—	—	51,498		(117)	51,381
Cancellation of predecessor company shares	(100)		(51,381)				(51,381)
Issuance of stock under plan of reorganization	10,000,000	10	118,726				118,736
Balance August 31, 2004	10,000,000	$10	$118,726	$—	$—	$—	$118,736

Successor
Balance September 1, 2004	10,000,000	$10	$118,726	$—	$—	$—	$118,736
Net loss				(3,646)			(3,646)
Other comprehensive income						363	363
Grant of stock options			2,419		(2,419)		—
Amortization of deferred stock compensation					123		123
Balance September 30, 2004	10,000,000	$10	$121,145	$(3,646)	$(2,296)	$363	$115,576
Net loss				(4,134)			(4,134)
Other comprehensive loss						(875)	(875)
Forfeiture of stock options			(173)		173		—
Amortization of deferred stock compensation					1,302		1,302
Balance September 30, 2005	10,000,000	$10	$120,972	$(7,780)	$(821)	$(512)	$111,869
Net income				35,540			35,540
Other comprehensive income						1,353	1,353
Reclass reporting of deferred stock compensation			(821)		821		—
Stock compensation			2,786				2,786
Balance September 30, 2006	10,000,000	$10	$122,937	$27,760	$—	$841	$151,548

The accompanying notes are an integral part of these consolidated financial statements.

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Predecessor	Successor
	Period October 1, 2003 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Cash flows from operating activities:
Net income (loss)	$170,734	$(3,646)	$(4,134)	$35,540
Depreciation	5,035	494	6,131	6,926
Amortization	2,739	164	1,895	1,964
Stock compensation expense	—	—	1,302	2,786
Deferred income taxes	0	(1,648)	(5,655)	(2,644)
Loss (gain) on disposition of property	(437)	(13)	(1,937)	140
Reorganization items	(177,653)	—	—	—
Change in assets and liabilities (net of effects of acquisition):
Accounts receivable	(15,281)	(4,241)	(2,211)	(18,125)
Inventories	(15,254)	853	(14,244)	(30,122)
Other assets and reorganization items	(521)	503	(374)	(216)
Accounts payable and accrued expenses	12,864	6,604	10,364	(925)
Income taxes payable	(96)	(88)	1,124	1,901
Accrued pension and postretirement benefits	480	312	2,957	3,043
Net cash provided (used) in operating activities before reorganization costs	(17,390)	(706)	(4,782)	268
Reorganization items paid	(5,799)	—	—	—
Net cash provided (used) in operating activities	(23,189)	(706)	(4,782)	268
Cash flows from investing activities:
Additions to property, plant and equipment	(4,782)	(637)	(9,029)	(10,668)
Proceeds from sale of property, plant and equipment	1,270	15	2,326	—
Acquisition of The Branford Wire and Manufacturing Company, net of cash acquired	—	—	(8,300)	—
Change in restricted cash	1,009	(12)	337	110
Net cash used in investing activities	(2,503)	(634)	(14,666)	(10,558)
Cash flows from financing activities:
Net repayment of short term borrowings	(56,815)	—	—	—
Net increase in revolving credit	80,296	1,060	21,986	12,368
Changes in long-term obligations	—	—	(1,596)	1,009
Payment of debt issuance cost	—	—	(465)	—
Net cash provided by financing activities	23,481	1,060	19,925	13,377
Effect of exchange rates on cash	80	97	(68)	209
Increase (decrease) in cash and cash equivalents	(2,131)	(183)	409	3,296
Cash and cash equivalents:
Beginning of period	4,791	2,660	2,477	2,886
End of period	$2,660	$2,477	$2,886	$6,182
Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest (net of capitalized interest)	$3,426	$354	$6,377	$7,992
Income Taxes	$161	—	$2,681	$23,148

Supplemental disclosures of non-cash activities:

During the period October 1, 2003 to August 31, 2004, the minimum pension liability was eliminated as a result of the adoption of fresh start accounting in accordance with SOP 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”.

During 2006, goodwill decreased and deferred income tax asset increased by $790 due to the finalization of pre-emergence tax returns which affected net operating loss carryforwards.

During 2006 a $310 minimum pension liability was recorded in accumulated other comprehensive income.

The accompanying notes are an integral part of these consolidated financial statements.

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data and otherwise noted)

Note 1           Background and Organization

Description of Business

Haynes International, Inc. and its subsidiaries (the “Company” or “Haynes”) develops, manufactures, markets and distributes technologically advanced, high-performance alloys primarily for use in the aerospace, land based gas turbine and chemical processing industries. The Company’s products are high-temperature resistant alloys (“HTA”) and corrosion resistant alloys (“CRA”). The Company’s HTA products are used by manufacturers of equipment that is subjected to extremely high temperatures, such as jet engines for the aerospace industry, gas turbine engines for power generation, waste incineration, and industrial heating equipment. The Company’s CRA products are used in applications that require resistance to extreme corrosion, such as chemical processing, power plant emissions control and hazardous waste treatment. The Company produces its high-performance alloys primarily in sheet, coil and plate forms. In addition, the Company produces its products as seamless and welded tubulars, and in bar, billets and wire forms.

High-performance alloys are characterized by highly engineered often proprietary, metallurgical formulations primarily of nickel, cobalt and other metals with complex physical properties. The complexity of the manufacturing process for high-performance alloys is reflected in the Company’s relatively high average selling price per pound, compared to the average selling price of other metals, such as carbon steel sheet, stainless steel sheet and aluminum. The high-performance alloy industry has significant barriers to entry such as the combination of (i) demanding end-user specifications, (ii) a multi-stage manufacturing process, and (iii) the technical sales, marketing and manufacturing expertise required to develop new applications.

Basis of Presentation

On March 29, 2004 (the “Petition Date”), the Company and its U.S. subsidiaries and U.S. affiliates filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”). The bankruptcy cases thus commenced were jointly administered under the caption in re Haynes International, Inc., et al., Case No.: 04-5364-AJM-11 (the “Bankruptcy Cases”). Throughout the Bankruptcy Cases, the Company and its U.S. subsidiaries and U.S. affiliates managed their properties and operated their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The Company’s European and Singapore operations were not included in the Bankruptcy Cases.

Prior to August 31, 2004, the Company, Haynes—predecessor, was a wholly-owned subsidiary of Haynes Holdings, Inc. (“Holdings”). Effective August 31, 2004 the Company and Holdings were merged as part of the plan of reorganization with the Company emerging as the successor entity (“Haynes—successor”). As a result of the Company’s emergence from bankruptcy and the Company’s implementation of fresh start reporting as described below, the consolidated financial statements of the Company for periods subsequent to August 31, 2004 reflect a new basis of accounting and are not comparable to the historical consolidated financial statements for periods prior to the effective date of the plan of reorganization.

The Company and its U.S. operations filed for reorganization relief because liquidity shortfalls hampered their ability to meet interest and principal obligations on long-term debt obligations. These shortfalls were primarily a result of reduced customer demand caused by a weak economic environment for its products and higher raw material and energy costs.

In connection with the Bankruptcy Cases, motions necessary for the Company and its U.S. subsidiaries and U.S. affiliates operations to conduct normal business activities were filed with and approved by the Bankruptcy Court, including (i) approval of a $100 million debtor-in-possession credit facility for working capital needs and other general corporate purposes, (ii) authorization to pay pre-petition liabilities related to certain essential trade creditors, (iii) authorization to pay most pre-petition payroll and employee related obligations and (iv) authorization to pay certain pre-petition shipping and import/export related obligations.

On April 28, 2004, the Company and its U.S. subsidiaries and U.S. affiliates filed schedules and statements of financial affairs with the Bankruptcy Court setting forth, among other things, the assets and liabilities of the Company and its U.S. subsidiaries and U.S. affiliates. All of the schedules were subject to further amendment or modification. Differences between amounts scheduled by the Company and its U.S. subsidiaries and U.S. affiliates and claims submitted by creditors were investigated and resolved in accordance with an established claims resolution process.

On May 25, 2004, the Company and its U.S. subsidiaries and U.S. affiliates filed a plan of reorganization and related disclosure statement with the Bankruptcy Court. The plan was amended on June 29, 2004, and the Bankruptcy Court entered an order confirming the Company and its U.S. subsidiaries and U.S. affiliates plan of reorganization, as amended, on August 16, 2004. As part of the consummation of the confirmed plan of reorganization, holders of the Company’s 11 5/8% Senior Notes due September, 2004 (the “Senior Notes”) exchanged the $140 million of the Senior Notes outstanding and accrued interest for 96% of the equity in the reorganized Haynes—successor. The pre-petition majority equity holder of the Company’s former parent, Holdings, agreed to cancel its equity interests in exchange for 4% of the equity in Haynes—successor.

The Company and its U.S. subsidiaries and U.S. affiliates emerged from bankruptcy on August 31, 2004. The Company has determined that it qualified for fresh start accounting under AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (SOP 90-7) and applied fresh start accounting on the date of emergence, August 31, 2004. The reorganization value was determined to be $200 million.

The plan of reorganization provided for the following to occur as of the effective date of the plan (or as soon thereafter as practicable):

•       The cancellation of all existing stock authorized and outstanding (“Old Common Stock”) and all existing stock options, warrants, and related rights.

•       The authorization for the issuance of ten million shares of new common stock, $0.001 par value per share.

•       The authorization for the future issuance of an additional ten million shares of new common stock, $0.001 par value per share. Future issuance upon terms to be designated from time to time by the board of directors.

•       The authorization of twenty million shares of new preferred stock. Future issuance upon terms to be designated from time to time by the board of directors.

•       Senior Note Holders to receive its pro rata share of 96% of the shares of the new common stock in full satisfaction of the debt obligation under the Senior Notes.

•       Holders of the Old Common Stock interests to receive their pro rate share of 4% of the new common stock.

•       The approval of new collective bargaining agreement with the United Steelworkers of America that contains certain modifications and extends the agreement through June 2007.

•       Congress Financial Corporation (Central) to provide exit financing of $100 million for working capital financing subject to reserves and borrowing base restrictions.

•       The payment of all pre-petition general unsecured claims at 100%.

•       The implementation of a stock option plan for certain key management employees and non-employee directors of the Company.

Fresh Start Reporting

Upon implementation of the plan of reorganization, fresh start reporting was adopted in accordance with SOP 90-7, since holders of Haynes International, Inc.’s common stock immediately prior to confirmation of the plan of reorganization received less than 50% of the voting shares of the successor entity and its reorganization value was less than its post-petition liabilities and allowed claims. Under fresh start reporting, the reorganization value was allocated to the Company’s net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Standards No. 141, Business Combinations (SFAS No. 141). The Company’s reorganization value exceeded the fair value of the Company’s net assets acquired pursuant to the plan of reorganization. In accordance with SFAS No. 141, the excess of the reorganization value over the fair value of the net assets was recorded as goodwill. Liabilities existing at the effective date of the plan of reorganization are stated at the present value of amounts to be paid discounted at appropriate current rates.

In connection with its development of the plan of reorganization, a valuation analysis of Haynes’ business and the securities to be registered under the plan of reorganization was performed in March 2004. In preparing this analysis, the Company, among other things, (a) reviewed the recent financial and operating results, (b) considered current operations and prospects, (c) reviewed certain operating and financial forecasts including the financial projections contained in Haynes’ Disclosure Statement, (d) evaluated key assumptions related to the financial projections, (e) evaluated a three year discounted cash flow analysis based on the financial projections, utilizing various discount rates ranging from 10.5% to 14.5% based on a weighted cost of capital analysis and EBITDA terminal multiples of 5.5x to 7.5x based on relevant comparable company projected multiples and trading multiples during recent business cycles, (f) considered the market value of certain publicly traded companies in businesses reasonably comparable to the operating business of Haynes and (g) conducted such other analyses as deemed necessary under the circumstances. The financial projections reflected a significant reduction in interest expense as a result of the reorganization and a post restructuring effective tax rate of 40%.

As a result of such analyses, review, discussions, considerations and assumptions, the total enterprise value of Haynes was within a range of $160 million to $240 million with a mid-point value of $200 million. The Company used the mid-point valuation of $200 million as the basis for its reorganization value for purposes of applying fresh-start reporting. The total enterprise value of $200 million and its derivation was a key element in negotiations with Haynes’ creditors and equity holders in developing the plan of reorganization which was ultimately approved by Haynes’ creditors and the Bankruptcy Court. Differences between actual cash flows, interest rates, the effective tax rate and the assumptions used would have a material effect on the reorganization value.

The allocation of the reorganization value as of the effective date of the plan of reorganization is summarized as follows and shown to be less than the Company’s post-petition liabilities and allowed claims:

Common equity value	$118,736
Revolver debt, European debt, and capital leases, less cash	81,264
Reorganization value	$200,000
Post-petition liabilities and allowed claims
Current liabilities	$116,137
Pension and postretirement benefits and other long term debt	124,775
Liabilities subject to compromise:
Senior notes	140,000
Accrued interest on senior notes	9,363
Accrued fees to an affiliate of Holdings	1,612
Total liabilities and allowed claims	391,887
Reorganized value	200,000
Excess of liabilities over reorganized value	$191,887

The following table reflects adjustment to the consolidated balance sheet resulting from implementation of the plan of reorganization and application of fresh start reporting on August 31, 2004, the effective date of the reorganization.

	Predecessor						Successor
	Haynes International, Inc. August 31, 2004		Plan of Reorganization		Fresh Start		Haynes International, Inc. August 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,660		$—		$—		$2,660
Restricted cash	1,009						1,009
Accounts receivable	50,087		—		—		50,087
Inventories, net	100,603		—		30,982	(b)	131,585
Refundable income taxes	656						656
Total current assets	155,015		—		30,982		185,997
Property, plant and equipment, net	38,998		—		40,810	(b)	79,808
Deferred income taxes	547		—		36,143	(d)	36,690
Prepayments and deferred charges, net	12,376		—		(9,891	)(b)	2,485
Goodwill	—		—		40,353	(c)	40,353
Other intangible assets	—		—		12,467	(b)	12,467
Total assets	$206,936		$—		$150,864		$357,800
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable and accrued expenses	$27,732		$—		$—		$27,732
Accrued postretirement benefits	4,890		—		—		4,890
Revolving credit facility	82,466		—		—		82,466
Deferred income taxes	—		—		6,692	(d)	6,692
Current maturities of long term debt	1,049		—		—		1,049
Total current liabilities	116,137		—		6,692		122,829
Long term debt	1,418		—		—		1,418
Accrued pension and postretirement benefits	123,357		—		(8,540	)(b)	114,817
Liabilities subject to compromise	150,975		(150,975	)(a)	—		—
Total liabilities	391,887		(150,975)		(1,848)		239,064
Commitments and contingencies
Stockholders’ equity (deficiency):
Old common stock, $0.01 par value (100 shares authorized, issued and outstanding)
New common stock, $0.001 par value (20,000,000 shares authorized, 10,000,000 shares issued and outstanding)			10				10
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding
Old additional paid-in capital	51,381		—		(51,381)		—
New additional paid-in capital			118,726	(a)	—		118,726
Accumulated deficit	(236,449)		32,239	(a)	204,210		—
Accumulated other comprehensive income	117		—		(117)		—
Deferred stock compensation	—		—		—		—
Total stockholders’ equity (deficiency)	(184,951	)(c)	150,975	(c)	152,712	(c)	118,736 (c)
Total liabilities and stockholders’ equity (deficiency)	$206,936		$—		$150,864		$357,800

(a)           To reflect the cancellation of debt related to the settlement of the pre-petition liabilities subject to compromise:

Liabilities subject to compromise	$150,975
New common stock and additional paid-in capital	(118,736)
Gain on cancellation of debt	$32,239

(b)          To reflect fresh start accounting adjustments related to the revaluation of certain assets and liabilities to fair market value:

Inventories
Fair value adjustments	$30,982
Property, Plant and Equipment
Fair value adjustments—Machinery and equipment	$41,628
Fair value adjustments—Buildings	(859)
Fair value adjustments—Land	41
$40,810
Prepayments and Deferred Charges
Europe debt issuance cost write-off	$(245)
Adjust pension assets	(9,646)
$(9,891)
Other Intangibles
Fair value adjustments—Patents	$8,667
Fair value adjustments—Trademarks	3,800
$12,467
Accrued Pension and Postretirement Benefits
Adjust pension liabilities	$(8,540)

(c)           To reflect the calculation of goodwill:

Predecessor stockholders’ deficiency at August 31, 2004	$(184,951)
Cancellation of debt	150,975
Successor equity at August 31, 2004	(118,736)
Fresh start reporting and fair value adjustments	(152,712)
Fair value adjustments	84,259
Deferred income tax adjustments	29,451
Debt issuance cost write-off	(245)
Pension adjustments	(1,106)
Goodwill at August 31, 2004	$(40,353)

(d)          Deferred income tax accounts were adjusted to give effect to temporary differences between the new accounting and carryover tax bases.

Note 2.   Summary of Significant Accounting Policies

A.                Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Haynes International, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated. The Company develops, manufactures, markets and distributes technologically advanced, high-performance alloys primarily for use in the aerospace and chemical processing industries worldwide. The Company has manufacturing facilities in Kokomo, Indiana; Mountain Home, North Carolina; and Arcadia, Louisiana with distribution service centers in Lebanon, Indiana; LaMirada, California; Houston, Texas; Windsor, Connecticut; Paris, France; Openshaw, England; Zurich, Switzerland; and Shanghi, China; and a sales office in Singapore and Chennai, India. In October 2003, management decided to close its manufacturing operations in Openshaw, England and operate only as a distribution service center. In April 2005, the Company sold eight acres of the Openshaw site and recorded a gain of $2.1 million which is reflected as a reduction of selling, general and administrative expense.

Branford Acquisition

On November 5, 2004, Haynes Wire Company (“Haynes Wire”), a wholly owned subsidiary of the Company, acquired certain assets of The Branford Wire and Manufacturing Company and certain of its affiliates for a purchase price of $8.3 million, which was paid in cash. As part of the transaction, Haynes Wire acquired a wire manufacturing facility in Mountain Home, North Carolina, which includes plant and equipment, accounts receivable and inventory with fair values of $2,615, $2,190, and $3,620, respectively. Because the effect of the acquisition is not material to the consolidated results of operations, supplemental pro forma results of operations information have been omitted. Haynes Wire also entered into a non-compete agreement with the former president and owner, restricting his ability to compete with Haynes Wire’s operations for a period of seven years following the closing date. The non-compete agreement requires Haynes Wire to make total payments of $770, with $110 paid at closing and the remaining $660 paid in equal installments on the next six anniversaries of the closing date. On April 11, 2005 pursuant to the terms of the non-compete agreement, the Company deposited the remaining $660 of installments to be paid pursuant to the non-compete agreement into an escrow account. Non-compete amortization expense was $84 for fiscal 2006 and $77 for fiscal 2005.

B.               Cash and Cash Equivalents

The Company considers all highly liquid investment instruments, including investments with original maturities of three months or less at acquisition, to be cash equivalents, the carrying value of which approximates fair value due to the short maturity of these investments.

C.               Accounts Receivable

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company markets its products to a diverse customer base, both in the United States of America and overseas. Trade credit is extended based upon evaluation of each customer’s ability to perform its obligation, which is updated periodically. The Company purchases credit insurance for certain foreign trade receivables.

D.              Revenue Recognition

The Company recognizes revenue when title passes to the customer which is generally at the time of shipment with freight terms of FOB shipping point or at a foreign port for certain export customers. Allowances for sales returns are recorded as a component of net sales in the periods in which the related sales are recognized. The Company determines this allowance based on historical experience and has not had a history of returns that have exceeded recorded allowances.

E.               Inventories

Inventories are stated at the lower of cost or market. The cost of inventories is determined using the first-in, first-out (“FIFO”) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market or scrap value, if applicable, based upon assumptions about future demand and market conditions. Cost of goods sold for the years ended September 30, 2006 and 2005 and the one month ended September 30, 2004 includes $0, $25,414 and $5,083 respectively of additional costs resulting from fresh start write-up adjustments.

F.                Intangible Assets and Goodwill

Goodwill was created as a result of the Company’s reorganization pursuant to Chapter 11 of the U.S. Bankruptcy Code and fresh start accounting. The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142 goodwill is not amortized and the value of goodwill be reviewed annually for impairment. If the carrying value exceeds the fair value (determined on a discounted cash flow basis or other fair value method), impairment of goodwill may exist resulting in a charge to earnings to the extent of goodwill impairment.

The Company also has patents, trademarks and other intangibles. As the patents have a definite life, they are amortized over lives ranging from two to fourteen years. As the trademarks have an indefinite life, the Company tests them for impairment annually. If the carrying value exceeds the fair value (determined by calculating a fair value based upon a discounted cash flow of an assumed royalty rate), impairment of the trademark may exist resulting in a change to earnings to the extent of impairment. Amortization of the patents and other intangibles was $1,964 for the year ended September 30, 2006; $1,972 for the year ended September 30, 2005 and $164 for the one month period ended September 30, 2004.

Goodwill and trademarks were tested for impairment on August 31, 2006 with no impairment recognized because the fair values exceeded the carrying values. Goodwill decreased during year ended September 30, 2006 by $790 and increased during the year September 30, 2005 by $2,702 due to the finalization of pre-emergence tax returns, which affected net operating loss carryforwards.

The following represents a summary of intangible assets and goodwill at September 30, 2005 and 2006:

September 30, 2005	Gross Amount	Accumulated Amortization	Adjustments	Carrying Amount
Goodwill	$40,353	$—	$2,702	$43,055
Patents	8,667	(2,048)	—	6,619
Trademarks	3,800	—	—	3,800
Non-compete	590	(77)	—	513
Other	465	(11)	—	454
	$53,875	$(2,136)	$2,702	$54,441

September 30, 2006	Gross Amount	Accumulated Amortization	Adjustments	Carrying Amount
Goodwill	$43,055	$—	$(790)	$42,265
Patents	8,667	(3,800)	—	4,867
Trademarks	3,800	—	—	3,800
Non-compete	590	(161)	—	429
Other	465	(139)	—	326
	$56,577	$(4,100)	$(790)	$51,687

Estimate of Aggregate Amortization Expense:
Year Ending September 30,
2007	$1,129
2008	983
2009	708
2010	376
2011	363

G.              Property, Plant and Equipment

Additions to property, plant and equipment are recorded at cost with depreciation calculated primarily by using the straight-line method based on estimated economic useful lives. Buildings and machinery and equipment for the Company are generally depreciated over estimated useful lives ranging from five to fourteen years.

Expenditures for maintenance and repairs and minor renewals are charged to expense; major renewals are capitalized. Upon retirement or sale of assets, the cost of the disposed assets and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations.

The Company records capitalized interest for long-term construction projects to capture the cost of capital committed prior to the placed in service date as a part of the historical cost of acquiring the asset.

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset.

H.              Environmental Remediation

When it is probable that a liability has been incurred or an asset of the Company has been impaired, a loss is recognized assuming the amount of the loss can be reasonably estimated. The measurement of environmental liabilities by the Company is based on currently available facts, present laws and regulations, and current technology. Such estimates take into consideration the expected costs of post-closure monitoring based on historical experience.

I.                   Pension and Postretirement Benefits

The Company has defined benefit pension and postretirement plans covering most of its current and former employees. Significant elements in determining the assets or liabilities and related income or expense for these plans are the expected return on plan assets (if any), the discount rate used to value future payment streams, expected trends in health care costs, and other actuarial assumptions. Annually, the Company evaluates the significant assumptions to be used to value its pension and postretirement plan assets and liabilities based on current market conditions and expectations of future costs. As a result of fresh start reporting, the intangible pension asset of $9,646 was written off and the accrued pension and postretirement liabilities were written down by $8,540 in the eleven month period ended August 31, 2004. Salaried employees hired after December 31, 2005 are not covered by the pension plan; however, they are eligible for an enhanced matching program of the defined contribution plan (401(k)).

J.                  Foreign Currency Exchange

The Company’s foreign operating entities’ financial statements are stated in the functional currencies of each respective country, which are the local currencies. Substantially all assets and liabilities are translated to U.S. dollars using exchange rates in effect at the end of the year, and revenues and expenses are translated at the weighted average rate for the year. Translation gains or losses are recorded as a separate component of comprehensive income (loss) and transaction gains and losses are reflected in the consolidated statements of operations.

K.              Research and Technical Costs

Research and technical costs are expensed as incurred. Research and technical costs for the years ended September 30, 2006 and 2005, one month ended September 30, 2004, and the eleven month period ended August 31, 2004, were $2,659, $2,621, $226, and $2,286, respectively.

L.                Income Taxes

Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax impact of temporary differences arising from assets and liabilities whose tax bases are different from financial statement amounts. A valuation allowance is established if it is more likely than not that all or a portion of deferred tax assets will not be realized. Realization of the future tax benefits of deferred tax assets is dependent on the Company’s ability to generate taxable income within the carryforward period and the periods in which net temporary differences reverse.

The Company regularly reviews its deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the Company to assess all available evidence, both positive and negative, to determine whether a valuation allowance is needed based on the weight of that evidence.

M.            Stock Based Compensation

In connection with the plan of reorganization, Haynes-successor has adopted a stock option plan for certain key management employees and non-employee directors pursuant to the terms set forth in the First Amended Joint Plan of Reorganization. The stock option plan authorizes the granting of non-qualified stock options to certain key employees and non-employee directors of the Company to purchase up to 1,000,000 shares of the Company’s common stock.

On October 1, 2005, the Company adopted SFAS No. 123 (R), Share-Based Payment, a replacement of SFAS No. 123, Accounting for Stock-Based Compensation, and a rescission of APB Opinion No. 25, Accounting for Stock Issued to Employees. The statement requires compensation costs related to share-based payment transactions to be recognized in the financial statements. This statement applies to all awards granted after the effective date and to modifications, repurchases or cancellations of existing awards. Additionally, under the modified prospective method of adoption, the Company recognizes compensation expense for the portion of outstanding awards on the adoption date for which the requisite service period has not yet been rendered based on the grant-date fair value of those awards calculated under SFAS No. 123 and 148 for pro forma disclosures. Therefore prior periods have not been restated. Compensation expense in prior periods related to stock options continues to be disclosed on a pro forma basis only. The amount of compensation cost is measured based upon the grant-date fair value. The fair value of the option grants is estimated on the date of grant using the Black-Scholes option pricing model with assumptions on dividend yield, risk-free interest rate, expected volatilities, and expected lives of the options. See Note 14.

N.              Financial Instruments and Concentrations of Risk

The Company accounts for derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company may periodically enter into forward currency exchange contracts to minimize the variability in the Company’s operating results arising from foreign exchange rate movements. The Company does not engage in foreign currency speculation. At September 30, 2006 and 2005, the Company had no foreign currency exchange options outstanding.

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. At September 30, 2006, and periodically throughout the year, the Company has maintained cash balances in excess of federally insured limits. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the relatively short maturity of these instruments. In addition, the carrying amount of the Company’s debt approximates fair value.

During 2006 and 2005, the Company did not have sales to any group of affiliated customers that were greater than 10% of net revenues. The Company generally does not require collateral with the exception of letters of credit with certain foreign sales. Credit losses have been within management’s expectations. In addition, the Company purchases credit insurance for certain foreign trade receivables. The Company does not believe it is significantly vulnerable to the risk of near-term severe impact from business concentrations with respect to customers, suppliers, products, markets or geographic areas.

The Company has approximately 47% of its labor force subject to a collective bargaining agreement that will expire in June 2007. The Company will renegotiate the collective bargaining agreement in fiscal 2007 prior to the expiration of the agreement currently in place. The Company considers its employee relations to be satisfactory. There can be no assurance, however, that the renegotiation of the collective bargaining agreement will not lead to a labor stoppage and negative effect on earnings.

O.              Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to bad debts, inventories, income taxes, retirement benefits, and environmental matters. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product or pension asset mix and in some cases, actuarial techniques, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company routinely reevaluates these significant factors and makes adjustments where facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions.

P.                Earnings Per Share

The Company accounts for earnings per share in accordance with SFAS No. 128, Earnings Per Share. SFAS 128 requires two presentations of earnings per share—”basic” and “diluted.” Basic earnings per share is computed by dividing net income available to common stockholders for the period by the weighted average number of common shares outstanding for the period. The computation of diluted earnings per share is similar to basic earnings per share, except the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued less any treasury stock purchased. The treasury stock method is used, which assumes that the Company will use the proceeds from the exercise of the options to purchase shares of stock for treasury.

Diluted net loss per share for the one month ended September 30, 2004 and the year ended September 30, 2005 exclude all stock options, because their effect would be anti-dilutive due to the net loss. For the year ended September 30, 2006, weighted average common shares for diluted per share computations were increased by 270,642 shares for the dilutive effect of stock options. Diluted net income per share for the year ended September 30, 2006, excludes 80,000 stock options because their effect would be anti-dilutive. Contingently issuable shares related to stock rights are excluded from the diluted net income per share computation, because the condition under which the stock rights can be exercised has not occurred as of September 30, 2006.

Q.              New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 seeks to reduce the diversity in practice associated with certain aspects of measuring and recognition in accounting for income taxes. In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact, if any, that FIN 48 will have on our financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurement (SFAS 157). SFAS 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date.”   The statement is effective for fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. The Company is required to adopt SFAS 157 beginning on October 1, 2008. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). SFAS 158 requires companies to recognize the funded status of defined benefit pension and other postretirement plans as a net asset or liability in its financial statements. In addition, disclosure requirements related to such plans are affected by SFAS 158. The Company will begin recognition of the funded status of its defined benefit pension and postretirement plans and include the required disclosures under the provisions of SFAS 158 at the end of fiscal year 2007. The adoption of SFAS 158 is not expected to impact the Company’s debt covenants or cash position.  If implemented on September 30, 2006, the estimated impact on the Company’s financial position would be a reduction in pension and postretirement benefits liability of $5.2 million, an increase in stockholders’ equity accumulated other comprehensive income of $3.2 million, and a reduction of deferred tax asset of $2.0 million. Additionally, the Company does not expect the adoption of SFAS 158 to significantly affect the results of operations.

In June 2006, the EITF reached consensus on EITF 06-3, “Disclosure Requirements for Taxes Assessed by a Government Authority on Revenue-Producing Transactions.” EITF 06-3 requires disclosure of a company’s accounting policy with respect to presentation of taxes collected on a revenue producing transaction between a seller and a customer. For taxes that are reported on a gross basis (included in revenues and costs), EITF 06-3 also requires disclosure of the amount of taxes included in the financial statements. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company does not expect the adoption of EITF 06-3 to have a material impact on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for the first fiscal year ending after November 15, 2006, which will be our fiscal year ending September 30, 2007. The adoption of this statement is not expected to have a material impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment to FASB Statements No. 133 and 140 (SFAS 155), that allows a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. It also eliminates the exemption from applying Statement 144 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the adoption of SFAS 155 will have an impact on the Company’s overall results of operations or financial position.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (SFAS 156), that applies to the accounting for separately recognized servicing assets and servicing liabilities. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at faire value, if practicable. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15,

2006. The Company does not anticipate that the adoption of SFAS 156 will have an impact on the Company’s overall results of operations or financial position.

R.               Comprehensive Income (Loss)

Comprehensive income (loss) includes changes in equity that result from transactions and economic events from non-owner sources. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss) items, including minimum pension and foreign currency translation adjustments, net of tax when applicable.

The following is a breakdown of accumulated other comprehensive income:

	September 30, 2005	September 30, 2006
Minimum Pension Adjustment	$—	$(217)
Foreign Currency Translation Adjusted	(512)	1,058
	$(512)	$841
Tax included in above amounts	$364	$474

S.                Stock Rights Agreement

On August 13, 2006, the Company entered into a Rights Agreement and declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock, par value $.001 per share. One right will automatically attach to each share of common stock. Each right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, for $135.00 (the” Purchase Price) once the rights become exercisable. The rights will not be exercisable until a person has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of the outstanding common stock. Any rights held by an Acquiring Person will be void and may not be exercised. If a person becomes an Acquiring Person, all holders of rights, except the Acquiring Person may, upon exercise of a right, purchase for the Purchase Price shares of common stock with a market value of two times the Purchase Price, based on the market price of the common stock prior to such acquisition. In the event the Company does not have a sufficient number of Common Shares available, the Company may under certain circumstances substitute Preferred Shares for the Common Shares into which the Rights would have otherwise been exercisable. If the Company is acquired in a merger or similar transaction after an Acquiring Person becomes such, all holders of rights except the Acquiring Person may, upon exercise of a right, purchase for the Purchase Price shares of the acquiring company with a market value of two times the Purchase Price, based on the market price of the acquiring company’s stock prior to such merger.

Each Preferred Share, if issued: will not be redeemable; will entitle holders to quarterly dividend payments of $10.00, or an amount equal to 1,000 times the dividend paid on one share of common stock, whichever is greater; will entitle holders upon liquidation either to receive $1,000 or an amount equal to 1,000 times the payment made on one share of common stock, whichever is greater; will have 1,000 votes and vote together with the common stock, except as required by law; and if shares of common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to 1,000 times the payment made on one share of common stock. Because of the nature of the dividend, liquidation and voting rights of the Preferred Shares, the value of one one-thousandth interest in a Preferred Share should approximate the value of one share of common stock.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board prior to any person or group becoming an Acquiring Person since the Board may redeem the Rights at $0.01 per Right at any time until the date on which a person or group has become an Acquiring Person.

Note 3   Inventories

As a part of fresh start reporting described in Note 1, inventory was written-up by $30,497 to fair value as of August 31, 2004 and was expensed as the inventory was sold. Expense of $25,414 and $5,083 was recognized for the year ended September 30, 2005 and the one month ended September 30, 2004, respectively, for this fair value adjustment.

Inventories are stated at the lower of cost or market. The cost of inventories is determined using the first-in, first-out (“FIFO”) method. The following is a summary of the major classes of inventories:

	September 30, 2005	September 30, 2006
Raw materials	$6,740	$7,214
Work-in-process	83,232	96,674
Finished goods	56,517	74,575
Other, net	1,371	1,249
	$147,860	$179,712

Note 4           Property, Plant and Equipment

As part of fresh start reporting described in Note 1, property, plant and equipment was written-up by $40,810 to fair  value as of August 31, 2004 and resulted in additional depreciation expense of $3,052 and $2,902 for the years ended September 30, 2006 and 2005, respectively and $239 for the one month period ended September 30, 2004.

The following is a summary of the major classes of property, plant and equipment:

	September 30, 2005	September 30, 2006
Land and land improvements	$2,551	$2,842
Buildings	7,076	7,645
Machinery and equipment	73,504	82,290
Construction in process	5,624	7,596
	88,755	100,373
Less accumulated depreciation	(3,630)	(11,452)
	$85,125	$88,921

The Company has no assets under capital leases.

Note 5           Accounts Payable and Accrued Expenses

The following is a summary of the major classes of accounts payable and accrued expenses:

	September 30, 2005	September 30, 2006
Accounts payable, trade	$31,673	$33,528
Employee compensation	4,885	6,669
Taxes, other than income taxes	1,087	1,015
Other	7,850	4,275
	$45,495	$45,487

Note 6           Income Taxes

The components of income (loss) before provision for income taxes are as follows:

	Predecessor	Successor
	Eleven Months Ended August 31, 2004	One Month Ended September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Income (loss) before provision for income taxes:
U.S.	$172,906	$(6,461)	$(9,950)	$55,282
Foreign	(2,082)	1,055	3,705	2,571
Total	$170,784	$(5,406)	$(6,245)	$57,853
Income tax provision (benefit):
Current:
U.S. Federal	$36	$13	$1,630	$19,466
Foreign	10	(51)	391	632
State	44	15	1,541	5,020
Total	90	(23)	3,562	25,118
Deferred:
U.S. Federal	—	(1,913)	(4,068)	(2,439)
Foreign	—	483	183	282
State	—	(307)	(1,788)	(648)
Total	—	(1,737)	(5,673)	(2,805)
Total provision (benefit) for income taxes	$90	$(1,760)	$(2,111)	$22,313

The provision (benefit) for income taxes applicable to results of operations differed from the U.S. federal statutory rate as follows:

	Predecessor	Successor
	Eleven Months Ended August 31, 2004	One Month Ended September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Statutory federal tax rate	34%	34%	34%	35%
Tax provision (benefit) at the statutory rate	$58,080	$(1,838)	$(2,123)	$20,248
Foreign tax rate differentials	718	85	(685)	13
Provision (benefit) for state taxes, net of federal taxes	29	(193)	(163)	2,987
U.S. tax on distributed and undistributed earnings of foreign subsidiaries	—	—	121	66
Manufacturer’s deduction	—	—	—	(665)
Forgiveness of debt income, fresh start accounting adjustments	(62,883)	—	—	—
Non-deductible restructuring costs	3,295	165	628	—
Other, net	851	21	111	(336)
Provision at effective tax rate	$90	$(1,760)	$(2,111)	$22,313

Upon emergence from bankruptcy, the tax bases of assets and liabilities were carried over to Haynes—successor. Deferred income tax amounts were recorded in fresh start accounting for temporary differences between the accounting and tax bases of assets and liabilities. Goodwill recorded in fresh start accounting is not tax deductible, and therefore, deferred income taxes were not provided.

Deferred tax assets (liabilities) are comprised of the following:

	September 30, 2005	September 30, 2006
Current deferred tax assets (liabilities):
Inventories	$3,344	$5,288
Pension and Postretirement benefits	1,932	2,768
Accrued expenses and other	574	626
Environmental accrual	538	39
Accrued compensation and benefits	1,200	1,440
Other foreign related	(290)	598
Total net current deferred tax assets (liabilities)	7,298	10,759
Noncurrent deferred tax assets (liabilities):
Property, plant and equipment, net	(17,400)	(16,901)
Intangible assets	(4,015)	(3,303)
Other foreign related	368	(17)
Undistributed earnings of foreign subsidiary	(49)	(281)
Environmental accrual	—	497
Pension and Postretirement benefits	45,065	44,964
Alternative minimum tax credit carryforwards	1,601	—
Accrued compensation and benefits	1,444	2,192
Debt issuance costs	651	217
Total net noncurrent deferred tax assets	27,665	27,368
Net deferred tax assets (liabilities)	$34,963	$38,127

At September 30, 2006, the Company evaluated whether the utilization of net deferred tax assets was more likely than not. Based upon the new capital structure and fiscal 2006 results of operations, management believes realization of net deferred tax assets is more likely than not.

During the years ended September 30, 2006 and 2005 deferred tax assets increased by $790 and decreased by $2,702, respectively, due to the finalization of pre-emergence tax returns, which affected net operating loss carryforwards.

The Company has excluded undistributed earnings of $22,457 of three foreign affiliates from its calculation of deferred tax liabilities because they will be permanently invested for the foreseeable future. Should management decide in the future to repatriate all or a portion of these undistributed earnings, the Company would then be required to provide for taxes on such amounts.

Note 7           Restructuring and Other Charges

During the eleven months ended August 31, 2004, Haynes—predecessor recorded restructuring and other charges of $4,027, related to its filing for reorganization relief under Chapter 11 of U.S. Bankruptcy Code. These costs consisted of pre-petition professional fees and credit facilities fees. During the one month ended September 30, 2004 and the year ended September 30, 2005, Haynes—successor recorded restructuring and other charges of $429 and $628, respectively. These costs consisted of professional fees related to its filing for reorganization relief under Chapter 11 of U.S. Bankruptcy Code. No corresponding restructuring and other charges occurred in fiscal 2006.

Note 8           Reorganization Items

Reorganization items represent income from fresh-start adjustments and costs incurred by the Company as a result of the filing of a petition for reorganization relief under Chapter 11 of U.S. Bankruptcy Code and are summarized as follows:

Predecessor
Eleven Months Ended August 31, 2004
Consulting fees	$3,982
Employment costs	489
Write off Senior Note discount and debt issuance costs	481
Revolver debt issue costs	1,599
Amendment fees	184
Travel and other expenses	104
Fees related to an agreement with previous Chairman	430
Directors’ fees	29
Gain on cancellation of debt	(32,239)
Fresh Start reporting adjustments and fair value adjustments	(152,712)
$(177,653)

Note 9           Debt

As discussed in Note 1, on March 29, 2004, the Company and its U.S. subsidiaries and U.S. affiliates filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. The Company’s $140 million of Senior Notes due on September 1, 2004, accrued and unpaid interest of $9.4 million on the Senior Notes, and accrued and unpaid Blackstone Group monitoring fees of $1.6 million were classified as liabilities subject to compromise. Effective March 29, 2004, the Company ceased accruing interest on the Senior Notes and other U.S. subsidiaries and U.S. affiliates’ pre-petition debt in accordance with SOP 90-7.

The Company and its U.S. operations had a credit agreement, as amended, (the “Prepetition Credit Agreement”), with Fleet Capital Corporation, which provided the Company and its U.S. subsidiaries and U.S. affiliates with a $72 million revolving facility.

In April 2004, Congress Financial Corporation (Central) (“Congress”) agreed to provide the Company with two post-petition facilities maturing in April 2007. Haynes UK entered into a credit agreement (the “Haynes UK Credit Agreement”) which provides Haynes UK with a $15 million credit facility. In addition, the Company entered into a credit agreement (the “Postpetition Credit Agreement”) which provides the Company with a $100 million credit facility with a sub-limit of $10 million for letters of credit, all subject to a borrowing base formula and certain reserves. The amounts outstanding under the Haynes UK Credit Agreement facility reduce amounts available to be borrowed under the Postpetition Credit Agreement facility on a dollar for dollar basis. Borrowings under the Postpetition Credit Agreement facility were used to repay the outstanding indebtedness under the Prepetition Credit Agreement.

Borrowings under the Postpetition Credit Agreement are either prime rate loans or Eurodollar loans and bear interest at either the prime rate plus up to 1.5% or the adjusted Eurodollar rate used by Congress plus up to 3.0%, at the Company’s option. In addition, the Company pays monthly in arrears a commitment fee of 3/8% per annum on the unused amount of the Postpetition Facility commitment. For letters of credit, the Company pays 2 1/2% per annum on the daily outstanding balance of all issued letters of credit ($972 and $321 at September 30, 2005 and 2006, respectively) plus customary fees for issuance, amendments, and processing.

When the Company emerged from bankruptcy on August 31, 2004, the Postpetition Credit Agreement structure and loan limits continued, and a new $10 million multi-draw equipment acquisition term loan sub-facility was added (collectively, the “Post-Effective Date Facility”). The Post-Effective Date Facility is subject to a borrowing base formula and certain reserves and is secured by substantially all of the assets of the Company. This credit facility is classified as current pursuant to EITF No. 95-22, “Balance Sheet Classification of Borrowings Outstanding Under Revolving Credit Arrangements that Include Both Subjective Acceleration Clause and a Lock-Box Arrangement.”

The Postpetition Credit Agreement structure was revised, per Amendment No. 4 dated August 31, 2005, by and among the Company and Wachovia Capital Finance Corporation (Central) (“Wachovia”), formerly known as Congress. The maximum credit amount under this agreement is $130 million with the maturity date of April 12, 2009.

Debt and long-term obligations consist of the following (in thousands):

	September 30, 2005	September 30, 2006
Postpetition Revolving Credit Agreement U.S. Facility, 6.19% 2005; 7.32% 2006, expires April 2009	$104,468	$112,763
U.K. Facility, 6.97% 2005; 8.34% 2006, expires April 2007	—	4,073
	$104,468	$116,836
Three year mortgage note, 3.1%, due in December 2008 (Swiss Subsidiary)	$1,391	$1,360
Other long-term obligations	524	1,847
	1,915	3,207
Less amounts due within one year	1,501	110
	$414	$3,097

The credit facility requires that the Company comply with certain financial covenants and restricts the payment of dividends. As of September 30, 2006, the most recent required measuring date, the Company was in compliance with these covenants. The carrying amount of debt approximates fair value, because substantially all debt bears interest at variable interest rates.

At September 30, 2006, the Company had access to approximately $29.5 million ($21.3 million U.S. and $8.2 million U.K.) under its credit agreements (subject to borrowing base and certain reserves). The Company’s French subsidiary (Haynes International, SARL) has an overdraft banking facility of 2,770 Euro ($3,513) all of which was available on September 30, 2006. The Company’s Swiss subsidiary (Nickel-Contor AG) had an overdraft banking facility of 1,000 Swiss Francs ($800) all of which was available on September 30, 2006.

Maturities of long-term debt are as follows at September 30, 2006:

Year Ending
2007	$110
2008	1,434
2009	92
2010	93
2011	93
2012 and thereafter	1,385
$3,207

Note 10    Pension Plan and Retirement Benefits

Defined Contribution Plans

The Company sponsors a defined contribution plan (401(k)) for substantially all U.S. employees. The Company contributes an amount equal to 50% of an employee’s contribution to the plan up to a maximum contribution of 3% of the employee’s salary, except for salaried employees hired after December 31, 2005 that are not eligible for the pension plan. The Company contributes an amount equal to 60% of an employee’s contribution to the plan up to a maximum contribution of 6% of the employee’s salary for this group. Expenses associated with this plan for the eleven months ended August 31, 2004 and the years ended September 30, 2005 and 2006 totaled $474, $545 and $586, respectively. The Company did not contribute to this plan for the one month ended September 30, 2004.

The Company sponsors certain profit sharing plans for the benefit of employees meeting certain eligibility requirements. There were no contributions to these plans the eleven months ended August 31, 2004, the one month ended September 30, 2004 and for the years ended September 30, 2005 and 2006.

Defined Benefit Plans

The Company has non-contributory defined benefit pension plans which cover most employees in the United States and certain foreign subsidiaries. Salaried employees hired after December 31, 2005 are not covered by the pension plan; however, they are eligible for an enhanced matching program of the defined contribution plan (401(k)).

Benefits provided under the Company’s domestic defined benefit pension plan are based on years of service and the employee’s final compensation. The Company’s funding policy is to contribute annually an amount deductible for federal income tax purposes based upon an actuarial cost method using actuarial and economic assumptions designed to achieve adequate funding of benefit obligations.

The Company has non-qualified pensions for current and former executives of the Company. Non-qualified pension plan expense for the eleven months ended August 31, 2004 and the one-month ended September 30, 2004, and for the years ended September 30, 2005 and 2006 was $1,358, $55, $409 and $297, respectively. Accrued liabilities in the amount of $2,533 and $2,355 for these benefits are included in accrued pension and postretirement benefits at September 30, 2006 and 2005, respectively.

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. Substantially all domestic employees become eligible for these benefits, if they reach normal retirement age while working for the Company. During March 2006, the Company communicated to employees and plan participants a negative plan amendment that caps the Company’s liability related to total retiree health care costs at $5,000 annually effective January 1, 2007. An updated actuarial valuation was performed at March 31, 2006, which reduced the accumulated postretirement benefit liability due to this plan amendment by $46,313 that will be amortized as a reduction to expense over an eight year period. This amortization period began in April 2006 thus reducing the amount of expense recognized for the second half of fiscal 2006 and the respective future periods.

The Company made no contributions to fund its domestic Company-sponsored pension plan for the year ended September 30, 2005 or the year ended September 30, 2006. The Company’s U.K. subsidiary made contributions of $1,058 and $1,123 for the year ended September 30, 2005 and the year ended September 30, 2006, respectively, to the U.K. pension plan.

The Company uses a September 30 measurement date for its plans. The status of employee pension benefit plans and other postretirement benefit plans are summarized below:

	Defined Benefit Pension Plans		Postretirement Health Care Benefits
	Year Ended September 30, 2005	Year Ended September 30, 2006	Year Ended September 30, 2005	Year Ended September 30, 2006
Change in Benefit Obligation:
Projected benefit obligation at beginning of year	$149,601	$162,701	$88,761	$126,713
Service cost	3,283	3,746	1,264	2,152
Interest cost	8,967	9,009	5,261	5,904
Plan amendment	—	—	—	(46,313)
Losses (gains)	10,119	6,002	36,747	(6,486)
Employee contributions	64	68	—	—
Benefits paid	(9,333)	(9,215)	(5,320)	(5,113)
Projected benefit obligation at end of year	$162,701	$172,311	$126,713	$76,857
Change in Plan Assets:
Fair value of plan assets at beginning of year	$121,550	$128,814	$—	$—
Actual return on assets	15,476	9,964	—	—
Employer contributions	1,058	1,123	5,320	5,113
Employee contributions	63	67	—	—
Benefits paid	(9,333)	(9,215)	(5,320)	(5,113)
Fair value of plan assets at end of year	$128,814	$130,753	$—	$—
Funded Status of Plan:
Unfunded status	$(33,887)	$(41,558)	$(126,713)	$(76,857)
Unrecognized actuarial loss (gain)	3,163	9,549	36,816	28,640
Unrecognized prior service cost	—	—	—	(43,419)
Net amount recognized	$(30,724)	$(32,009)	$(89,897)	$(91,636)

Amounts recognized in the consolidated balance sheets are as follows:

	Defined Benefit Pension Plans		Postretirement Health Care Benefits		Non-Qualified Pension Plans		All Plans Combined
	September 30,		September 30,		September 30,		September 30,
	2005	2006	2005	2006	2005	2006	2005	2006
Accrued benefit liability	$(30,724)	$(32,319)	$(89,897)	$(91,636)	$(2,355)	$(2,533)	$(122,976)	$(126,488)
Accumulated other comprehensive income	—	310	—	—	—	—	—	310
Net amount recognized	$(30,724)	$(32,009)	$(89,897)	$(91,636)	$(2,355)	$(2,533)	$(122,976)	$(126,178)

The Company follows SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions,” which requires the cost of postretirement benefits to be accrued over the years employees provide service to the date of their full eligibility for such benefits. The Company’s policy is to fund the cost of claims on an annual basis.

The components of net periodic pension cost and postretirement health care benefit cost are as follows:

	Defined Benefit Pension Plans
	Predecessor	Successor
	Eleven Months Ended August 31, 2004	One Month Ended September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Service cost	$2,933	$265	$3,283	$3,746
Interest cost	7,991	753	8,967	9,009
Expected return on assets	(9,095)	(830)	(9,730)	(10,349)
Amortization of unrecognized net gain	633	—	—	—
Amortization of unrecognized prior service cost	763	—	—	—
Amortization of unrecognized transition obligation	97	—	—	—
Net periodic cost	$3,322	$188	$2,520	$2,406

	Postretirement Health Care Benefits
	Predecessor	Successor
	Eleven Months Ended August 31, 2004	One Month Ended September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Service cost	$1,524	$97	$1,264	$2,152
Interest cost	5,774	451	5,261	5,904
Amortization of unrecognized net gain	313	—	—	—
Amortization of unrecognized prior service cost	(3,096)	—	—	(2,895)
Recognized actuarial loss	—	—	—	1,690
Net periodic cost	$4,515	$548	$6,525	$6,851

Assumptions

A 6.8% (7.2%-2005) annual rate of increase for ages under 65 and an 7.5% (8.1%-2005) annual rate of increase for ages over 65 in the costs of covered health care benefits were assumed for 2006, gradually decreasing for both age groups to 5.0% (5.0%-2005) by the year 2011. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage-point change in assumed health care cost trend rates would have no effect in 2006, due to the negative plan amendment that caps the Company costs at $5,000 per year.

The actuarial present value of the projected pension benefit obligation and postretirement health care benefit obligation for the domestic plans at September 30, 2004, 2005, and 2006 were determined based on the following assumptions:

	September 30, 2005	September 30, 2006
Discount rate	5.750%	6.000%
Rate of compensation increase (pension plan only)	4.000%	4.000%

The net periodic pension and postretirement health care benefit costs for the domestic plans were determined using the following assumptions:

	Defined Benefit Pension and Postretirement Health Care Plans
	Predecessor	Successor
	Eleven Months Ended August 31, 2004	One Month Ended September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Discount rate	6.250%	6.125%	6.125%	5.750	%(1)
Expected return on plan assets	9.000%	9.000%	8.500%	8.500%
Rate of compensation increase (pension plan only)	4.000%	4.000%	4.000%	4.000%

(1)                Effective April 1, 2006, the discount rate for the postretirement health care plan was changed to 6.250% due to the actuarial revaluation for the negative plan amendment.

The accumulated benefit obligation for the pension plans was $153,180 and $146,705 at September 30, 2006 and 2005, respectively. There was an increase in the additional minimum liability included in other comprehensive income of $310 for the year ended September 30, 2006.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $172,310, $153,180 and $130,753 respectively, as of September 30, 2006, and $162,701, $146,705 and $128,814, respectively, as of September 30, 2005.

Plan Assets and Investment Strategy

The Company’s pension plans weighted-average asset allocations by asset category are as follows:

	September 30,
	2005	2006
Equity Securities	63%	65%
Debt Securities	31%	32%
Real Estate	6%	1%
Other	0%	2%
Total	100%	100%

The primary financial objectives of the Plan are to minimize cash contributions over the long-term and preserve capital while maintaining a high degree of liquidity. A secondary financial objective is, where possible, to avoid significant downside risk in the short-run. The objective is based on a long-term investment horizon so that interim fluctuations should be viewed with appropriate perspective.

The desired investment objective is a long-term real rate of return on assets that is approximately 7.00% greater than the assumed rate of inflation as measured by the Consumer Price Index, assumed to be 1.50%, equaling a nominal rate of return of 8.50%. The target rate of return for the Plan has been based upon an analysis of historical returns supplemented with an economic and structural review for each asset class. The Company realizes that the market performance varies and that a 7.00% real rate of return may not be meaningful during some periods. The Company also realizes that historical performance is no guarantee of future performance.

It is the policy of the Plan to invest assets with an allocation to equities as shown below. The balance of the assets shall be maintained in fixed income investments, and in cash holdings, to the extent permitted below.

Asset classes as a percent of total assets:

Asset Class	Target(1)
Equity	60%
Fixed Income	35%
Real Estate and Other	5%

(1)          From time to time the Company may adjust the target allocation by an amount not to exceed 10%.

Contributions and Benefit Payments

The Company expects to contribute approximately $2,011 to its domestic pension plans, $5,000 to its domestic other postretirement benefit plans, and $1,123 to the U.K. pension plan in 2007.

Pension and postretirement health care benefits (which include expected future service) are expected to be paid out of the respective plans as follows:

Fiscal Year Ending September 30	Pension	Postretirement Health Care
2007	$9,454	$5,000
2008	9,572	5,000
2009	9,687	5,000
2010	9,823	5,000
2011	10,110	5,000
2012-2016 (in total)	56,502	25,000

Note 11   Commitments

The Company leases certain transportation vehicles, warehouse facilities, office space and machinery and equipment under cancelable and non-cancelable leases, most of which expire within 10 years and may be renewed by the Company. Rent expense under such arrangements totaled $2,117, $201, $2,957 and $3,042 for the eleven months ended August 31, 2004, the one month ended September 30, 2004 and for the years ended September 30, 2005 and 2006, respectively. Rent expense does not include income from sub-lease rentals totaling $151, $14, $179 and $180 for the eleven months ended August 31, 2004, the one month ended September 30, 2004 and for the years ended September 30, 2005 and 2006, respectively. Future minimum rental commitments under non-cancelable operating leases at September 30, 2006, are as follows:

Operating
2007	$3,201
2008	2,487
2009	2,403
2010	762
2011	348
2012 and thereafter	0
$9,201

Future minimum rental commitments under non-cancelable operating leases have not been reduced by minimum sub-lease rentals of $875 due in the future.

Note 12   Environmental and Legal

The Company is periodically involved in litigation, both as a plaintiff and as a defendant, relating to its business and operations, including environmental matters. Future expenditures for environmental and other legal matters cannot be determined with any degree of certainty; however, based on the facts presently known, management does not believe that such costs will have a material effect on the Company’s financial position, results of operations or cash flows.

The Company previously reported that it was a defendant in 52 lawsuits filed in the state of California alleging that the Company’s welding-related products harmed the users of such products through the inhalation of welding fumes containing manganese. The suits were instituted against the Company starting in fiscal year 2005. On July 3, 2006, the state court in California issued orders dismissing the Company as a plaintiff in 42 of the lawsuits pending in the state of California. The other ten cases originally filed in California were removed to federal court in the U.S. District Court in Cleveland, in what is called a multidistrict litigation, or MDL. On July 30, 2006, the MDL court dismissed the Company as a defendant in these actions.

The Company is presently involved in two actions involving welding rod-related injuries. One new lawsuit was filed in California state court in May 2006, again alleging that the Company’s welding-related products harmed the users of such products through the inhalation of welding fumes containing manganese. A second case with similar allegations is also pending in the state of Texas. The estimated claims for damages in these cases, alone or in the aggregate, do not exceed 1% of the Company’s current assets as of September 30, 2006. Additionally, the Company believes that it has insurance coverage for these cases.

The Company believes that any and all claims arising out of conduct or activities that occurred prior to March 29, 2004 are subject to dismissal. On March 29, 2004, the Company and certain of its subsidiaries and affiliates filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”). On August 16, 2004, the Bankruptcy Court entered its Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C. 1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming the First Amended Joint Plan of Reorganization of Haynes International, Inc. and its Affiliated Debtors and Debtors-in-Possession as Further Modified (the “Confirmation Order”). The Confirmation Order and related plan of reorganization, among other things, provide for the release and discharge of prepetition claims and causes of action. The Confirmation Order further provides for an injunction against the commencement of any actions with respect to claims held prior to the Effective Date of the plan of reorganization. The Effective Date occurred on August 31, 2004. The Company intends to pursue the dismissal of all pending and any future lawsuits premised upon claims or causes of action discharged in the Confirmation Order and related plan of reorganization. It is possible, however, that the Company will be named in additional suits in welding-rod litigation cases, in which case, the aggregate claims for damages cannot be estimated and, if the Company is found liable, may have a material adverse effect on the Company’s financial statements unless such claims are also subject to insurance coverage and/or subject to dismissal, as discussed above.

The Company has received permits from the Indiana Department of Environmental Management, or IDEM, and the US Environmental Protection Agency, or EPA, to close and to provide post-closure monitoring and care for certain areas at the Kokomo facility that were used for the storage and disposal of wastes, some of which are classified as hazardous under applicable regulations. A closure certification was received in fiscal 1999 for one area at the Kokomo facility and post-closure monitoring is ongoing there. The Company also has an application pending for approval of closure and post-closure care for another area at its Kokomo facility. The Company has also received permits from the North Carolina Department of Environment and Natural Resources, or NCDENR, and the EPA to close and provide post-closure monitoring and care for the lagoon at its Mountain Home, North Carolina facility. The lagoon area has been closed and is currently undergoing post-closure monitoring. The Company is required to monitor groundwater and to continue post-closure maintenance of the former disposal areas at each of these sites. The Company is aware of elevated levels of certain contaminants in the groundwater associated with the closed areas in Kokomo and Mountain Home. If it is determined that the disposal areas or other solid waste management units at the Mountain Home facility or in other areas of the Kokomo facility have impacted the groundwater, additional corrective action by the Company could be required. The Company is unable to estimate the costs of such action, if any. There can be no assurance, however, that the costs of future corrective action would not have a material effect on the Company’s financial condition results of operations or liquidity. Additional, it is possible that the Company could be required to undertake other corrective action commitments for any other solid waste management unit existing or determined to exist at its facilities.

As of September 30, 2006 and 2005, the Company has accrued $1,483 and $1,363, respectively for post-closure monitoring and maintenance activities. In accordance with SFAS 143, Accounting for Asset Retirement Obligations, accruals for these costs are calculated by estimating the cost to monitor and maintain each post-closure site and multiplying that amount by the number of years remaining in the 30 year post-closure monitoring period referred to above. At each fiscal year-end, or earlier if necessary, the Company evaluates the accuracy of the estimates for these monitoring and maintenance costs for the upcoming fiscal year. The accrual was based upon the undiscounted amount of the obligation of $1,871 which was then discounted using an appropriate discount rate. The cost associated with closing the sites has been incurred in financial periods prior to those presented, with the remaining cost to be incurred in future periods related solely to post-closure monitoring and maintenance. Based on historical experience, the Company estimates that the cost of post-closure monitoring and maintenance will approximate $98 per year over the remaining obligation period.

Note 13   Related Parties

On November 7, 2005, the Compensation Committee of the Board of approved a compensation arrangement whereby members of the Board of Directors who are requested by the Chairman of the Board of Directors to provide services to the Company which are over and above the services that are routinely provided to the Company by its directors are to be compensated in the amount of $1 thousand per day for each day on which such services are provided.

From October 1, 2003 through September 30, 2004, the Company had an agreement with the previous Chairman of the Board to perform services related to implementing various strategic initiatives, including but not limited to financial restructuring. The Company believed that the Chairman’s knowledge, skill and experience were essential to achieving the strategic initiatives. Costs relating to this agreement of $430 are included in reorganization items for the eleven months ended August 31, 2004.

Note 14   Stock-based Compensation

As discussed in Note 1, the plan of reorganization resulted in the cancellation of all outstanding shares of common stock of Haynes International, Inc., as well as all options to purchase or otherwise receive shares of Haynes-predecessor common stock.

In connection with the plan of reorganization, the Haynes—successor has adopted a stock option plan for certain key management employees and non-employee directors pursuant to the terms set forth in the First Amended Joint Plan of Reorganization. The stock option plan authorizes the granting of non-qualified stock options to certain key employees and non-employee directors of the Company to purchase up to 1,000,000 shares of the Company’s common stock. On August 31, 2004, recipients of the initial grant received 10-year stock options, which will vest at 33 1/3% per year over three years. The exercise price for the initial grant of options was $12.80 per share. The fair value of the Company’s common stock on the stock option grant date was $15.37 per share without regard to any adjustment for lack of marketability or minority discount, but based upon a contemporaneous valuation of the enterprise as a whole using the same discounted cash flow method used in determining the reorganization value of the Company as described in Note 1. All grants subsequent to August 31, 2004 had an exercise price equal to or higher than the fair market value of the Company’s common stock on the grant date.

On November 7, 2005, the Board of Directors of the Company approved an amendment of the Haynes International, Inc. Stock Option Plan (“the Plan”), whereby, in the event of a Change in Control (as defined in the Plan) of the Company, all outstanding options to purchase shares of the Company’s common stock would become and remain exercisable as to all shares covered by such options without regard to any vesting schedule without any action by the Board of Directors or the Compensation Committee. The Plan had previously authorized the Board of Directors to accelerate the vesting of options upon a Change in Control in its discretion. This modification did not result in any incremental compensation. All of the directors and certain executive officers of the Company hold options under the Plan.

Pertinent information covering stock option plans for Haynes-predecessor and Haynes-successor are as follows:

	Number of Shares	Exercise Price Per Share	Fiscal Year of Expiration	Aggregate Intrinsic Value	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Life
Predecessor
Outstanding at October 1, 2003	769,632	$2.00-10.15	2003-2010		$3.14
Granted	—
Exercised	—
Canceled	(769,632)
Outstanding at August 31, 2004	—
Successor
Granted	940,000	12.80
Exercised	—
Canceled	—
Outstanding at September 30, 2004	940,000	12.80	2014		12.80
Granted	60,000	19.00	2015		19.00
Exercised
Canceled	(100,000)	12.80			12.80
Outstanding at September 30, 2005	900,000	12.80-19.00	2014-2015		13.21
Granted	80,000	25.50-31.00	2014-2015		28.88
Exercised	—
Canceled	—
Outstanding at September 30, 2006	980,000	$12.80-31.00		$24,018	$14.49	8.07 yrs.
Exercisable at September 30, 2006	580,000	$12.80-19.00		$15,072	$13.01	7.94 yrs.

	Outstanding			Exercisable
Grant Date	Number of Shares	Exercise Price Per Share	Remaining Contractual Life in Years	Number of Shares	Exercise Price Per Share
August 31, 2004	840,000	$12.80	7.92	560,000	$12.80
May 5, 2005	60,000	19.00	8.58	20,000	19.00
October 1, 2005	15,000	25.50	9.00	—	—
February 21, 2006	50,000	29.25	9.42	—	—
March 31, 2006	15,000	31.00	9.50	—	—
	980,000			580,000

Adoption of SFAS 123(R)

Effective October 1, 2005 under the modified prospective method, the Company adopted the provisions of SFAS No. 123 (R), Share-Based Payment, a replacement of SFAS No. 123, Accounting For Stock-Based Compensation, and rescission of APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement applies to all awards granted after the effective date and to modifications, repurchases or cancellations of existing awards. Additionally, under the modified prospective method of adoption, the Company recognizes compensation expense for the portion of outstanding awards on the adoption date for which the requisite service period has not yet been rendered based on the grant-date fair value of those awards calculated under SFAS No. 123 and 148 for pro forma disclosures. Compensation expense in fiscal 2004 and 2005 related to stock options continues to be disclosed on a pro forma basis only. Using the fair value based method the weighted average fair value of shares granted in fiscal 2004, 2005, and 2006 was $ 8.10 per share, $9.08 per share and $14.11 per share, respectively. The fair value of the option grants is estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions:

Grant Date	Fair Value	Dividend Yield	Risk-free Interest Rate	Expected Volatility	Expected Life
August 31, 2004	$8.10	0%	2.74%	70.00%	3 years
May 5, 2005	9.08	0%	2.74%	70.00%	3 years
October 1, 2005	11.81	0%	2.74%	70.00%	3 years
February 21, 2006	14.43	0%	4.68%	70.00%	3 years
March 31, 2006	15.33	0%	4.83%	70.00%	3 years

The stock-based employee compensation expense for year ended September 30, 2006 was $2,786 ($1,699 net of tax) leaving a remaining unrecognized compensation expense at September 30, 2006 of $3,348 to be recognized over a weighted average period of 1.14 years.

During the first quarter of fiscal 2006, in accordance with the modified prospective transition method, the Company eliminated its balance in stockholders’ equity of deferred stock compensation, which represented unrecognized compensation cost for non-vested stock options. Financial statements for prior periods have not been restated.

SFAS 123 (R) requires that forfeitures be estimated over the vesting period, rather than being recognized as a reduction of compensation expense when the forfeiture actually occurs. The cumulative effect of the use of the estimated forfeiture method for prior periods upon adoption of SFAS 123 (R) was not material.

Prior to the adoption of SFAS 123(R)

During fiscal 2005 the Company had adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company had recorded compensation expense for stock options, since the exercise price of the stock options was less than the fair market value of the underlying common stock at the date of grant. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the effect on the Company’s net income (loss) would have been the following:

	Predecessor	Successor
	Eleven Months Ended August 31, 2004	One Month Ended September 30, 2004	Year Ended September 30, 2005
Net income (loss) as reported	$170,734	$(3,646)	$(4,134)
Add: Total stock-based employee compensation expense determined under the intrinsic value based method, net of related tax effect	—	74	788
Deduct: Total stock-based employee compensation expense determined under the fair value based method, net of related tax effect	(22)	(128)	(1,475)
Adjusted net income (loss)	$170,712	$(3,700)	$(4,821)
As reported net income (loss) per share:
Basic and Diluted	$1,707,340	$(.36)	$(.41)
Pro forma net income (loss) per share:
Basic and Diluted	$1,707,120	$(.37)	$(.48)

Note 15   Quarterly Data (unaudited)

The unaudited quarterly results of operations of the Company for the years ended September 30, 2006 and the 2005 are as follows:

	2006
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$94,407	$110,981	$114,932	$114,085
Gross profit	17,312	28,593	33,234	29,693
Net income	3,333	9,959	11,975	10,273
Net income per share:
Basic	$0.33	$1.00	$1.20	$1.03
Diluted	$0.33	$0.97	$1.16	$1.00

	2005
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$66,043	$86,196	$79,638	$93,112
Gross profit (loss)	(2,577)	7,683	16,938	14,276
Net income (loss)	(8,584)	(2,931)	5,555	1,826
Net income (loss) per share:
Basic	$(0.86)	$(0.29)	$0.56	$0.18
Diluted	$(0.86)	$(0.29)	$0.55	$0.18

Note 16   Segment Reporting

The Company operates in one business segment: the design, manufacture, marketing and distribution of technologically advanced, high-performance alloys for use in the aerospace, land based gas turbine and chemical processing industries. The Company has operations in the United States and Europe, which are summarized below. Sales between geographic areas are made at negotiated selling prices.

	September 30, 2005	September 30, 2006
Long-lived Assets by Geography:
United States	$135,519	$136,628
Europe	4,047	3,980
Total long-lived assets	$139,566	$140,608

	Predecessor	Successor
	Eleven Months Ended August 31, 2004	One Month Ended September 30, 2004	Year Ended September 30, 2005	Year Ended September 30, 2006
Net Revenue by Geography:
United States	$128,988	$14,304	$196,477	$265,133
Europe	58,552	7,091	88,002	101,448
Other	21,563	2,996	40,510	67,824
Net Revenues	$209,103	$24,391	$324,989	$434,405
Net Revenue by Product Group:
High temperature resistant alloys	$152,645	$17,805	$243,742	$295,395
Corrosive resistant alloys	56,458	6,586	81,247	139,010
Net revenues	$209,103	$24,391	$324,989	$434,405

Note 17   Valuation and Qualifying Accounts

	Balance at Beginning of Period	Additions Charged to Expense	Deductions(1)	Balance at End of Period
Allowance for doubtful accounts receivables:
September 30, 2006	$1,514	$373	$(136)	$1,751
September 30, 2005	1,099	733	(318)	1,514
September 30, 2004	1,221	23	(145)	1,099
August 31, 2004	974	568	(321)	1,221

(1)          Uncollectible accounts written off net of recoveries.

Note 18   Subsequent Event

On November 17, 2006, the Company entered into a twenty-year agreement to provide conversion services to Titanium Metals Corporation (“TIMET”) for up to ten million pounds of titanium metal annually at prices established in the agreement. The transaction is documented by an Access and Security Agreement and a Conversion Services Agreement, both dated November 17, 2006. TIMET paid the Company a $50.0 million up-front fee and will also pay the Company for its processing services during the term of the agreement at agreed-upon prices. In addition to the volume commitment, the Company has granted TIMET a security interest on its four-high Steckel rolling mill, along with certain rights of access. TIMET may exercise an option to have ten million additional pounds of titanium converted annually, provided that it offers to loan up to $12.0 million to the Company for certain capital expenditures which would be required to expand capacity. The Company has the option to purchase titanium sheet and plate products from TIMET and has agreed not to produce its own titanium products (other than cold reduced titanium tubing). The Company has also agreed not to provide titanium conversion services to any entity other than TIMET for the term of the Conversion Services Agreement. The cash received of $50.0 million will be recorded as deferred revenue on the consolidated balance sheet. Pending completion of the Company’s evaluation of its capital structure, the Company has used the after-tax proceeds, net of expenses, of the $50 million up-front fee paid by TIMET to reduce the balance of its revolving credit facility. Upon certain instances of a change in control, a violation of the non-compete provisions or a performance default or upon the occurrence of a force majeure which results in a performance default, the Company is required to return the unearned portion (as defined) of the up-front fee.

Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.   Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company has performed, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness and the design and operation of the Company’s disclosure controls and procedures (as defined by Exchange Act rules 13a-15(e) and 15d-15(e)) pursuant to Rule 13a-15(b) of the Exchange Act as of the end of the period covered by this report. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of September 30, 2006.

Changes in Internal Control Over Financial Reporting

During the fourth quarter of fiscal 2006 there were no material changes in the Company’s internal controls or in other factors that have or are reasonably likely to materially affect these controls.

Management’s Annual Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting (as defined by Exchange Act rules 13a-15(f) and 15d-15(f)) for the Company. With the participation of the Chief Executive Officer and Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of The Treadway Commission. Based on our assessment, management has concluded that, as of September 30, 2006, the Company’s internal control over financial reporting is effective based on those criteria.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective may not prevent or detect misstatements and can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 has been audited by Deloitte and Touche LLP, an independent registered public accounting firm, and Deloitte & Touche has issued a report on our management’s assessment of our internal control over financial reporting.

Mr. Francis J. Petro,	Mr. Marcel Martin,
President & Chief Executive Officer	Chief Financial Officer
December 7, 2006	December 7, 2006

Attestation Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Haynes International, Inc.

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that Haynes International, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of September 30, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2006 of the Company and our report dated December 7, 2006 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company’s change of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/	DELOITTE & TOUCHE LLP
Indianapolis, Indiana
December 7, 2006

Item 9B.   Other Information

None

Part III

Item 10.   Directors and Executive Officers of the Registration

The following table sets forth certain information concerning the persons who served as the directors and executive officers of the Company as of September 30, 2006. Except as indicated in the following paragraphs, the principal occupations of these persons have not changed during the past five years.

Name	Age	Position with the Company
Francis J. Petro	66	President and Chief Executive Officer; Director
John C. Corey	59	Chairman of the Board; Director
Paul J. Bohan	61	Director
Donald C. Campion	58	Director
Robert H. Getz	44	Director
Timothy J. McCarthy	66	Director
William P. Wall	44	Director
Ronald W. Zabel	63	Director
August A. Cijan	51	Vice President, Operations
Michael Douglas	54	Vice President, Arcadia Tubular Products
Anastacia S. Kilian	32	Vice President, General Counsel, Corporate Secretary
James A. Laird	54	Vice President, Research and European Sales & Marketing
Marlin C. Losch	46	Vice President, Sales—North America
Marcel Martin	56	Vice President, Finance; Chief Financial Officer; Treasurer
Daniel W. Maudlin	40	Controller, Chief Accounting Officer
Jean C. Neel	47	Vice President, Corporate Affairs
Scott R. Pinkham	39	Vice President, Manufacturing Planning
Gregory M. Spalding	50	Vice President, Haynes Wire, Chief Operating Officer
Charles J. Sponaugle	58	Vice President, Business Planning
Jeffrey L. Young	49	Vice President, Chief Information Officer

Mr. Petro was elected President and Chief Executive Officer and a director of the Company in January 1999. From 1995 to the time he joined Haynes, Mr. Petro was President and Chief Executive Officer of Inco Alloys International, a company owned by The International Nickel Company of Canada. Mr. Petro is also a director of Algoma Steel, Inc.

Mr. Corey has been a director and the Chairman of the Board since the Company’s emergence from bankruptcy on August 31, 2004. Mr. Corey also serves as a member of the Corporate Governance Committee of the Board. In January 2006, he became the President, Chief Executive Officer and a director of Stoneridge, Inc., a manufacturer of electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty thick, agricultural and off-highway vehicle markets. From October 2000 through December 2005, Mr. Corey served as the President, Chief Executive Officer and a director of Safety Component International, Inc., a manufacturer of automotive airbags. Before becoming President and Chief Executive Officer of Safety Components International in October 2000, he served as President and Chief Operating Officer.

Mr. Bohan has been a director since the Company’s emergence from bankruptcy on August 31, 2004. Mr. Bohan also serves as the Chairman of the Corporate Governance Committee of the Board. He retired as a Managing Director of Citigroup in February 2001. Mr. Bohan currently serves on the Board of Directors of Arena Brands, Inc.; Revlon, Inc.; and the New York Police and Fire Widows’ and Children’s Benefit Fund.

Mr. Campion has been a director since the Company’s emergence from bankruptcy on August 31, 2004. Mr. Campion also serves as the Chairman of the Audit Committee and as a member of the

Compensation Committee of the Board. From January 2003 until July 2004, Mr. Campion served as Chief Financial Officer of Verifone, Inc. Mr. Campion previously served as Chief Financial Officer of several companies, including Special Devices, Inc., Cambridge, Inc., Oxford Automotive, Inc., and Delco Electronics Corporation. He has had experience with implementation of internal controls and Sarbanes-Oxley 404 compliance. Mr. Campion also currently serves on the Board of Directors of Catuity, Inc and McLeod USA, Incorporated.

Mr. Getz has been a director since March 31, 2006. In June 2006, Mr. Getz was elected to serve on the Audit Committee of the Board. Since 1996, Mr. Getz has been a Managing Director and Partner of Cornerstone Equity Investors, L.L.C., a private equity investment firm. Mr. Getz currently serves on the Board of Directors of Novatel Wireless, Inc. and SITEL Corporation and formerly served on the Board of Centurion International.

Mr. McCarthy has been a director since the Company’s emergence from bankruptcy on August 31, 2004. Mr. McCarthy also serves as the Chairman of the Compensation Committee and as a member of the Audit Committee of the Board. Since 1985 he has served as the President and Chief Executive Officer of C.E. Minerals, an industrial mineral business.

Mr. Wall has been a director since the Company’s emergence from bankruptcy on August 31, 2004. Mr. Wall also serves on the Audit and Corporate Governance Committees of the Board. Mr. Wall joined Abrams Capital, LLC, a value-oriented investment firm headquartered in Boston, in February 2006, where he serves as general counsel and a director of Abrams Capital International, Ltd. From July 2003 through April 2005, Mr. Wall was a partner in Andover Capital, a hedge fund focused on leveraged companies. Prior to that, he spent seven years at Fidelity Investments in several roles, most recently serving as a Managing Director of Fidelity Capital Investors, a private equity group funded by Fidelity.

Mr. Zabel has been a director since the Company’s emergence from bankruptcy on August 31, 2004. Mr. Zabel also serves as a member of the Compensation Committee of the Board. Since November 2005, he has served as the Chief Executive Officer of the Springs Window Fashions division of Springs Industries, and prior to that time served as the President of the organization starting in 1999.

Mr. Cijan has served as Vice President, Operations of the Company since April 1996.

Mr. Douglas has served as Vice President, Tubular Products, and is accountable for the operations of the Arcadia Tubular Products Facility since joining the Company May 5, 2005. Mr. Douglas has over twenty years of prior executive management experience in the metals industry.

Ms. Kilian has served as Vice President, General Counsel and Corporate Secretary since July 2006. Prior to joining the Company, beginning in 2000, Ms. Kilian was an associate with the law firm Ice Miller LLP in Indianapolis, Indiana.

Mr. Laird has served as Vice President, Research and European Sales of the Company since July 2000, after having served in various sales and marketing positions with the Company since 1983.

Mr. Losch has served as Vice President, North American Sales since February 2006. Mr. Losch was Midwest Regional Manager prior to this and has served in various marketing positions since joining the Company in February 1988.

Mr. Martin was elected Vice President, Finance, Chief Financial Officer and Treasurer on July 1, 2004, after having served as Controller and Chief Accounting Officer of the Company since October 2000. From 1996 to 2000 Mr. Martin was Vice President of Finance and Chief Financial Officer of Duferco Farrell Corporation.

Mr. Maudlin has served as Controller and Chief Accounting Officer effective as of September 20, 2004. Prior to his employment with the Company, Mr. Maudlin was corporate controller at Jordan

Specialty Plastics, Inc. from April, 2001. Prior to that he served as Group Controller for Heritage Environmental Services, Inc. from May 1991 through April 2001. Mr. Maudlin is a licensed CPA in the state of Indiana.

Ms. Neel has served as Vice President, Corporate Affairs of the Company since April 2000, after having served as Director, Corporate Affairs since joining the Company in July 1999.

Mr. Pinkham has served as Vice President, Manufacturing Planning since March 2004, after having served in various manufacturing and production capacities since joining the Company in March 1999.

Mr. Spalding has served as Vice President, Haynes Wire and Chief Operating Officer since February 2006. Prior to this he served as Vice President, North American Sales since he joined the Company in July 1999.

Mr. Sponaugle has served as Vice President, Business Planning of the Company since 2000, after having served as Vice President, Sales since June 1998.

Mr. Young has served as Vice President and Chief Information Officer since November 2005, after having served in various Information Technology positions since joining the Company in November 1984.

The Company’s by-laws authorize the board of directors to designate the number of directors to be not less than three nor more than nine. Upon the Company’s emergence from bankruptcy on August 31, 2004, the number of directors was set at seven. In March 2006, the Board of Directors adopted a resolution increasing the number of directors to eight. Directors of the Company serve until their successors are duly elected and qualified or until their earlier resignation or removal. Officers of the Company serve at the discretion of the board of directors, subject, in the case of Mr. Petro, to the terms of his employment contract.

The Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The Audit Committee (as defined by Section 3(a)(58)(A) of the Exchange Act) is responsible for retaining, reviewing and dismissing the independent auditors, reviewing, in connection with the independent auditors, the audit plan, the adequacy of internal controls, the audit report and management letter, and undertaking such other incidental functions as the Board may authorize. The Audit Committee is also responsible for reviewing and approving conflict of interest transactions for the Company. The Board of Directors has determined that Mr. Campion is an audit committee financial expert (as defined by Item 401(h) of Regulation S-K) and is independent (as that term is used in Item 7(d)(3)(iv) of Schedule 14A). The Compensation Committee is responsible for administering the stock option plans, determining executive compensation policies and administering compensation plans and salary programs, including performing an annual review of the total compensation and recommended adjustments for all executive officers. The Corporate Governance Committee is responsible for assisting the board by overseeing the performance and composition of the board to ensure effective governance. Except for Mr. Petro, all of the members of the Board of Directors, including all of the members of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, meet the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. From time to time, the Board appoints special committees as needed for special projects.

The Company has adopted a code of ethics (as defined by Item 406 of Regulation S-K of the Securities Exchange Act of 1934) that applies to its Chief Executive Officer, Chief Financial Officer and Controller, as well as to the directors and other officers and employees of the Company, which is called the Code of Business Conduct and Ethics. This Code is posted on the Company’s website at www.haynesintl.com.

Item 11.                 Executive Compensation

Summary Compensation Table

The following summary compensation table sets forth certain information concerning total compensation paid by the Company during its last three completed fiscal years to (i) its Chief Executive Officer  and (ii) each of the Company’s four other most highly compensated executive officers, who served as executive officers as of September 30, 2006 (collectively referred to as the “Named Executive Officers”).

		Annual Compensation(1)		Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Securities Underlying Options		All Other Compensation(2)
Francis J. Petro	2006	$480,000	$288,000	—		$269,749	(4)
President & Chief Executive Officer	2005	$480,000	$460,000	—		$343,526	(4)
	2004	$473,077	$0	200,000	(3)	$317,084	(4)
Marcel Martin	2006	$196,923	$85,500	—		$6,543
Vice President, Finance & Chief	2005	$190,000	$140,000	—		$8,021
Financial Officer, Treasurer	2004	$163,992	$0	100,000	(3)	$3,678
August A. Cijan	2006	$192,308	$85,500	—		$6,471
Vice President, Operations	2005	$190,000	$106,000	—		$8,167
	2004	$178,051	$0	100,000	(3)	$4,171
James A. Laird	2006	$192,308	$85,500	—		$5,798
Vice President, Marketing,	2005	$190,000	$106,000	—		$6,903
Research & European Sales	2004	$157,115	$0	100,000	(3)	$5,388
Gregory M. Spalding	2006	$162,308	$40,000	—		$5,561
Vice President, Haynes Wire & Chief	2005	$160,000	$65,000	—		$5,555
Operating Officer	2004	$149,335	$0	50,000	(3)	$2,925

(1)                Additional compensation in the form of perquisites was paid to certain of the named officers in the periods presented; however, the amount of such compensation was less than the level required for reporting.

(2)                Premium payments to the group term life insurance plan, gain sharing payments and relocation reimbursements which were made by the Company, 401(k) match, executive disability, and 401(m) match.

(3)                The options set forth in the table were granted on August 31, 2004 pursuant to the plan of reorganization.

(4)                Includes $289,000, $314,000 and $246,000 for fiscal year 2004, 2005 and 2006, respectively which accrued pursuant to the Company’s Supplemental Executive Retirement Plan and which is payable upon Mr. Petro’s retirement. See “Pension Plans—Supplemental Executive Retirement Plan”, in this Item 11 for additional information.

The Chief Executive Officer and each of the Named Executive Officers received a cash bonus payment in the first quarter of fiscal 2007 in connection with the Company’s fiscal 2006 management incentive plan. The following table shows the amounts of those payments, which were recommended by the Compensation Committee and approved by the Board based upon certain financial indicators of the Company’s performance, including EBITDA and revolver availability, as of and for the year ended September 30, 2006:

Francis J. Petro	$432,000
Marcel Marin	$148,500
August A. Cijan	$135,000
James A. Laird	$135,000
Gregory M. Spalding	$63,750

Option Grants in Last Fiscal Year and Fiscal Year-End Option Values

None of the Named Executive Officers were granted or exercised stock options in fiscal 2006. The following table provides the total number of securities underlying unexercised stock options held by the Named Executive Officers as of September 30, 2006:

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Exercisable	Unexercisable	Exercisable	Unexercisable
Francis J. Petro	133,333	66,667	$3,493,325	$1,746,675
Marcel Martin	66,667	33,333	1,746,675	873,325
August A. Cijan	66,667	33,333	1,746,675	873,325
James A. Laird	66,667	33,333	1,746,675	873,325
Gregory M. Spalding	33,333	16,667	873,325	436,675

Pension Plans

U.S. Pension Plan

The Company maintains a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan. The pension plan is qualified under Section 401 of the Internal Revenue Code, permitting the Company to deduct for federal income tax purposes all amounts contributed by it to the pension plan pursuant to funding requirements. The Company’s plan of reorganization and emergence from bankruptcy did not change the terms of the pension plan. The following table sets forth the range of estimated annual benefits payable upon retirement for graduated levels of average annual earnings and years of service for employees under the plan, based on retirement at age 65 on or after October 1, 2006. The maximum annual salary permitted for 2006 under Section 401(a)(17) of the Code is $220,000. The maximum annual benefit permitted for 2006 under Section 415(b) of the Code is $175,000.

	Years of Service
Average Annual Remuneration	15	20	25	30	35
$100,000	$24,656	$32,875	$41,094	$49,312	$57,531
$150,000	38,906	51,875	64,844	77,812	90,781
$200,000	53,156	70,875	88,594	106,312	124,031
$250,000	58,856	78,475	98,094	117,712	137,331
$300,000	58,856	78,475	98,094	117,712	137,331
$350,000	58,856	78,475	98,094	117,712	137,331
$400,000	58,856	78,475	98,094	117,712	137,331
$450,000	58,856	78,475	98,094	117,712	137,331

The estimated credited years of service of each of the Named Executive Officers as of September 30, 2006 are as follows:

Credited Service
Francis J. Petro	7
Marcel Martin	20
August A. Cijan	13
James A. Laird	23
Gregory M. Spalding	7

Under the pension plan, all Company employees (except those employed pursuant to a written agreement which provides that the employee shall not be eligible to participate, temporary or seasonal employees, salaried employees hired after December 31, 2005 or any employee employed in a job category that includes no pension benefits) are eligible to participate in the plan. Salaried employees hired after December 31, 2005 are not covered by the pension plan, however are eligible for an enhanced matching program of the defined contribution plan (401(k)). Participants are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service, or (iii) completing 30 years of benefit service. The final option is available only for union employees hired before June 11, 1999 or for salaried employees who were plan participants in the pension plan on March 31, 1987.

For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, and for union employees hired on or after July 3, 1988 who retire on or after July 2, 2002 under option (i), (ii), or (iii) above, the normal monthly pension benefit provided under the pension plan is the greater of (i) 1.4% of the employee’s average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee’s average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee’s accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the pension plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62, (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above, or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above.

There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service, and payments to an employee’s surviving spouse. Participants’ interests are vested and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001, became 100% vested in their benefits on that date. Vested benefits are generally paid beginning at or after age 55.

U.K Pension Plan

The Company maintains a pension plan for its employees of Haynes International, Ltd., the U.K. subsidiary of the Company. The U.K. pension plan is a contributory plan under which eligible employees contribute 3.5% or 6% of their annual earnings. Normal retirement age under the U.K. pension plan is age 65. The annual pension benefit provided at normal retirement age under the U.K. pension plan ranges from 1% to 1 2/3% of the employee’s final average annual earnings for each year of credited service, depending on the level of employee contributions made each year during the employee’s period of service with the Company. The maximum annual pension benefit for employees with at least 10 years of service is two-thirds of the individual’s final average annual earnings. Similar to the U.S. pension plan, the U.K. pension plan also includes provisions for delayed retirement benefits, early retirement benefits, disability and death benefits, optional methods of benefit payments, payments to employees who leave after a certain number of years of service, and payments to an employee’s surviving spouse. The U.K. pension plan also provides for payments to an employee’s surviving children. The Company’s plan of reorganization and emergence from bankruptcy did not change the terms of the U.K. pension plan.

Profit Sharing and Savings Plan

The Company maintains the Haynes International, Inc. Combined Profit Sharing and Savings Plan to provide retirement, tax-deferred savings for eligible domestic employees and their beneficiaries. The profit sharing and savings plan consists of profit sharing accounts attributable to Company matching and profit sharing contributions based on Company profits and savings accounts attributable to employee pre-tax deferrals and after-tax contributions. The profit sharing and savings plan is qualified under Section 401 of the Internal Revenue Code, permitting the Company to deduct for federal income tax purposes all amounts contributed by it to the profit sharing and savings plan. The Company regularly makes matching contributions based on participant elective pre-tax contributions; however, no Company profit sharing contributions were made to the profit sharing and savings plan for the fiscal years 2004, 2005, or 2006. The Company’s reorganization did not change the terms of the profit sharing and savings plan.

Under the profit sharing and savings plan, all Company employees (except those employed pursuant to a written agreement which provides that the employee shall not be eligible to participate, those who are classified as an independent contractor even if later determined to be an employee, leased employees, and employees of an affiliated employer who has not adopted the plan in writing) are eligible to participate in the Plan. Employees completing a one-month period of employment are eligible to participate in the elective pre-tax, after-tax voluntary, and Company matching portions of the plan. Employees completing a 12-month period of employment are eligible to participate in the Company profit sharing contribution portion of the plan.

Participants may choose to make elective pre-tax contributions to the plan in amounts up to 50% of their plan compensation. Participants may also choose to make after-tax contributions to the plan in amounts up to 20% of their plan compensation. Eligible employees may make a rollover contribution to the plan if accepted by the plan administrator pursuant to the terms of the plan.

Effective June 14, 1999, the Company agreed to match 50% of a participant’s elective pre-tax and after-tax contributions to the plan up to a maximum contribution of 3% of the participant’s plan compensation. Each participant’s share in the Company’s profit sharing allocation, if any, is represented by the percentage, which his or her plan compensation (up to $210,000 in 2005) bears to the total plan compensation of all participants in the profit sharing and savings plan. Salaried employees hired after December 31, 2005 are not covered by the pension plan, however are eligible for an enhanced matching program in the combined profit sharing and savings plan whereas the Company matches 60% of a participant’s contributions up to a maximum of 6% of the participant’s compensation.

Participants who elect to make elective pre-tax and/or after-tax contributions to the plan and receive the Company match are immediately vested in their accounts attributable to those contributions. Participants become 100% vested in any Company profit sharing contributions made on their behalf after completing five years of service.

Participants may make withdrawals from their vested accounts while still employed under certain circumstances pursuant to the terms of the profit sharing and savings plan. Under the profit sharing portion of the plan, vested individuals account balances attributable to the Company contributions may be withdrawn only after the amount to be distributed has been held by the plan trustee in the account for at least 24 consecutive calendar months.

Compensation of Directors

As of September 30, 2006, the non-management members of the Board of Directors of the Company received a $40,000 per year stipend related to their Board of Directors duties and responsibilities. Directors also receive $2,000 per in-person or teleconference meeting of the Board or any standing committee thereof. Finally, directors receive $2,000 per in-person meeting and $1,000 per conference call of any special committee. Additionally, there is a $20,000 annual stipend for serving as Chairman of the Board, a $15,000 annual stipend for serving as the chairman of the Audit Committee, and a $10,000 annual stipend for serving as chairman of any other committee of the Board. Directors are reimbursed by the Company for their out-of-pocket expenses incurred in attending meetings of the Board of Directors. In addition, in connection with the Company’s emergence from bankruptcy each non-employee director was granted a non-qualified stock option to purchase 15,000 shares of the Company’s common stock at a price of $12.80 per share under the Stock Option Plan, except for Mr. Getz who was appointed as a director in March 2006, who was granted 15,000 options with an exercise price of $31.00 per share at the time of his appointment.

Indemnification Agreements

Effective August 13, 2006, the Corporation agreed to indemnify Mr. Petro, Mr. Corey, Mr. McCarthy, Mr. Campion, Mr. Bohan, Mr. Zabel, Mr. Wall and Mr. Getz, each of whom is a member of the Board of Directors, against loss or expense arising from such individuals’ service to the Corporation and its subsidiaries and affiliates, and to advance attorneys fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances. The form of the indemnification agreement that evidences the terms of the Corporation’s agreements with each of these individuals with respect to indemnification and advancement is filed as an Exhibit to this Form 10-K.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Termination Benefits Agreements

The Company has entered into Termination Benefits Agreements with certain executive officers (including the Named Executive Officers) of the Company, other than Mr. Petro, the Chief Executive Officer. The Termination Benefits Agreements provide for an initial term expiring September 30, 2007, subject to two-year automatic extensions (unless terminated by the Company or the eligible employee at least 60 days prior to the renewal date).

The Termination Benefits Agreement provides that if an eligible employee’s employment with the Company is terminated by the Company without Cause (as defined in the Termination Benefits Agreement), by the employee for Good Reason (as defined in the Termination Benefits Agreements) or by reason of such eligible employee’s disability or death, the Company will pay the eligible employee (or his estate) his accrued but unpaid Base Salary (as defined in the Termination Benefits Agreement) plus any bonus or incentive compensation earned or payable as of the Date of Termination (as defined in the Termination Benefits Agreement), and a bonus equal to the eligible employee’s total annual target bonus in the fiscal year of the termination pro rated for the number of days the employee worked in the fiscal year. In the event that the eligible employee’s employment is terminated by the Company for Cause, by the employee without Good Reason or due to the employee’s retirement, the Company is obligated only to pay the eligible employee his accrued but unpaid Base Salary and any other accrued but unpaid compensation through the Date of Termination. In addition, if within 12 months following a Change in Control (as defined in the Termination Benefits Agreement) the eligible employee’s employment is terminated by the eligible employee with Good Reason or by the Company without Cause, the Company must (among other things) (i) pay the eligible employee such eligible employee’s accrued but unpaid Base Salary and any bonus or incentive compensation earned or payable as of the Date of Termination; (ii) pay the eligible employee such eligible employee’s Base Salary that would be payable over the 12 months following the Date of Termination; (iii) pay the eligible employee a bonus equal to the eligible employee’s total annual target bonus in the fiscal year of the termination; and (iv) continue to provide life insurance and medical and hospital benefits to the eligible employee for up to 12 months following the Date of Termination. As a condition to receipt of severance payments and benefits, the Termination Benefits Agreement requires that eligible employees execute a release of all claims.

Pursuant to the Termination Benefits Agreement, each eligible employee agrees that during his employment with the Company and for an additional one year following the Date of Termination of the eligible employee’s employment with the Company, the eligible employee will not, directly or indirectly, engage in any business in competition with the business of the Company, solicit any customer or employee of the Company, or disclose any Confidential Information (as defined in the Termination Benefits Agreement).

Employment Agreement with the Company’s President and Chief Executive Officer

The Company has entered into an Employment Agreement with its President and Chief Executive Officer, Francis J. Petro, which was entered into August 31, 2004, in connection with the Company’s emergence from bankruptcy, and will terminate on September 30, 2007, unless renewed by a subsequent agreement of the parties. Pursuant to this Employment Agreement, Mr. Petro’s base salary is $480,000 per year, with bonus targets to be determined by the Board of Directors annually prior to or at the commencement of the applicable fiscal year. This compensation is identical to the compensation being paid to Mr. Petro prior to the emergence from bankruptcy.

If Mr. Petro’s employment is terminated by reason of the expiration of the employment term, Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; and (ii) the benefits that he has been granted under the Supplemental Executive Retirement Plan of the Company. In addition, any unvested stock options held by Mr. Petro at the time of the expiration of his employment term will terminate immediately and any vested options will remain exercisable for 90 days following termination or until the option expires, whichever is less.

If Mr. Petro’s employment is terminated by the Company for “cause” or he resigns for “good reason,” Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; and (ii) the benefits that he has been granted under the Supplemental Executive Retirement Plan of the Company. In addition, (i) if Mr. Petro’s termination is for “cause,” any vested and unvested stock options will terminate immediately; and (ii) if his termination is for “good reason,” any unvested stock options will terminate immediately and any vested options will remain exercisable for 30 days following termination or until the option expires, whichever is less.

If Mr. Petro’s employment is terminated by the Company without “cause” or by Mr. Petro for “good reason,” Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; (ii) two times his annual base salary; (iii) two times his average bonus for the two fiscal years preceding his termination; (iv) continuation of certain health and welfare benefits for two years following termination or until comparable benefits are obtained from a new employer, whichever is less; and (v) the benefits that he has been granted under the Supplemental Executive Retirement Plan of the Company. In addition, any unvested stock options will vest immediately and all options held by Mr. Petro will remain exercisable for one year following termination or until the option expires, whichever is less.

If Mr. Petro’s employment is terminated by reason of his death, disability or retirement, Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; and (ii) the benefits that he has been granted under the Supplemental Executive Retirement Plan of the Company. In addition, any unvested stock options will vest immediately and all options held by Mr. Petro will remain exercisable for one year in the event of death or disability and six months in the event of retirement or until the option expires, whichever is less.

Mr. Petro is subject to a confidentiality restriction during his employment and thereafter, and to non-compete and non-solicitation restrictions during his employment and for two years following termination.

Supplemental Executive Retirement Plan

Effective as of January 1, 2002, the Company adopted its Supplemental Executive Retirement Plan, which provides benefits to a select group of management and highly compensated employees as selected by the Compensation Committee of the Company upon the termination of employment or death of such employee. The benefits to be received by each participant are defined in plan agreements between the Company and the individual participants. Currently, Francis J. Petro, the Company’s President and Chief Executive Officer, is the only participant in the Supplemental Executive Retirement Plan. Pursuant to Mr. Petro’s Plan Agreement, Mr. Petro’s benefit under the Supplemental Executive Retirement Plan is equal to 3% of the product of his years of service and his average compensation, reduced by the value of benefits to which Mr. Petro may be entitled under the Company’s Pension Plan. The benefit will be paid in an actuarial equivalent lump sum payment upon the termination of employment or death as previously elected by Mr. Petro.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of September 30, 2006 were Timothy J. McCarthy, Ronald W. Zabel and Donald C. Campion. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, and none of the Company’s executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Item 12.                 Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information under the heading “Equity Compensation Plans” in Item 5 of this Form 10-K is incorporated herein by reference.

The following table provides, as of December 4, 2006, information regarding the beneficial ownership of the shares of the Company’s common stock by (a) each of the Company’s directors, (b) each of the Named Executive Officers named, (c) all the Company’s directors and executive officers as a group and (d) each person known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities as calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Executive Officers, Directors and Principal Stockholders	Amount and Nature of Beneficial Ownership		Percentage of Class
Francis J. Petro(1)	138,040	(2)	1.4%
John C. Corey(1)	10,000	(3)	*
Paul J. Bohan(1)	10,000	(3)	*
Donald C. Campion(1)	10,000	(3)	*
Robert H. Getz(1)	—
Timothy J. McCarthy(1)	10,000	(3)	*
William P. Wall(1)	10,000	(3)	*
Ronald W. Zabel(1)	10,000	(3)	*
Marcel Martin(1)	66,667	(4)	*
August A. Cijan(1)	66,667	(4)	*
James A. Laird	66,667	(4)	*
Gregory M. Spalding(1)	33,333	(5)	*
All Directors and Executive Officers as a group (11 persons)	431,374		4.3%
JANA Partners LLC(6) 200 Park Avenue, Suite 3900 New York, NY 10166	1,501,900		15.0%
Jeffries Group, Inc.(7) 520 Madison Avenue, 12th Floor New York, NY 10022	649,991		6.5%
General Motors Trust Bank, N.A. as trustee for GMAM Investment Funds Trust(8) 767 Fifth Ave. New York, NY 10153	566,210		5.6%
General Motors Investment Management Corporation(8) 767 Fifth Avenue New York, NY 10153	566,210		5.6%
Harbinger Capital Partners Master Fund I, Ltd.(9) c/o International Fund Services (Ireland) Limited Third Floor, Bishop’s Square, Redmond’s Hill Dublin 2, Ireland	2,500,000		25.0%
Harbinger Capital Partners Offshore Manager, L.L.C.(10) One Riverchase Parkway South Birmingham, Alabama 35244	2,500,000		25.0%
HMC Investors, L.L.C.(11) One Riverchase Parkway South Birmingham, Alabama 35244	2,500,000		25.0%

Harbert Management Corporation(12) One Riverchase Parkway South Birmingham, Alabama 35244	2,800,000	28.0%
Philip Falcone(13) 555 Madison Avenue, 16th Floor New York, New York 10022	2,800,000	28.0%
Raymond J. Harbert(14) One Riverchase Parkway South Birmingham, Alabama 35244	2,800,000	28.0%
Michael D. Luce(15) One Riverchase Parkway South Birmingham, Alabama 35244	2,800,000	28.0%

                 * Represents beneficial ownership of less than one percent of the outstanding common stock.

       (1) The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, Kokomo, Indiana 46904-9013.

       (2) Includes 133,333 shares which may be acquired within sixty days through the exercise of vested stock options.

       (3) Includes 10,000 shares which may be acquired within sixty days through the exercise of vested stock options.

       (4) Includes 66,667 shares which may be acquired within sixty days through the exercise of vested stock options.

       (5) Includes 33,333 shares which may be acquired within sixty days through the exercise of vested stock options.

       (6) Based solely upon Form 13F filed with the Securities and Exchange Commission on November 14, 2006, JANA Partners, LLC, a Delaware limited liability company, is a private money management firm which holds the Company’s common stock in various accounts under its management and control. The principals of JANA Partners LLC are Barry Rosenstein and Gary Claar.

       (7) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on October 26, 2006.

       (8) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on October 26, 2006. General Motors Trust Bank, N.A. as trustee for GMAM Investment Funds Trust (the “Trust”) is a trust formed under and for the benefit of one or more employee benefit plans (“Plans”) of General Motors Corporation (“GM”), its subsidiaries and unrelated employers. General Motors Investment Management Corporation (“GMIMCo”) is registered as an investment adviser under the Investment Advisers Act of 1940. Its principal business is providing investment advice and investment management services with respect to the assets of the Plans and of certain direct and indirect subsidiaries of GM and other entities.

GMIMCo has the responsibility to select and terminate investment managers with respect to the Plans. It also itself manages certain assets of the Plans. One Investment manager acting with respect to the plans is DDJ Capital Management, LLC (“the Manager”) GMIMCo and the Manager have discretionary authority over the assets of the Plans which they manage including voting and investment power with respect to securities of the Issuer included among such assets. The Trust and GMIMCo share voting and dispositive power with respect to the shares of the Company.

             (9) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on August 4, 2006. Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) may be deemed to be the beneficial owner of 2,500,000 Shares, constituting 25.0% of the Shares of the Issuer, based upon 10,000,000 Shares outstanding. The Master Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 2,500,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 2,500,000 Shares.

    (10)  Based solely upon Schedule 13G filed with the Securities and Exchange Commission on August 4, 2006. Harbinger Capital Partners Offshore Manager, L.L.C. (“Harbinger Management”) is the investment manager of the Master Fund. Harbinger Management may be deemed to be the beneficial owner of 2,500,000 Shares, constituting 25.0% of the Shares of the Issuer, based upon 10,000,000 Shares outstanding. Harbinger Management has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 2,500,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 2,500,000 Shares. Harbinger Management specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

    (11) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on August 4, 2006. HMC Investors, L.L.C. (“HMC Investors”) is the managing member of the Master Fund. HMC Investors may be deemed to be the beneficial owner of 2,500,000 Shares, constituting 25.0% of the Shares of the Issuer, based upon 10,000,000 Shares outstanding. HMC Investors has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 2,500,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 2,500,000 Shares. HMC Investors specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

    (12) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on August 4, 2006. Harbert Management Corporation (“HMC”) is the managing member of HMC Investors. HMC may be deemed to be the beneficial owner of 2,800,000 Shares, constituting 28.0% of the Shares of the Issuer, based upon 10,000,000 Shares outstanding. HMC has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 2,800,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 2,800,000 Shares. HMC specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

        (13) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on August 4, 2006. Philip Falcone is a shareholder of HMC and the portfolio manager of the Master Fund and the Harbinger Capital Partners Special Situations Fund, L.P. (“Special Situations Fund”). Mr. Falcone may be deemed to be the beneficial owner of 2,800,000 Shares, constituting 28.0% of the Shares of the Issuer, based upon 10,000,000 Shares outstanding. Mr. Falcone has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 2,800,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 2,800,000 Shares. Mr. Falcone specifically disclaims beneficial ownership in the Shares reported herein except to the extent of his pecuniary interest therein.

    (14) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on August 4, 2006. Raymond J. Harbert is a shareholder of HMC. Mr. Harbert may be deemed to be the beneficial owner of 2,800,000 Shares, constituting 28.0% of the Shares of the Issuer, based upon 10,000,000 Shares outstanding. Mr. Harbert has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 2,800,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 2,800,000 Shares. Mr. Harbert specifically disclaims beneficial ownership in the Shares reported herein except to the extent of his pecuniary interest therein.

    (15) Based solely upon Schedule 13G filed with the Securities and Exchange Commission on August 4, 2006. Michael D. Luce is a shareholder of HMC. Mr. Luce may be deemed to be the beneficial owner of 2,800,000 Shares, constituting 28.0% of the Shares of the Issuer, based upon 10,000,000 Shares outstanding. Mr. Luce has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 2,800,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 2,800,000 Shares. Mr. Luce specifically disclaims beneficial ownership in the Shares reported herein except to the extent of his pecuniary interest therein.

Item 13.                 Certain Relationships and Related Transactions.

None.

Item 14.                 Principal Accounting Fees and Services

The firm of Deloitte and Touche, LLP (“Deloitte”) has served as the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2006 and September 30, 2005. The aggregated fees billed by Deloitte are as follows:

	2006	2005
Audit fees	$707,267	$874,227
Audit related fees	47,057	455,981
Tax fees	237,365	285,017

Audit Fees

Audit fees in fiscal year ended September 30, 2006 of approximately $707,000 includes fees for an integrated audit which includes the Sarbanes-Oxley attestation audit. Audit fees in fiscal year ended September 30, 2005 of approximately $874,000 includes fees related to the Company adopting fresh start reporting in accordance with SOP 90-7 and fees related to the Company filing a registration statement on Form S-1.

Audit Related Fees

Audit related fees in fiscal year ended September 30, 2006 included approximately $47,000 related primarily to due diligence consulting and benefit plan audits. Audit related fees in the fiscal year ended September 30, 2005 included approximately $456,000 related to consulting activities for an acquisition, benefit plan audits and Sarbanes-Oxley Section 404 readiness consulting.

Tax Fees

Tax fees in the fiscal year ended September 30, 2006 and 2005 included approximately $237,000 and $285,000, respectively, related to tax compliance, tax advice and planning services. Services include preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.

All Other Fees

None.

The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors’ independence. All audit and non-audit services performed by our independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors’ independence. The Audit Committee pre-approved 100% of the services rendered by Deloitte.

Part IV

Item 15.                 Exhibits, Financial Statement Schedules

(a)           Documents filed as part of this Report.

1.                Financial Statements:

See Item 8.

2.                Financial Statement Schedules:

None.

Schedules are omitted as they are not required, are not applicable, or the information is shown in the Notes to the Consolidated Financial Statements.

(b)          Exhibits.   See Index to Exhibits, which is incorporated herein by reference.

(c)           Financial Statement Schedules:   None

SIGNATURES

Pursuant to the requirements Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HAYNES INTERNATIONAL, INC.
By:	/s/ FRANCIS J. PETRO
Francis J. Petro
President and Chief Executive Officer
Date: December 7, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ FRANCIS J. PETRO	President and Chief Executive Officer; Director	December 7, 2006
Francis J. Petro	(Principal Executive Officer)
/s/ MARCEL MARTIN	Chief Financial Officer	December 7, 2006
Marcel Martin	(Principal Financial Officer)
/s/ DAN MAUDLIN	Controller and Chief Accounting Officer	December 7, 2006
Dan Maudlin	(Principal Accounting Officer)
/s/ JOHN C. COREY	Chairman of the Board, Director	December 7, 2006
John C. Corey
/s/ PAUL J. BOHAN	Director	December 7, 2006
Paul J. Bohan
/s/ DONALD C. CAMPION	Director	December 7, 2006
Donald C. Campion
/s/ ROBERT H. GETZ	Director	December 7, 2006
Robert H. Getz
/s/ TIMOTHY J. MCCARTHY	Director	December 7, 2006
Timothy J. McCarthy
/s/ WILLIAM P. WALL	Director	December 7, 2006
William P. Wall
/s/ RONALD W. ZABEL	Director	December 7, 2006
Ronald W. Zabel

INDEX TO EXHIBITS

Exhibit Number	Description
2.1

First Amended Joint Plan of Reorganization of Haynes International, Inc. and its Affiliated Debtors and Debtors-In-Possession (incorporated by reference to Exhibit 2.1 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

2.2

Asset Purchase Agreement by and among Haynes Wire Company, The Branford Wire and Manufacturing Company, Carolina Industries, Inc., and Richard Harcke, dated October 28, 2004 (incorporated by reference to Exhibit 2.2 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

3.1

Restated Certificate of Incorporation of Haynes International, Inc. (incorporated by reference to Exhibit 3.1 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

3.2	Amended and Restated By-laws of Haynes International, Inc. (incorporated by reference to Exhibit 3.2 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).
3.3

Certificate of Designations of Series A Junior Participating Preferred Stock of Haynes International, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on August 14, 2006).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1, Registration No. 333-124977).
4.2	Restated Certificate of Incorporation of Haynes International, Inc. (incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-1, Registration No. 333-124977.)
4.3	Amended and Restated By-laws of Haynes International, Inc. (incorporated by reference to Exhibit 2.2 to Registration Statement on Form S-1, Registration No. 333-124977.)
4.4

Rights Agreement dated as of August 13, 2006 between Haynes International, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC on August 14, 2006).

4.5	Form of Right Certificate (incorporated by reference to Exhibit 4.2 to Form 8-K filed with the SEC on August 14, 2006).
10.1†

Form of Termination Benefits Agreements by and between Haynes International, Inc. and certain of its employees (Agreement incorporated by reference to Exhibit 10.1 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.2†

Haynes International, Inc. Death Benefit Plan, effective January 1, 2003 (incorporated by reference to Exhibit 10.2 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.3†

Amendment No. 1 to Haynes International, Inc. Death Benefit Plan, dated August 30, 2004 (incorporated by reference to Exhibit 10.3 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.4†

Haynes International, Inc. Supplemental Executive Retirement Plan, effective January 1, 2002 (incorporated by reference to Exhibit 10.4 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.5†

Amendment No. 1 to Haynes International, Inc. Supplemental Executive Retirement Plan, dated August 30, 2004 (incorporated by reference to Exhibit 10.5 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.6†	Master Trust Agreement, effective January 1, 2003 (incorporated by reference to Exhibit 10.6 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).
10.7†

Amendment No. 1 to Master Trust Agreement, dated August 30, 2004 (incorporated by reference to Exhibit 10.7 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.8†

Plan Agreement by and between Haynes International, Inc. and Francis J. Petro, effective January 1, 2002 (incorporated by reference to Exhibit 10.8 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971.

10.9†

Amendment No. 1 to Plan Agreement by and between Haynes International, Inc. and Francis J. Petro, dated August 30, 2004 (incorporated by reference to Exhibit 10.9 to the Haynes International, Inc. Registration Statement on Form S-1, Registration N 333-124971).

10.10†

Amended and Restated Executive Employment Agreement by and between Haynes International, Inc. and Francis J. Petro, dated August 31, 2004 (incorporated by reference to Exhibit 10.10 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.11†

Separation Agreement by and between Haynes International, Inc. and Calvin S. McKay, effective as of July 1, 2004 (incorporated by reference to Exhibit 10.11 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.12

Registration Rights Agreement by and among Haynes International, Inc. and the parties specified on the signature pages thereof, dated August 31, 2004 (incorporated by reference to Exhibit 10.12 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.13†

Haynes International, Inc. Amended and Restated Stock Option Plan as adopted by the Board of Directors November 7, 2005 (incorporated by reference to Exhibit 10.22 to the Haynes International, Inc. Annual Report on Form 10-K for the fiscal year ended September 30, 2005).

10.14†

Form of Stock Option Agreements between Haynes International, Inc. and certain of its executive officers and directors named in the schedule to the Exhibit (Agreement incorporated by reference to Exhibit 10.14 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971 and list of executive officers and directors filed herewith as Exhibit 10.14).

10.15†

Stock Option Agreement between Haynes International, Inc. and its President and Chief Executive Officer (incorporated by reference to Exhibit 10.15 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.16

Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., and Congress Financial Corporation (Central), and the other Lenders named therein dated August 31, 2004 (incorporated by reference to Exhibit 10.16 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.17

Amendment No. 1 to Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., and Congress Financial Corporation (Central), and the other Lenders named therein, dated November 5, 2004 (incorporated by reference to Exhibit 10.17 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.18

Consulting, Non-Competition and Confidentiality Agreement by and between Richard Harcke and Haynes Wire Company, dated November 5, 2004 (incorporated by reference to Exhibit 10.18 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971)

10.19†

Separation Agreement by and between Haynes International, Inc. and Michael F. Rothman, dated February 23, 2005 (incorporated by reference to Exhibit 10.19 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.20

Facility Agreement by and between Haynes International Limited and Burdale Financial Limited, dated April 2, 2004 (incorporated by reference to Exhibit 10.20 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.21†

Summary of Compensation of Executive Officers and Directors (incorporated by reference to Exhibit 10.21 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.22

Registration Rights Agreement by and among Haynes International, Inc. and the parties specified on the signature pages thereof, dated July 5, 2005 (incorporated by reference to Exhibit 10.22 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.23

Amendment No. 2 to Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., and Congress Financial Corporation (Central), and the other Lenders named therein, dated November 5, 2004 (incorporated by reference to Exhibit 10.17 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.24

Amendment No. 3 to Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., and Congress Financial Corporation (Central), and the other Lenders named therein, dated November 5, 2004 (incorporated by reference to Exhibit 10.17 to the Haynes International, Inc. Registration Statement on Form S-1, Registration No. 333-124971).

10.25

Amendment No. 4 to Amended and Restated Loan and Security Agreement, by and among the Company, Haynes Wire Company, the Lenders (as defined in the Amendment), and Wachovia Capital Finance Corporation (Central), as agent for the Lenders, dated August 31, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on September 7, 2005).

10.26

Amendment No. 5 to Amended and Restated Loan and Security Agreement, by and among the Company, Haynes Wire Company, the Lenders (as defined in the Amendment), and Wachovia Capital Finance Corporation (Central), as agent for the Lenders, dated February 2, 2006.

10.27	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006).
21.1	Subsidiaries.
23.1	Consent of Deloitte & Touche LLP.
31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer.
31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer.
32.1	Section 1350 Certifications.

†       Management contract or compensatory plan or arrangement.

EXHIBIT 10.1

FORM OF
TERMINATION BENEFITS AGREEMENT

THIS TERMINATION BENEFITS AGREEMENT (“AGREEMENT”) is executed as of the date set forth below to be effective as of ___________ (the “EFFECTIVE DATE”) (defined below) by and between Haynes International, Inc., a Delaware corporation (the “COMPANY”), and ____________, an individual residing in the State of Indiana (the “EMPLOYEE”).

WITNESSETH

WHEREAS, the Board of Directors of the Company (the “BOARD”) has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under circumstances described below to the Employee in connection with employment by the Company and due to Employee’s responsibility for policy-making functions within the Company and in exchange for the Employee’s agreements in Sections 6 and 7 hereof;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby recognized, the Company and the Employee agree as follows:

AGREEMENT

1.             TERM OF AGREEMENT.   This Agreement shall commence as of the Effective Date and shall continue in effect until September 30, 2007; provided, however, that commencing on October 1, 2007 (the “RENEWAL DATE”) and on each two-year anniversary thereafter, the term of this Agreement shall automatically be extended for two (2) years (until the two-year anniversary of the Renewal Date next following) unless either the Company or the Employee shall have given written notice to the other at least sixty (60) days prior thereto that the term of this Agreement shall not be so extended (the “TERM”).

2.             TERMINATION BENEFITS.

a.               If, during the Term of this Agreement, the Employee’s employment with the Company shall be terminated, the Employee shall be entitled to receive the following compensation and benefits (in addition to any compensation and benefits provided for under any of the Company’s employee benefit plans, policies and practices or as required by law):

i.      TERMINATION WITHOUT CAUSE, FOR GOOD REASON, OR DUE TO DISABILITY OR DEATH.   If the Employee’s employment with the Company shall be terminated by the

Company without Cause, by the Employee for Good Reason, or by reason of the Employee’s Disability or death:

1.               the Employee or the Employee’s heirs, estate, personal representative or legal guardian, as appropriate, shall be entitled to receive a lump sum cash payment equal to the sum of:

a.               the Employee’s accrued but unpaid Base Salary through the Date of Termination;

b.              any accrued but unpaid compensation, including but not limited to any unpaid bonus compensation and reimbursement, in accordance with the then prevailing reimbursement practices of the Company, for all reasonable and customary business expenses incurred by the Employee in connection with his employment by the Company as of the Date of Termination; and

c.               a bonus for the fiscal year in which the Date of Termination occurs in an amount equal to the Employee’s target bonus for such fiscal year under the bonus or incentive compensation plan maintained by the Company, calculated as if the Employee earned one hundred percent (100%) of such target bonus (the “SEVERANCE BONUS”), multiplied by a fraction, the numerator of which is the number of days the Employee worked in the fiscal year in which the Date of Termination occurs and the denominator of which is three hundred sixty five (365); and

2      a.     on a termination of employment by the Company without Cause or by the Employee for Good Reason, any unvested stock options held by the Employee will terminate immediately and all vested stock options held by the Employee will remain exercisable for six (6) months following the Date of Termination, but in no event later than the expiration date of the stock options as specified in the applicable grant letter, and

b.              upon a termination of employment by reason of the Employee’s Disability or death, any unvested stock options held by the Employee will vest immediately and all options held by the Employee will remain exercisable for six (6) months from the Date of Termination, but in no event later than the expiration date of such stock options as specified in the applicable grant letter.

ii.      TERMINATION FOR CAUSE, WITHOUT GOOD REASON, OR DUE TO RETIREMENT. If the Employee’s employment with the Company shall be terminated by the Company for Cause, by the Employee without Good Reason, or by reason of the Employee’s Retirement:

1.               the Employee shall be entitled to receive a lump sum cash payment equal to the sum of:

a.               the Employee’s accrued but unpaid Base Salary through the Date of Termination; and

b.              any accrued but unpaid compensation, including but not limited to any unpaid bonus compensation and reimbursement, in accordance with the then prevailing reimbursement practices of the Company, for all reasonable and customary business expenses incurred by the Employee in connection with his employment by the Company as of the Date of Termination; and

2.

a.               upon a termination of employment by the Company for Cause or by the Employee without Good Reason, all vested and unvested stock options held by the Employee shall terminate immediately, and

b.              upon the Employee’s Retirement, all unvested stock options held by the Employee shall terminate immediately and any vested stock options held by the Employee shall remain exercisable for six (6) months following the Date of Termination but in no event later than the expiration date of such stock options as specified in the applicable grant letter.

iii.       TERMINATION WITHOUT CAUSE OR FOR GOOD REASON FOLLOWING A CHANGE IN CONTROL. If the Employee’s employment with the Company shall be terminated by the Company without Cause or by the Employee for Good Reason within twelve (12) months following a Change in Control and during the Term of this Agreement (including any extensions or deemed extensions thereof as provided in SECTION 1 above):

1.               the Employee shall be entitled to receive a lump sum cash payment equal to the sum of:

a.               the Employee’s accrued but unpaid Base Salary through the Date of Termination;

b.              the Employee’s Base Salary that would be payable for the period from the Date of Termination through the first (1st) anniversary thereof (the “SEVERANCE PERIOD”);

c.               any accrued but unpaid compensation, including but not limited to any unpaid bonus compensation and reimbursement, in accordance with the then prevailing reimbursement practices of the Company, for all reasonable and customary business expenses incurred by the Employee in connection with his employment by the Company as of the Date of Termination; and

d.              the Severance Bonus;

2.               any unvested stock options held by the Employee will vest immediately and all stock options held by the Employee will remain exercisable for one (1) year from the Date of Termination, but in no event later than the expiration date of the stock options as specified in the applicable grant letter; and

3.               during the Severance Period, the Company shall provide to the Employee and Employee’s dependents any medical, hospitalization and life insurance benefits that the Employee received from the Company immediately prior to the Date of Termination; PROVIDED, HOWEVER, that any such benefits coverage shall cease to the extent that the Employee obtains comparable medical, hospitalization or life insurance benefits (as the case may be) from any other employer during such Severance Period.

b.              The Employee shall not be required to mitigate the amount of any payment provided for in this SECTION 2 by seeking other employment or otherwise, nor, except as provided in SECTION 2(a)(iii)(3) above, shall the amount of any payment or benefit provided for in SECTION 2 be reduced by any compensation earned by the Employee or benefit made available to the Employee as the result of employment by another employer after the Date of Termination or otherwise.

c.               For purposes of this Agreement, the following definitions shall apply:

i.               “DISABILITY” means the Employee is totally and permanently disabled as defined in the Haynes International, Inc. Pension Plan.

ii.            “RETIREMENT” means the voluntary retirement of the Employee after having reached age fifty-five (55) and having completed at least five (5) years of service with the Company, but in no event prior to September 1, 2009.

iii.         A termination for “CAUSE” means a termination by reason of the good faith determination of the Company’s Board of Directors (the “BOARD”) that the Employee (1) continually failed to substantially perform his duties with the Company (other than a failure resulting from the Employee’s medically documented incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of the Company’s Chief Executive Officer, knowing violation of the law in the course of performance of the Employee’s duties with the Company, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company’s premises during regular business hours, (2) engaged in conduct which constituted a material breach of SECTION 6 or SECTION 7 of this Agreement, (3) was indicted (or equivalent under applicable law), convicted of, or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, (4) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its subsidiaries or affiliates, or (5) perpetuated a fraud or embezzlement against the Company or its subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Employee within thirty (30) days after receipt of written notice from the Board which shall set forth in reasonable detail the nature of the facts and circumstances which constitute Cause. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the Board. If the Company has reasonable belief that the Employee has committed any of the acts described above, it may suspend the Employee (with or without pay) while it investigates whether it has or could have Cause to terminate the Employee. The Company may terminate the Employee for Cause prior to the completion of its investigation; provided, that, if it is ultimately determined that the Employee has not committed an act which would constitute Cause, the Employee shall be treated as if he were terminated without Cause.

iv.              A “NOTICE OF TERMINATION” means a notice which shall indicate the specific termination provision in this Agreement which is applicable and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. Any purported termination by the Company or by the Employee shall be communicated by written notice of termination to the other party hereto in accordance with SECTION 5 hereof.

v.          “DATE OF TERMINATION” means (i) if the Employee’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (ii) if the Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination without Cause shall not be less than thirty (30) days from the date such Notice of Termination is given); provided that if within thirty (30) days after any such Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

vi.           “BASE SALARY” means the annual base salary of the Employee from the Company, but determined without regard to any salary reduction agreement of the Employee under Sections 401(k) and 125 of the Internal Revenue Code of 1986, as amended (the “CODE”), (or corresponding provisions of subsequent federal income tax laws) or any salary deferral agreement of the Employee under any non-qualified deferred compensation program that may be available to the Employee from time to time, and excludes (i) incentive or additional cash compensation; (ii) any amounts included in income because of Sections 79 or 89 of the Code; and (iii) any amounts paid to the Employee for reimbursement for expenses or discharging tax liabilities.

vii.        “GOOD REASON” shall mean the occurrence, during the Term of this Agreement, of any of the following actions or failures to act, but in each case only if it is not consented to by the Employee in writing: (i) a material adverse change in the Employee’s duties, reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change; or (ii)  a material reduction by the Company in the Employee’s Base Salary or annual bonus opportunity in effect immediately prior to the effective date of such reduction, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Employee.  For purposes of this definition, none of the actions described in clauses (i) and (ii) above shall constitute “Good Reason” with respect to the Employee if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Employee (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided, that “GOOD REASON” shall cease to exist for any action described in clauses (i) and (ii) above on the sixtieth (60th) day following the later of the occurrence of such action or the Employee’s knowledge thereof, unless the Employee has given the Company written notice thereof prior to such date.

viii.       “CHANGE IN CONTROL” shall mean the first to occur of the following: (i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities); (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities; or  (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

ix.                “BENEFICIAL OWNER” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

x.           “PERSON” shall, except for purposes of SECTION 7 of this Agreement, have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any subsidiary of the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

3.             SUCCESSORS; BINDING AGREEMENT.

a.               This Agreement shall be binding on the Company and any successor to all or substantially all of its business or assets. Without limiting the effect of the prior sentence, the Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the “COMPANY” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to -perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this SECTION 3, by operation of law or otherwise.

b.              This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or if there is no such devisee, legatee or designee, to the Employee’s estate.

4.             TIMING OF PAYMENT AND RELEASE.

a.               As a condition of receiving from the Company the payments and benefits provided for hereunder, which the Employee otherwise would not be entitled to receive, the Employee understands and agrees that, on the Date of Termination, he will be required to execute a release of all claims against the Company in substantially the form attached hereto as EXHIBIT 1 (the “RELEASE”) as may be modified by the Company in good faith to reflect changes in law or its employment practices. The Employee acknowledges that he has been advised in writing to consult with an attorney prior to executing the Release. The Employee agrees that he will consult with his attorney prior to executing the Release. The Employee and the Company agree that the Employee has a period of seven (7) days following the execution of the Release within which to revoke the Release. The parties also acknowledge and agree that the Release shall not be effective or enforceable until the seven (7) day revocation period expires. The date on which this seven (7) day period expires shall be the effective date of the Release (the “RELEASE EFFECTIVE DATE”).

b.              The Company shall make all payments required under this Agreement within five (5) business days following the Release Effective Date.

c.               The Employee understands that as used in this SECTION 4, the “COMPANY” includes its past, present and future officers, directors, trustees, shareholders, employees, agents, subsidiaries, affiliates, distributors, successors, and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the Company, and any other persons related to the Company.

d.              Notwithstanding anything in this Agreement to the contrary, this Agreement shall not affect the Company’s right or ability to terminate the employment of the Employee, subject to any other written contract between the Company and the Employee to the contrary.

e.               The Employee agrees that execution and delivery to the Company of any release or disclaimer agreement requested by the Company which is consistent with the provisions of this SECTION 4 and the passage of all necessary waiting periods in connection therewith shall be a condition to the receipt of any payment or benefits to be provided by the Company following the termination of the Employee’s employment with the Company.

5.            NOTICES.   For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

6.            CONFIDENTIALITY.   For purposes of this SECTION 6, the term “COMPANY” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns. The term “COMPANY’S BUSINESS” shall mean the business of developing, manufacturing, selling or distributing high-performance alloys for service in severe corrosion and high temperature applications.

a.               CONFIDENTIAL INFORMATION.   As used in this Agreement, “CONFIDENTIAL INFORMATION” means any and all confidential, proprietary or other information, whether or not originated by the Employee or the Company, which is in any way related to the past or present Company’s Business and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company’s existing and potential customers and vendors; (ii) any contacts (including the existence and contents thereof and parties thereto) to which the Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to the Company; (iv) information received by the Company from third parties under an obligation of confidentiality, restricted, disclosure or restricted use; (v) personnel and financial information of the Company; (vi) information with respect to the Company’s products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company; and (viii) any other information relating to Company which was obtained by the Employee in connection with his employment by the Company, whether before, on or after the Effective Date.

b.              NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION.   The Employee acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and the Employee’s unauthorized use or disclosure thereof could cause irreparable harm to the Company for which no remedy at law could be adequate. Accordingly, the Employee agrees that the Employee shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information, except (i) as required for the performance of the Employee’s duties hereunder, (ii) with the express written consent of the Company, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of the Employee’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, the Employee shall cooperate with the Company in attempting to keep such information confidential. The Employee shall follow all Company policies and procedures to protect all Confidential Information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times.

c.               OWNERSHIP OF CONFIDENTIAL INFORMATION.   The Employee acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the Employee and whether or not disclosed to or entrusted to the custody of the Employee. Upon the termination or resignation of his employment by the Company, or at any other time at the request of the Company, the Employee shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the Employee pertaining to the Company’s Business, including, but not limited to, any containing Confidential Information.

d.              SURVIVAL.   The Employee’s obligations set forth in this SECTION 6, and the Company’s rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement and the Employee’s employment by the Company, regardless of the reason therefor.

7.            RESTRICTIVE COVENANTS. For purposes of this SECTION 7, the term “COMPANY” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

a.               NON-COMPETITION.   During the Restricted Period and within the Restricted Area (each as defined in subsection (c) below), the Employee shall not, directly or indirectly, perform on behalf of any Competitor (as defined in subsection (c) below) the same or similar services as those that the Employee performed for the Company during the Employee’s employment by the Company or otherwise. In addition, the Employee shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, tend money or other assistance to, or participate in or be connected with (as an officer, director, member, manager, partner, shareholder, consultant, employee, agent, or otherwise), any Competitor.

b.              NON-SOLICITATION.   During the Restricted Period, the Employee shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (c) below), (i) solicit or attempt to solicit any Customers (as defined in subsection (c) below) or prospective Customers with whom the Employee had contact at any time during the Employee’s employment by the Company; (ii) divert or attempt to divert any business of the Company to any other Person; (iii) solicit or attempt to solicit for employment, endeavor to entice away from the Company, recruit, hire, or otherwise interfere with the Company’s relationship with, any Person who is employed by or otherwise engaged to perform services for the Company (or was employed or otherwise engaged to perform services for the Company, as of any given time, within the immediately preceding twenty-four (24) month period); (iv) cause or assist, or attempt to cause or assist, any employee or other service provider to leave the Company; or (v) otherwise interfere in any manner with the employment or business relationships of the  Company or the business or operations then being conducted by the Company.

c.               DEFINITIONS.   For purposes of this SECTION 7, the following definitions have the following meanings:

i.              “COMPETITOR” means any Person that engages in a business that is the same as, or similar to, the Company’s Business.

ii.  “CUSTOMER” means any Person which, as of any given date, used or purchased or contracted to use or purchase any services or products from the Company within the immediately preceding twenty-four (24) month period.

iii.       “PERSON” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof,

iv.    “RESTRICTED AREA” means, because the market for the Company’s Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, the Employee, or any individual or entity that may be in violation of this Agreement, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (A) everywhere in the world that has access to the Company’s Business because of the availability of the Internet; (B) everywhere in the world that the Employee has the ability to compete with the Company’s Business through the Internet; (C) each state, commonwealth, territory, province and other political subdivision located in North America; (D) each state, commonwealth, territory and other political subdivision of the United States of America; (E) Indiana and any state in which the Employee has performed any services for the Company; (F) any geographical area in which the Company has performed any services or sold any products; (G) any geographical area in which the Company or any of its subsidiaries have engaged in the Company’s Business, which has resulted in aggregate sales revenues of at least $25,000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period; (H) any state or other jurisdiction where the Company had an office at any time during the Employee’s employment by the Company; (I) within one hundred (100) miles of any location in which the Company had an office at any time during the Employee’s employment by the Company; and (J) within one hundred (100) miles of any location in which the Employee provided services for the Company.

v.       “RESTRICTED PERIOD” means the period of time during Employee’s employment by the Company plus a period of twelve (12) months from the Date of Termination. In the event of a breach of this Agreement by the Employee, the Restricted Period will be extended automatically by the period of the breach.

d.              SURVIVAL.   The Employee’s obligations set forth in this SECTION 7, and the Company’s rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period and until full resolution of any dispute related to the performance of the Employee’s obligations during the Restricted Period.

e.               PUBLIC COMPANY EXCEPTION.   The prohibitions contained in this SECTION 7 do not prohibit the Employee’s ownership of stock which is publicly traded, provided that (1) the investment is passive, (2) the Employee has no other involvement with the company, (3) the Employee’s interest is less than five percent (5%) of the shares of the company, and (4)

the Employee makes full disclosure to the Company of the stock at the time that the Employee acquires the shares of stock.

8.              ASSIGNMENT OF INVENTIONS.   Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions whereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed by the Employee while employed with the Company and which relate to or result from the actual or anticipated business, work, research or investigation of the Company (collectively, “INVENTIONS”), shall be the sole and exclusive property of the Company. The Employee shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such Inventions and to obtain full protection therefor.  Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Employee’s own time, unless (a) the Invention relates (i) to the Company’s Business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Employee for the Company.

9.              REASONABLENESS.   The Employee has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, the geographical coverage contained in SECTION 7 and the time periods contained in SECTION 6 and SECTION 7, and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and that these restrictions are designed for the reasonable protection of the Company’s Business.

10.            REMEDIES.   The Employee recognizes that any breach of this Agreement shall cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, the Employee agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, in each case without notice or bond, against the Employee to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company shall also be entitled to recover damages, including, but not limited to, any lost profits of the Company and/or its affiliates or subsidiaries. For purposes of this Agreement, lost profits of the Company shall be deemed to include all gross revenues resulting from any activity of the Employee in violation of this Agreement and all such revenues shall be held in trust for the benefit of the Company. Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, expenses, and court costs incurred by such party in connection with such action or proceeding. Without limiting the Company’s rights under this SECTION 10 or any other remedies of the Company, if a court of competent jurisdiction determines that the Employee breached any of the provisions of SECTIONS 6 or 7 of this Agreement, the Company will have the right to cease making any payments or providing any benefits otherwise due to the Employee under the terms and conditions of this Agreement.

11.            CLAIMS BY THE EMPLOYEE.   The Employee acknowledges and agrees that any claim or cause of action by the Employee against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

12.            MISCELLANEOUS.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof may have been made by either party which are not expressly set forth in this Agreement.

13.            APPLICABLE LAW AND FORUM.   This Agreement has been entered into in the State of Indiana and shall be governed by and construed in accordance with the laws of the State of Indiana. The parties agree that any action in law or equity brought by either party arising from or in connection with this Agreement or arising from or in connection with the performance by either party of its obligations hereunder shall be brought only in the United States District Court for the Southern District of Indiana, Indianapolis Division or the Circuit Court of Howard County, Indiana, and the parties hereto consent to the jurisdiction of such forums.

14.            SEVERABILITY.   If a court having proper jurisdiction holds a particular provision of this Agreement unenforceable or invalid for any reason, that provision shall be modified only to the extent necessary in the opinion of such court to make it enforceable and valid and the remainder of this Agreement shall be deemed valid and enforceable and shall be enforced to the greatest extent possible under the then existing law. In the event the court determines such modification is not possible, the provision shall be deemed severable and deleted, and all other provisions of this Agreement shall remain unchanged and in full force and effect.

15.            ENFORCEABILITY IN JURISDICTIONS.   The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in SECTIONS 6 and 7 above upon the courts of any state within the geographical scope of such covenants. If the courts of any one or more of such states shall hold any of the previous covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s rights to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

16.            FAIR DEALING.   The Employee acknowledges that the Company has negotiated this Agreement in good faith and has been fair in its dealing with the Employee. The Employee shall not raise any defense and expressly waives any defense against the Company based upon any alleged breach of good faith or fair dealing by the Company in connection with this Agreement.

17.            ENTIRE AGREEMENT; RELEASE.   This Agreement constitutes the entire agreement between the parties hereto, and, effective as of the Effective Date, supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof.

18.            OPPORTUNITY TO CONSULT COUNSEL.   THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND HAS BEEN GIVEN ADEQUATE OPPORTUNITY, AND HAS BEEN ENCOURAGED BY THE COMPANY, TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE CONCERNING THE TERMS HEREOF BEFORE EXECUTING THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duty authorized officer and the Employee has executed this Agreement, each as of the Effective Date.

COMPANY

HAYNES INTERNATIONAL, INC.

By:
Printed: Francis J. Petro
Title: President and Chief Executive Officer

ATTEST:

Printed:
Title:

EMPLOYEE

WITNESS

SCHEDULE OF EMPLOYEES PARTY TO THE TERMINATION BENEFITS AGREEMENT

Cijan, August A.
Douglas, Michael
Kilian, Anastacia S.
Laird, James A.
Losch, Marlin C.
Martin, Marcel
Maudlin, Dan W.
Neel, Jean C.
Pinkham, Scott R.
Spalding, Gregory M.
Sponaugle, Charles, J.
Young, Jeffrey L.

Exhibit 10.14

FORM OF

HAYNES INTERNATIONAL, INC.

AMENDED AND RESTATED STOCK OPTION PLAN

As adopted by the Board of Directors as of November 7, 2005.

The Board of Directors of Haynes International, Inc. (the “Company”) has determined that the best interests of the Company will be served by making available to eligible employees and directors of the Company and its Subsidiaries a means to acquire shares of the Company’s common stock (the “Shares”) through the granting of stock options.  The Haynes International, Inc. Stock Option Plan (the “Plan”) is intended to promote the growth of the Company and its shareholders by attracting and motivating key employees and directors whose efforts are deemed worthy of encouragement through the incentive effects of stock options.

The Shares purchased pursuant to the Plan shall be subject to certain restrictions, the details of which are set forth below.  There is currently no public market for the Shares.  The future market price, if any, of the Shares may be highly volatile depending on a number of factors.  In addition, the ownership of the Company represented by Options may be diluted by the future issuances of Shares or convertible securities.

Accordingly, the Company’s Board of Directors adopts this Plan in accordance with the Plan of Reorganization (as defined below), effective as of the Effective Date.

1.             DEFINITIONS.  For purposes of the Plan, the following terms, when capitalized, shall have the meaning set forth below:

(a)           “Board” or “Board of Directors” means the board of directors of the Company.

(b)           “CEO” means the Chief Executive Officer of the Company.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Committee” means the Compensation Committee of the Board, and the composition of the Committee shall be governed by the Compensation Committee Charter as adopted by the Board and as amended from time to time.

(e)           “Company” means Haynes International, Inc.

(f)            “Director” means any person serving on the Board of Directors of the Company.

(g)           “Disability” means total and permanent disability as defined in the Haynes International Inc. Pension Plan.

(h)           “Discretionary Participant” means any additional Participant as may be designated on a limited basis by the Committee upon the recommendation of the CEO to accommodate new hires, promotions and other similar circumstances.

(i)            “Effective Date” has the meaning set forth in the Plan of Reorganization.

(j)            “Employee” means any person, including officers, employed by the Company or any Subsidiary.  The payment of a director’s fee by the Company shall not be sufficient to constitute employment by the Company.

(k)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)            “Executive” means executives occupying the management positions listed on EXHIBIT A attached hereto.

(m)          “Fair Market Value” per share as of a particular date means the last reported sale price (on the day immediately preceding such date) of the Shares quoted on the NASDAQ National Market or the NASDAQ SmallCap Market (or any other exchange or national market system upon which price quotations for the Shares are regularly available); provided, however, if price quotations for the Shares are not regularly available on any exchange or national market system, Fair Market Value per share shall mean, as of any date, the fair market value of such Shares on such date as determined in good faith by the Board or Committee.

(n)           “Good Reason” means the occurrence of any of the following actions or failures to act, but in each case only if it is not consented to by the Optionee in writing: (a) a material adverse change in the Optionee’s duties, reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change; (b) a material reduction by the Company in the Optionee’s base salary or annual bonus opportunity in effect immediately prior to the effective date of such reduction, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Optionee; (c) solely in the case of the CEO, any change of more than fifty (50) miles in the location of the principal place of employment of the CEO immediately prior to the effective date of such change.  For purposes of this definition, none of the actions described in clauses (a) and (b) above shall constitute “Good Reason” with respect to the Optionee if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Optionee (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (a) and (b) above on the sixtieth (60th) following the later of the occurrence of such action or the Optionee’s knowledge thereof, unless the Optionee has given the Company written notice thereof prior to such date.

(o)           “New Common Stock” has the meaning set forth in the Plan of Reorganization.

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(p)           “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3 and who is also an “outside director” within the meaning of Section 162(m) of the Code.

(q)           “Option” means any stock option issued pursuant to the Plan.  Options will be “Nonqualified Options” which are defined as options not intended to meet the requirements of Section 422 of the Code.

(r)            “Option Agreement” means the written agreement by and between the Participant and the Company setting forth the terms and conditions of an Option.  Each Option Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

(s)           “Optionee” means the holder of an outstanding Option granted under the Plan.

(t)            “Participant” means the CEO, Executive, Non-Employee Director or Discretionary Participant who has entered into an Option Agreement with the Company pursuant to this Plan.

(u)           “Plan” means this Haynes International, Inc. Stock Option Plan as provided herein and as may be amended from time to time.

(v)           “Plan of Reorganization” means the First Amended Plan of Reorganization for the Company that was filed with the United States Bankruptcy Court Southern District Indianapolis Division and approved on August 16, 2004.

(w)          “Retirement” means in the case of the CEO, a resignation by the CEO after having reached age fifty-five (55), but in no event prior to September 30, 2007, and, in the case of any other Participant, a resignation after reaching age fifty-five (55) and completing at least five (5) years of service with the Company, but in no event prior to September 30, 2007.

(x)            “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(y)           “Share” means a share of common stock of the Company authorized under the Plan of Reorganization, as may be adjusted in accordance with Section 5(b) below.

(z)            “Shares Outstanding” means the total number of Shares outstanding on a fully diluted basis, as reflected in the Company’s financial statements for purposes of determining earnings per share.

(aa)         “Subsidiary” and “Subsidiaries” used herein means a company or companies of which 80% or more of the total voting power of the equity of each such company and 80% or more of the total value of the equity of each such company are owned by the Company or a Subsidiary of the Company.

3

(bb)         “Terminated for Cause,” “Termination for Cause” or “Cause” means, (i) if the Optionee is a party to an employment or service agreement with the Company or its Subsidiaries and such agreement provides for a definition of Cause, the definition therein contained, or, (ii) if no such agreement exists, a termination by reason of the good faith determination of the Board that the Optionee (A) continually failed to substantially perform his duties with the Company (other than a failure resulting from the Optionee’s medically documented incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of the Board, knowing violation of the law in the course of performance of the Optionee’s duties with the Company or a Subsidiary, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company’s or a Subsidiary’s premises during regular business hours, (B) engaged in conduct which constituted a material breach of such Optionee’s employment agreement (if applicable), (C) was indicted (or equivalent under applicable law), convicted of or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, or (D) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its Subsidiaries or affiliates, or (E) perpetuated a fraud or embezzlement against the Company or its Subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Optionee within thirty (30) days after receipt of written notice from the Board, which shall set forth in reasonable detail the nature of the facts and circumstances which constitute “Cause;” provided, however, the Optionee shall not be deemed to have been Terminated for Cause unless there shall have been delivered to the Optionee a copy of a resolution duly adopted by the Board.  If the Company has reasonable belief that the Optionee has committed any of the acts described above, it may suspend the Optionee (with or without pay) while it investigates whether it has or could have Cause to terminate the Optionee.  The Company may terminate the Optionee for Cause prior to the completion of its investigation; provided, that, if it is ultimately determined that the Optionee has not committed an act which would constitute Cause, Optionee shall be treated as if he were terminated without Cause.

2.             ADMINISTRATION OF THE PLAN.

(a)           COMMITTEE.  The Plan shall be administered by the Committee.  The Committee shall have full authority to administer the Plan, authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of the Plan, or in order to conform to any regulation or to any change in any law or regulation applicable thereto.

(b)           ACTIONS OF THE COMMITTEE.  All actions taken and all interpretations and determinations made by the Committee in good faith (including determinations of Fair Market Value) shall be final and binding upon all Participants, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall, in addition to their rights as

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Directors, be fully protected to the extent permitted by law by the Company with respect to any such action, determination, or interpretation.

(c)           POWERS OF THE COMMITTEE.  Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to determine, upon review of the relevant information, the Fair Market Value of the Shares; (ii) to determine the persons to whom Options shall be granted, the time or times at which Options shall be granted, the number of Shares to be represented by each Option, and the exercise price per Share; (iii) to interpret the Plan; (iv) to prescribe, amend, and rescind rules and regulations relating to the Plan; (v) to accelerate or defer (with the consent of the Participant unless otherwise provided herein) the vesting of any Option; (vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board or the Committee; and (vii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

3.             ELIGIBILITY AND PARTICIPATION.

(a)           ELIGIBILITY.  Grants of Options shall be made to the CEO and the Executives in accordance with Exhibit A and, in the discretion of the Committee, may be made to any Non-Employee Director or any Discretionary Participant.

(b)           PARTICIPATION BY DIRECTOR.  Members of the Committee who are eligible either for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the grant of any Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Committee and may be counted as part of an action by unanimous written consent during or with respect to which action is taken to grant Options to him or her.

4.             EXERCISE PRICE, CONSIDERATION AND FORM OF OPTION AGREEMENT.

(a)           EXERCISE PRICE.  The price to be paid for Shares upon the exercise of an Option (“exercise price”) shall be determined by the Committee at the time such Option is granted.

(b)           PAYMENT OF EXERCISE PRICE.  The exercise price shall be paid in full, at the time of exercise of the Option, (i) by personal or bank cashier’s check, (ii) if the Participant may do so without violating Section 16(b) or (c) of the Exchange Act, and subject to approval by the Committee, by tendering to the Company whole Shares owned by such Participant having a Fair Market Value at the time of exercise equal to the exercise price of the Shares to which the Option is being exercised, (iii) if the Participant may do so without violating Section 16(b) or (c) of the Exchange Act, and subject to approval by the Committee, by surrendering sufficient vested options based on the difference between the exercise price and the Fair Market Value at the time of exercise of the Shares to equal the exercise price of the Shares to which the Option is being exercised, or (iv) any combination of (i), (ii) or (iii).  Unless otherwise specifically

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provided in an Option Agreement, the purchase price of Shares acquired pursuant to an Option that is paid by delivery to the Company of other Shares or attestation of ownership thereof acquired, directly or indirectly from the Company, shall be paid only with Shares that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(c)           FORM OF OPTION AGREEMENT.  Each Option shall be evidenced by an Option Agreement specifying the number of Shares which may be purchased upon exercise of the Option and containing such terms and provisions as the Committee may determine, subject to the provisions of the Plan.

5.             SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)           NUMBER.  Subject to adjustment as provided in paragraph (b) of this Section 5, the maximum aggregate number of Shares which may be issued pursuant to Options granted under the Plan shall not exceed one (1) million Shares.  To the extent any Option granted under the Plan shall for any reason expire or otherwise terminate or become unexercisable, in whole or in part, without having been exercised in full, the Shares not acquired under such Option shall revert to and thereafter be available for future grants under the Plan.

(b)           CAPITAL CHANGES.  In the event of any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, spin-off, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (an “Event”), and such Event affects the Shares such that an adjustment is reasonably determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, then the Committee shall, in such manner as it may reasonably deem equitable, take action to make the appropriate adjustment, including, without limitation, adjusting any or all of the following: (i) the number and kind of Shares (or other securities or property) with respect to which Options may be granted or awarded; (ii) the number and kind of Shares (or other securities or property) subject to outstanding Options; and (iii) the grant or exercise price with respect to any Option; provided, however, that no Committee action under this Section 5(b) shall result in a reduction in the aggregate value of outstanding Options (whether or not vested) held by any Participant immediately prior to the Event.  The Committee’s determination under this Section 5(b) shall be final, binding and conclusive.  If any of the foregoing adjustments shall result in a fractional Share, the fraction shall be disregarded, and the Company shall have no obligation to make any cash or other payment with respect to such a fractional Share.

(c)           SALE PROTECTION.  In the event that the Company’s Shares are not readily traded on a national exchange or quotations system, and the Company is sold in a sale or merger, the Fair Market Value of the Shares received upon the exercise of each vested Option shall be the value per Share payable or used in such transaction.

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(d)           TERMINATION OF OPTIONS. Unless otherwise provided in an Option Agreement and except in the case of a Change in Control (as defined below) which shall have the effect provided by Section 11, upon the occurrence of an Event or other corporate event or transaction in which outstanding Options are not to be assumed or otherwise continued following such an Event or other corporate event or transaction, the Committee may, in its discretion, terminate any outstanding Option without a Participant’s consent and (i) provide for the purchase of any such Option for an amount of cash equal to the positive amount (if any) that could have been attained upon the exercise of such Option or realization of the Participant’s rights had such Option been currently exercisable or payable or fully vested, net of the exercise price for such Option; and/or (ii) provide that such Option shall be exercisable (whether or not vested) as to all Shares covered thereby for at least thirty (30) days prior to such an Event or other corporate event or transaction.

(e)           FUTURE TRANSACTIONS.  The existence of the Plan, any Option Agreement and the Options granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

6.             EXERCISE OF STOCK OPTIONS.

(a)           VESTING.  Except as provided otherwise in this Plan or the applicable Option Agreement, each Option shall become vested and exercisable in three (3) equal installments such that the Option may be exercised as to Shares covered by the first installment from and after the first anniversary of the date of the grant of the Option, with the second and third installments becoming vested and exercisable on the two succeeding anniversary dates.  Except as provided herein, or except as specifically restricted by the Committee, any Option may be exercised in whole at any time or in part at any time to the extent that such Shares under the Option are then vested and exercisable.  In no event, however, may any Option be exercised after the expiration of its exercise period, as described in Section 6(b), below.

(b)           EXERCISE PERIOD.  Notwithstanding any provision herein to the contrary, any Option granted pursuant to this Plan shall expire, to the extent not exercised, no later than the tenth (10th) anniversary of the date on which it was granted.  Such time or times shall be set forth in the Option Agreement evidencing such Option.

(c)           NOTICE OF EXERCISE.  A Participant electing to exercise an Option shall give written notice to the Company, as specified by the Option Agreement, of his election to purchase a specified number of Shares.  Such notice shall be accompanied by

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the instrument evidencing such Option and any other documents required by the Company, and payment of the exercise price of the Shares the Participant has elected to purchase.  If the notice of election to exercise is given by the executor or administrator of a deceased Participant, or by the person or persons to whom the Option has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares pursuant to such exercise unless and until the Company is satisfied that the person or persons giving such notice is or are entitled to exercise the Option.

(d)           TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR FOR GOOD REASON.

(i)            Unless specifically provided otherwise in the Option Agreement, if the CEO’s employment is Terminated without Cause by the Company or by the CEO for Good Reason during the term of his employment agreement, all unvested Options of the CEO shall vest immediately and all Options held by the CEO shall remain exercisable for one (1) year following termination of employment, but in no event later than the expiration date of such Option as specified in the applicable Option Agreement.  If the Option is not exercised during this period it shall be void and deemed to have been forfeited and be of no further force or effect.  In the CEO’s employment terminates on September 30, 2007 upon expiration of the employment term under his employment agreement, any unvested Options shall terminate immediately and any vested Options shall remain exercisable for ninety (90) days following termination of employment.  If the Option is not exercised during this period, it shall be void and deemed to have been forfeited and be of no further force or effect.

(ii)           Unless specifically provided otherwise in the Option Agreement, if the employment of an Executive or Discretionary Participant is Terminated without Cause by the Company or by the Executive or Discretionary Participant for Good Reason, all unvested Options held by the Executive or Discretionary Participant, as the case may be, shall terminate immediately and any vested Options shall remain exercisable for six (6) months following the date of such event, but in no event later than the expiration of such Options as specified in the applicable Option Agreement.  If the Option is not exercised during this period, it shall be void and deemed to have been forfeited and be of no further force or effect.

(e)           TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT.

(i)            In addition to any rights under Section 10, upon the death, Disability or Retirement of the CEO, all unvested Options shall vest immediately and all Options held by the CEO shall remain exercisable for one (1) year in the event of death or Disability and six (6) months in the event of Retirement following the date of any such event, but in no event later than the expiration date of Option as specified in the applicable Option Agreement.  If the Option is not

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exercised during this period it shall be void and deemed to have been forfeited and be of no further force or effect.

(ii)           In addition to any rights under Section 10, upon the death or Disability of an Executive, a Director or a Discretionary Participant, all unvested Options shall vest immediately and all Options held by such Executive, Director, or Discretionary Participant, as the case may be, shall remain exercisable for six (6) months following the date of such event, but in no event later than the expiration date of such Option as specified in the applicable Option Agreement.  If the Option is not exercised during this period, it shall be void and deemed to have been forfeited and be of no further force or effect.

(iii)          Upon the Retirement of the Executive, a Non-Employee Director, or a Discretionary Participant, all unvested Options shall terminate immediately and all vested Options held by such Executive, Non-Employee Director or Discretionary Participant, as the case may be, shall remain exercisable for six (6) months following the date of such event, but in no event later than the expiration date of such Options as specified in the applicable Option Agreement.  If the Option is not exercised during this period, it shall be void and deemed to have been forfeited and be of no further force or effect.

(f)            FORFEITURE BY REASON OF TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.

(i)            Notwithstanding the exercise period described in Section 6(b), if the employment or service of a Participant or a Director is Terminated for Cause by the Company, all rights or interests in any Option, regardless of the extent to which it might otherwise have been vested and exercisable on the date of such Termination for Cause, shall be void and forfeited effective on the date of such Termination for Cause, and such Option shall no longer be exercisable to any extent whatsoever.

(ii)           Unless specifically provided otherwise in the Option Agreement, if the CEO’s employment is terminated by the CEO without Good Reason, all unvested Options held by the CEO shall terminate immediately and all vested Options held by the CEO shall remain exercisable for thirty (30) days following termination, but in no event later than the expiration dateof such Option as specified in the applicable Option Agreement.  If the Option is not exercised during this period, it shall be void and deemed to have been forfeited and be of no further force or effect.

(iii)          Unless specifically provided otherwise in the Option Agreement, if the employment of any Participant other than the CEO is terminated by the Participant without Good Reason, all vested and unvested Options held by the Participant shall terminate immediately and all rights or interests therein shall be void and forfeited effective on the date of such termination.

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(g)           DISPOSITION OF TERMINATED STOCK OPTIONS.  Any Shares subject to Options which have been terminated and forfeited as provided above shall not thereafter be eligible for purchase by the Participant but shall again be available for grant by the Board or the Committee to other Participants.

7.             RESTRICTIONS ON RESALE OR DISPOSITION OF SHARES.

(a)           IN GENERAL.  Except as specifically provided in Sections 6(e) and 10, any Shares purchased under this Plan shall not be assigned, sold, transferred, pledged, hypothecated or otherwise disposed of by a Participant.

(b)           ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES LAWS.  The Shares are being offered in reliance upon an exemption from registration provided by the federal Securities Act of 1933, as amended (the “Securities Act”), and an exemption from registration provided by applicable state securities laws.  Accordingly, a Participant may not sell or transfer the Shares to any person other than the Company without registering the Shares under the Securities Act or until the Participant has obtained an opinion of legal counsel satisfactory to the Company that the sale or disposition is exempt from such registration requirements.  A Participant has no right at any time to require the Company to register the Shares under federal or state securities laws.  Any person purchasing Shares upon exercise of an Option issued pursuant to the Plan may be required to make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the existence or nonexistence with respect to such Shares of an effective registration under the Securities Act, or any similar state statute, to issue the Shares in compliance with the provisions of those or any comparable acts.  These restrictions are imposed by federal and state securities laws.

(c)           SECURITIES RESTRICTIONS.  All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  If the Committee determines that the issuance of Shares hereunder is not in compliance with, or subject to an exemption from, any applicable federal or state securities laws, such shares shall not be issued until such time as the Committee determines that the issuance is permissible.

8.             NO CONTRACT OF EMPLOYMENT.  Unless otherwise expressed in a separate writing signed by an authorized officer of the Company, all Employees are employed for an unspecified period of time and are considered to be “at-will employees.” Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company or any Subsidiary, nor shall it limit or restrict in any way the right of the Company or any Subsidiary to discharge the Participant at any time for any reason whatsoever, with or without cause.

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9.             NO RIGHTS AS A STOCKHOLDER.  A Participant shall have no rights as a stockholder with respect to any Shares subject to an Option unless and until the Participant duly exercises the Option, makes full payment of the Option price and certificates evidencing ownership of Shares are issued to the Participant.  Thereafter, cash dividends, stock dividends, stock splits and other securities and rights to subscribe shall be paid or distributed with respect to Shares acquired pursuant to the Plan in the same manner as such items are paid or distributed to other shareholders of the Company.  Adjustments to the number and kind of Shares in the event of certain transactions shall be made as described in Section 5(b).

10.           NONTRANSFERABILITY OF OPTIONS; DEATH OR DISABILITY OF PARTICIPANT.  No Option acquired by a Participant under the Plan shall be assignable or transferable by a Participant, other than by will or the laws of descent and distribution, and such Options are exercisable, during his lifetime, only by the Participant.  In the event of the Participant’s death or Disability, the Option may be exercised by the personal representative of the Participant’s estate or if no personal representative has been appointed, by the successor(s) in interest determined under the Participant’s will or under the applicable laws of descent and distribution during the exercise period set forth in Section 6(e) herein.  During such exercise period and only if price quotations for the Shares are NOT available on any exchange or national market system, in the case of the death or Disability of the CEO, an Executive, or a Discretionary Participant, such individual in the case of Disability, or the beneficial holder of such Option in the case of death, shall have the right during the exercise period provided in Section 6(e)(i) or (ii), as applicable, and in accordance with procedures that the Committee, in its discretion, may establish from time to time, to demand that the Company purchase each vested Option at a value equal to the value of the difference between the Fair Market Value of the Shares of the Company and the exercise price of such Options.

11.           CHANGE IN CONTROL.  In the event of a “Change in Control” (as defined below), all Options shall become exercisable as to all shares covered thereby without regard to the normal vesting schedule of the Options: (i) immediately upon the Change in Control if the Change in Control is of the nature described in Sections 11(a) or (b); or (ii) starting on a date which is at least thirty (30) days prior to such Change in Control if the Change in Control is of the nature described in Sections 11(c) or (d).  If the Options will continue to be outstanding following the Change in Control, such Options will remain fully exercisable following the Change in Control and will not be subject to any other vesting schedule, provided that such Options will expire on the expiration date as specified in the applicable Option Agreement.  “Change in Control” shall mean the occurrence of any one of the following events:

(a)           any “Person” other than an Existing Substantial Shareholder (as defined below) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities);

(b)           the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office

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is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)           the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation (other than with an Existing Substantial Shareholder or any of its affiliates), other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities; or

(d)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity controlled by an Existing Substantial Shareholder or any of its affiliates, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.  As used herein the term “Existing Substantial Shareholder” means any Person that alone or together with its affiliates shall be the Beneficial Owner of or entitled to receive more than 15% of New Common Stock as of the Effective Date.  As used herein the term “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.  As used herein the term “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any subsidiary of the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

12.           AMENDMENTS; DISCONTINUANCE OF PLAN.  The Board may from time to time alter, amend, suspend, or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable for any reason, including satisfying the requirements of any law or regulation or any change thereof; provided, however, except as

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provided in Section 5, that no such action shall adversely affect the rights and obligations with respect to Options at that time outstanding under the Plan; and provided further, that no such action shall, without the approval of the stockholders of the Company, (a) increase the maximum number of Shares of common stock that may be made subject to Options (unless necessary to effect the adjustments required by Section 5(b)).

13.           WITHHOLDING TAXES; TAXES SATISFIED BY WITHHOLDING OPTIONED SHARES.

(a)           GENERALLY.  The Company or any Subsidiary may take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company or any Subsidiary is required by law or regulation of any governmental authority, whether federal, state, or local, domestic or foreign, to withhold in connection with any Option including, but not limited to, requiring the Participant to pay such tax at the time of exercise or the withholding of issuance of Shares to be issued upon the exercise of any Option until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or, at the Company’s sole discretion, canceling any portion of such issuance of Shares in any amount sufficient to reimburse itself for the amount it is required to so withhold.

(b)           SATISFYING TAXES BY WITHHOLDING OPTIONED SHARES.  Option Agreements under the Plan may, at the discretion of the Board or the Committee, contain a provision to the effect that all federal and state taxes required to be withheld or collected from a Participant upon exercise of an Option may be satisfied by the withholding of a sufficient number of exercised Shares that are subject to the Option which, valued at Fair Market Value on the date of exercise, would be equal to the total withholding obligation of the Participant for the exercise of such Option; provided, however, that if the Company is a public reporting corporation, no person who is an “officer” of the Company, as such term is defined in Rule 3b-2 under the Exchange Act, may elect to satisfy the withholding of federal and state taxes upon the exercise of an Option by the withholding of exercised Shares that are subject to the Option, unless such election is made either (i) at least six (6) months prior to the date that the exercise of the Option becomes a taxable event or (ii) during any of the periods beginning on the third business day following the date on which the Company issues a news release containing the operating results of a fiscal quarter or fiscal year and ending on the twelfth business day following such date.  Such election shall be deemed made upon receipt of notice thereof by an officer of the Company, by mail, personal delivery, or by facsimile message, and shall (unless notice to the contrary is provided to the Company) be operative for all Option exercises which occur during the twelve-month period following the election.

14.           EFFECTIVE DATE AND TERM OF PLAN.  The Plan is effective as of the Effective Date and Options may be granted at any time on or after such date.  No Options shall be granted subsequent to August 30, 2014 (which is ten (10) years after the effective date of the Plan).

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SCHEDULE OF EXECUTIVE OFFICERS AND DIRECTORS PARTY TO THE STOCK OPTION AGREEMENT

Bohan, Paul J.
Campion, Donald C.
Cijan, August A.
Corey, John C.
Douglas, Michael
Getz, Robert H.
Laird, James A.
Losch, Marlon
Martin, Marcel
McCarthy, Timothy J.
Neel, Jean C.
Petro, Francis J.
Pinkham, Scott R.
Spalding, Gregory M.
Sponaugle, Charles J.
Wall, William
Young, Jeffery
Zabel, Ronald W.

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EXHIBIT 10.26

[Execution]

AMENDMENT NO. 5
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 5 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of February 2, 2006, by and among Haynes International, Inc., a Delaware corporation (“Haynes Parent”), Haynes Wire Company, a Delaware corporation (“Haynes Wire” and together with Haynes Parent, each individually, a “Borrower” and collectively, “Borrowers”), the parties from time to time to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Wachovia Capital Finance Corporation (Central), an Illinois corporation, in its capacity as agent for Lenders pursuant to the Loan Agreement (in such capacity, “Agent”).

W I T N E S S E T H

WHEREAS, Borrowers have entered into financing arrangements with Agent and Lenders pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in, and subject to the terms and conditions of, the Amended and Restated Loan and Security Agreement, dated August 31, 2004, by and among Agent, Lenders, JPMorgan Chase Bank N.A., successor by merger to Bank One, NA, in its capacity as documentation agent for Lenders, and Haynes Parent, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement dated November 5, 2004, Amendment No. 2 to Amended and Restated Loan and Security Agreement dated as of January 27, 2005, Amendment No. 3 to Amended and Restated Loan and Security Agreement dated May 1, 2005 and Amendment No. 4 to Amended and Restated Loan and Security Agreement dated August 31, 2005 (as amended and supplemented hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements (as defined therein); and

WHEREAS, Borrowers, Agent and Lenders have agreed to certain amendments to the Loan Agreement, subject to the terms and conditions herein; and

WHEREAS, by this Amendment No. 5, Borrowers, Agent and Lenders desire and intend to evidence such consents and amendments;

NOW, THEREFORE, in consideration of the foregoing, the mutual conditions and agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.

1.1      The term “Financing Agreements” as used in the Loan Agreement and in the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, this Amendment No. 5, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.2      Interpretation.  For purposes of this Amendment No. 5, unless otherwise defined or amended herein, including, but not limited to, those terms used and/or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

2.     Loans, Investments, Etc.  Section 9.10(d) of the Loan Agreement is hereby amended by deleting “$100,000” and replacing it with “$1,000,000”.

3.     Representations and Warranties.  Each Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 5), the truth and accuracy of which on the date hereof are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

3.1      This Amendment No. 5 has been duly authorized, executed and delivered by it, and has been authorized by all necessary action on the part of such Borrower which is a party hereto (and, if necessary, their respective stockholders) and each such agreement is in full force and effect as of the date hereof, and the agreements and obligations of Haynes Parent and Haynes Wire, as the case may be, contained herein, constitute the legal, valid and binding obligations of such Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

3.2      The execution, delivery and performance of this Amendment No. 5 (a) are all within the corporate powers of Haynes Parent and Haynes Wire and (b) are not in contravention of law or the terms of such Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound.

3.3      After giving effect to this Amendment No. 5, no Default or Event of Default exists or has occurred and is continuing.

4.     Conditions Precedent.  The amendments contained herein shall only be effective upon the receipt by Agent of each of the following, in each case in form and substance reasonably satisfactory to Agent:

4.1      an executed original or executed original counterparts of this Amendment No. 5 (as the case may be), duly authorized, executed and delivered by the respective party or parties hereto;

4.2      a true and correct copy of any consent, waiver or approval (if any) to or of this Amendment No. 5, which any Borrower is required to obtain from any other Person; and

4.3      such approvals of Lenders, in form and substance satisfactory to Agent, to the terms and conditions of this Amendment No. 5 as are required under the terms of the Loan Agreement.

5.     Provisions of General Application.

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5.1      Effect of this Amendment.  Except as expressly amended pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and, in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 5, the provisions of this Amendment No. 5 shall control.  The Loan Agreement and this Amendment No. 5 shall be read and construed as one Agreement.

5.2      Governing Law.  The validity, interpretation and enforcement of this Amendment No. 5 and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

5.3      Binding Effect.  This Amendment No. 5 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  Any acknowledgments or consents contained herein shall not be construed to constitute a consent to any other or further action by a Borrower or to entitle such Borrower to any other consent.

5.4      Further Assurances.  Each Borrower shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent and Lenders to effectuate the provisions and purposes of this Amendment No. 5.

5.5      Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 5.

5.6      Counterparts.  This Amendment No. 5 may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of this Amendment No. 5 by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 5.  Any party delivering an executed counterpart of this Amendment No. 5 by telefacsimile or other electronic means shall also deliver an originally executed counterpart of this Amendment No. 5, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment No. 5.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to be duly executed and delivered by their authorized officers as of the date and year first above written.

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Agent and as Lender

		By:	/s/ Vicky Geist

		Title:	Vice President

HAYNES INTERNATIONAL, INC.

		By:	/s/ Marcel Martin

		Title:	Chief Financial Officer, Vice President Finance

HAYNES WIRE COMPANY

		By:	/s/ Marcel Martin

		Title:	Chief Financial Officer, Vice President Finance
AGREED:

JPMORGAN CHASE BANK, N.A.,
successor by merger to BANK ONE, NA (Main Office Chicago)

By:	/s/ Grey

Title:	Regional Portfolio Manager

WESTERNBANK PUERTO RICO
BUSINESS CREDIT DIVISION

By:	/s/ Miguel A. Vazquez

Title:	President

ABLECO FINANCE LLC

By:	/s/ Daniel E. Wolf, Sr.

Title:	Senior Vice President

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Exhibit 21.1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

Haynes International, Inc.
Parent company

Haynes Wire Company
(Wholly owned subsidiary in Mountain Home, North Carolina)

Haynes International, Ltd.
(Wholly owned subsidiary in Openshaw, England)

Haynes International, S.A.R.L.
(Wholly owned subsidiary in Paris, France)

Nickel-Contor AG
(Wholly owned subsidiary in Zurich, Switzerland)

Haynes International,  S.r.l.
(Wholly owned subsidiary of Nickel-Contor in Italy)

Haynes Pacific Pte Ltd
(Wholly owned subsidiary in Singapore)

Haynes International (China) Ltd.
(Wholly owned subsidiary of Haynes Pacific Pte. Ltd.)

Haynes International, Inc. India Branch Office
(Wholly owned Branch Office in India)

Haynes Sour Gas Tubulars, Inc.
(Wholly owned subsidiary, Inactive)

Haynes Specialty Steels Company
(Wholly owned subsidiary, Inactive)

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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124977 on Form S-1, as amended, and Registration Statement No. 333-134989 on Form S-8 of our report dated December 7, 2006, relating to the financial statements of Haynes International, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s application of AICPA Statement of Position, 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, and an explanatory paragraph regarding the Company’s change of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), and our report dated December 7, 2006 relating to management’s report on the effectiveness of internal control over financial reporting of Haynes International, Inc., both appearing in this Annual Report on Form 10-K of Haynes International, Inc. for the year ended September 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

December 7, 2006

Exhibit 31.1

CERTIFICATIONS

I, Francis J. Petro, certify that:

1.                 I have reviewed this annual report on Form 10-K of Haynes International, Inc.;

2.                 Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                 Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the period presented in this report;

4.                 The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting (as defined in Exchange Act Rules 13a-159f) and 15(d)-15(f)) for the registrant and have:

(a)   Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)   Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(c)   Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)   Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                 The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)   All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)   Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 7, 2006
/s/ FRANCIS J. PETRO
Francis J. Petro
Chief Executive Officer

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Exhibit 31.2

CERTIFICATIONS

I, Marcel Martin, certify that:

1.                 I have reviewed this annual report on Form 10-K of Haynes International, Inc.;

2.                 Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                 Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the period presented in this report;

4.                 The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting (as defined in Exchange Act Rules 13a-159f) and 15(d)-15(f)) for the registrant and have:

(a)   Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)   Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(c)   Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)   Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                 The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)   All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)   Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 7, 2006
/s/ MARCEL MARTIN
Marcel Martin
Chief Financial Officer

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Exhibit 32.1

Certifications Pursuant to 18 U.S.C. Section 1350
As Adopted Pursuant to Section 906 of the
Sarbanes—Oxley Act of 2002

I, Marcel Martin, the Vice President Finance and Chief Financial Officer of Haynes International, Inc., certify that (i) the annual report on Form 10-K for the fiscal year ended September 30, 2006 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Haynes International, Inc. as of the dates and for the periods set forth therein.

/s/ MARCEL MARTIN
Marcel Martin
Vice President Finance and Chief Financial Officer
December 7, 2006
Date

I, Francis J. Petro, the President and Chief Executive Officer of Haynes International, Inc., certify that (i) the annual report on Form 10-K for the fiscal year ended September 30, 2006 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Haynes International, Inc. as of the dates and for the periods set forth therein.

/s/ FRANCIS J. PETRO
Francis J. Petro
President and Chief Executive Officer
December 7, 2006
Date

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